     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2001


                                                      REGISTRATION NO. 333-45504
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SIMPLEX SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           7371                          56-1918734
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               521 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 617-6100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              PENELOPE A. HERSCHER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            SIMPLEX SOLUTIONS, INC.
                               521 ALMANOR AVENUE
                          SUNNYVALE, CALIFORNIA 94085
                                 (408) 617-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             LARRY W. SONSINI, ESQ.                          JUSTIN L. BASTIAN, ESQ.
              ROBERT SANCHEZ, ESQ.                              AMIE PETERS, ESQ.
        WILSON SONSINI GOODRICH & ROSATI                     MONICA HEEMIN CHA, ESQ.
            PROFESSIONAL CORPORATION                         MORRISON & FOERSTER LLP
               650 PAGE MILL ROAD                               755 PAGE MILL ROAD
              PALO ALTO, CA 94304                              PALO ALTO, CA 94304
                 (650) 493-9300                                   (650) 813-5600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED APRIL 10, 2001.



                                4,000,000 Shares


                          SIMPLEX SOLUTIONS, INC. LOGO

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $10.00 and $12.00 per share. We have applied to have our common stock quoted on The Nasdaq Stock Market's National Market under the symbol "SPLX".



     The underwriters have an option to purchase a maximum of 600,000 additional shares to cover over-allotments of shares.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                         UNDERWRITING
                                                            PRICE        DISCOUNTS AND   PROCEEDS TO
                                                          TO PUBLIC       COMMISSIONS      SIMPLEX
                                                       ---------------   -------------   -----------
Per Share............................................    $                $              $
Total................................................    $                $              $

     Delivery of the shares of common stock will be made on or about        ,
2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                          ROBERTSON STEPHENS
                                                                        SG COWEN

           The date of this prospectus is                     , 2001

                               ------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................     1
RISK FACTORS........................     6
SPECIAL NOTE REGARDING
  FORWARD-LOOKING STATEMENTS........    17
USE OF PROCEEDS.....................    18
DIVIDEND POLICY.....................    18
CAPITALIZATION......................    19
DILUTION............................    20
SELECTED CONSOLIDATED FINANCIAL
  DATA..............................    21
SELECTED PRO FORMA CONSOLIDATED
  FINANCIAL DATA....................    23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................    25


                                      PAGE
                                      ----
BUSINESS............................    45
MANAGEMENT..........................    63
CERTAIN TRANSACTIONS................    73
PRINCIPAL STOCKHOLDERS..............    76
DESCRIPTION OF CAPITAL STOCK........    78
SHARES ELIGIBLE FOR FUTURE SALE.....    81
UNITED STATES TAX CONSEQUENCES TO
  NON-U.S. HOLDERS..................    83
UNDERWRITING........................    86
NOTICE TO CANADIAN RESIDENTS........    89
LEGAL MATTERS.......................    90
EXPERTS.............................    90
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.......................    90
INDEX TO FINANCIAL STATEMENTS.......   F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE ON THIS DOCUMENT.
                               ------------------


     Except as otherwise indicated, information in this prospectus is based on the following assumptions:



     - a one-for-three reverse stock split of our common stock;



     - the conversion of all outstanding shares of our convertible preferred stock into 4,188,791 shares of common stock upon the closing of this offering. If the initial public offering price is below $11.25 per share, additional shares of our common stock will be issued upon conversion of the outstanding shares of preferred stock. For example, if the initial public offering price is $10.00, the total number of shares of our common stock that will be issued upon conversion of the preferred stock will be 4,218,210, and if the initial public offering price is $9.00 the total number of shares of our common stock that will be issued upon conversion of the preferred stock will be 4,268,587;



     - the filing of a certificate of incorporation upon the consummation of this offering; and



     - no exercise of the underwriters' over-allotment option to purchase 600,000 shares.



     Unless the context indicates otherwise, the terms "we," "us" and "our" refer to Simplex Solutions, Inc., Altius Solutions, Inc., acquired in October 2000, and Snaketech S.A., acquired in March 2000.


                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL            , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

                            SIMPLEX SOLUTIONS, INC.


     We provide software and services for integrated circuit design and verification to enable our communications, computer and consumer products customers to achieve first-time production success and rapid delivery of complex system-on-chip. System-on-chip refers to an integrated circuit that includes computing, memory and communications components that previously had been available only on separate chips. Our customers can gain a competitive advantage by using our products and services in advance of manufacture to design and verify integrated circuits that will perform as intended, taking into account the complex effects of deep-submicron semiconductor physics. This competitive advantage manifests itself in our customers' ability to deliver greater functionality in smaller and faster chips for networking, computing and wireless products. Customers successfully using our products include chip and system vendors such as AMD, ATI Technologies, Cadence Design Systems, Conexant Systems, Inc., Infineon, Intel Corporation, LSI Logic, Matrox Graphics, Philips Semiconductors, Silicon Graphics, Inc., Sony Corporation, STMicroelectronics, Sun Microsystems, Texas Instruments Incorporated, Toshiba and Vitesse Semiconductor. Each of these customers accounted for over $1,000,000 in revenue during the last ten quarters.



     Semiconductor, consumer electronics and other technology product manufacturers depend on their ability to launch products successfully and cost effectively within narrow market windows. First-mover advantage when introducing new products can be vital to capturing dominant market share for a given product segment, making the efficiency of design and manufacturing processes critical to competitive positioning. Delays caused by unanticipated design flaws can force product launch postponement or cancellation, resulting in the failure of products, divisions and even companies.



     At the same time, demand for portable, power-efficient and high-performance electronic products, such as cell phones, has driven chip manufacturers to design complex system-on-chip with small feature sizes reaching 0.18 micron and below, referred to as deep submicron. Feature size relates to the size of an integrated circuit's components and is measured in microns, or millionths of a meter. These system-on-chip integrate digital components, such as microprocessors and memory, together with analog components, such as radio-frequency receivers and analog-to-digital converters, into a single chip. According to the Integrated Circuit Engineering Corporation report
(ICE -- 2000), the worldwide market for system-on-chip and application-specific integrated circuits is expected to grow from $23 billion in 1999 to $64 billion in 2004. Of this total market in North America, Dataquest estimates that the percentage of chips manufactured at or below 0.18 micron will grow from less than 10% of all chips manufactured in 1999 to over 85% of all chips manufactured in 2004.



     Using smaller feature sizes allows increased design functionality on a single chip but results in numerous constraints imposed by semiconductor physics. These constraints often exceed the capabilities of traditional design software and can result in expensive design and manufacturing iterations. In addition, designers are sometimes unable to diagnose and address design flaws that cause their chips to fail. The Collett International Research, Inc. 1999 and 2000 surveys report that, over each of the last two years, approximately one-half of the chips released to manufacture in North America required more than one manufacturing iteration prior to production ramp-up.



     Our system-on-chip verification software and services are designed to provide comprehensive, high-speed verification that an integrated circuit will perform as intended, taking into account the complex effects of deep submicron semiconductor physics. Our design foundry services provide design implementation to help our customers facilitate first-to-market delivery of system-on-chip designs. Using our products and services, our customers can eliminate manufacturing iterations by avoiding potential design flaws early in the design cycle. Eliminating iterations provides our customers with both significant savings in manufacturing costs and reduced time-to-market.

The benefits we provide are the result of our expertise in chip design, computer science algorithms and software engineering, and include:


     - Advancing deep submicron integrated circuit design and manufacture: Our full-chip analysis capabilities are designed to enable electrical correctness throughout the design process. Integrated circuits with deep submicron feature sizes, or geometries, have electrical requirements, including power integrity, timing integrity, signal integrity and reliability that must be satisfied for a deep submicron chip to function as intended. Our products are designed to facilitate DSM closure early in the design process. DSM closure is the point in the deep submicron integrated chip design cycle where these electrical requirements are met. Although our products may be used to design chips with any feature size, at 0.18 micron and below design complexity reaches a point where our customers find the use of our products to be vital.


     - Accelerating product time-to-market: Our software and services accelerate time-to-market by helping designers deliver integrated circuits that function as intended, with fewer costly design and manufacturing iterations.


     - Delivering lower cost per chip: Our products increase design process efficiency, resulting in lower production costs, increased chip reliability and reduced end-product maintenance costs.



     Our customers use our products to design integrated circuits such as microprocessors, application-specific integrated circuits, digital signal processors and high-end graphics processors for many equipment markets including computers, networking, wireless and communications. In addition, we have developed strategic relationships with semiconductor manufacturers and software vendors in our customers' supply chain to integrate our software and services throughout our customers' design-through-production cycle. For example, we work with semiconductor manufacturers, or foundries, to measure the accuracy of our products and to obtain access to the most advanced semiconductor processes. These foundries include Chartered Semiconductor Manufacturing, IBM, NEC, Toshiba, Taiwan Semiconductor Manufacturing and United Microelectronics. Many of these foundries have recommended the use of our products to their customers to help ensure high-quality results from manufacturing. We also participate in software integration programs with Cadence Design Systems, Mentor Graphics and Synopsys.


     Our principal executive offices are located at 521 Almanor Avenue, Sunnyvale, California 94085, and our telephone number is (408) 617-6100. Our website is located at www.simplex.com. The information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by Simplex
Solutions...............................     4,000,000 shares



Common stock to be outstanding after
this offering...........................     14,419,462 shares



Use of proceeds.........................     Working capital and general
                                             corporate purposes, including
                                             repayment of debt, prepayment of
                                             rent and facilities improvements,
                                             and for acquisition opportunities
                                             that may arise in the future.


Proposed Nasdaq National Market
Symbol..................................     SPLX


     The number of shares to be outstanding upon completion of this offering is based on shares outstanding as of March 31, 2001. This number excludes:



     - 4,585,401 shares of common stock authorized for issuance under our 1995 Stock Plan, of which 2,285,140 shares were subject to outstanding options;



     - 851,753 shares of common stock assumed and authorized for issuance under the Altius 1999 Stock Plan, of which 383,955 shares were subject to outstanding options;



     - 112,307 shares of preferred stock subject to outstanding warrants at a weighted average exercise price of $2.72 per share, which will automatically convert to 37,434 shares of common stock upon consummation of the offering; and



     - 2,091 shares of common stock subject to outstanding warrants at a weighted average exercise price of $1.91 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following summary consolidated statements of operations data and consolidated cash flow data sets forth our historical information for the years ended September 30, 1998, 1999 and 2000 and the six months ended March 31, 2000 and 2001. The pro forma balance sheet data as of March 31, 2001 reflects the conversion of all outstanding preferred stock and warrants into common stock and warrants upon the closing of the initial public offering. The pro forma, as adjusted balance sheet data gives effect to the assumed net proceeds from the sale of 4,000,000 shares of common stock in this offering at an assumed price of $11.00 per share.



                                              YEAR ENDED SEPTEMBER 30,         SIX MONTHS ENDED
                                                      (REVISED)                    MARCH 31,
                                             ---------------------------   -------------------------
                                              1998      1999      2000        2000          2001
                                             -------   -------   -------   -----------   -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue..............................  $ 6,537   $10,881   $22,817     $ 9,393       $20,829
Gross profit...............................    5,640     8,811    18,914       7,942        14,345
Total operating expenses...................   13,167    15,930    25,110      13,370        21,084
Operating loss.............................   (7,527)   (7,119)   (6,196)     (5,428)       (6,739)
Net loss...................................   (7,215)   (7,041)   (6,722)     (5,627)       (7,175)

Basic and diluted net loss per share.......  $ (4.64)  $ (3.62)  $ (2.40)    $ (2.52)      $ (1.30)
                                             -------   -------   -------     -------       -------
Number of shares used in calculation of
  basic and diluted net loss per share.....    1,557     1,944     2,801       2,236         5,508
                                             -------   -------   -------     -------       -------

Pro forma basic and diluted net loss per
  share....................................                      $ (0.96)                  $ (0.74)
                                                                 -------                   -------
Number of shares used in calculation of pro
  forma basic and diluted net loss per
  share....................................                        6,984                     9,691
                                                                 -------                   -------

OTHER FINANCIAL DATA (UNAUDITED)(1):
Gross profit excluding non-cash charges....  $ 5,640   $ 8,811   $19,334     $ 8,051       $16,047
Total operating expenses excluding non-cash
  charges..................................   12,669    15,917    18,160       7,755        15,392
Operating income (loss) excluding non-cash
  charges..................................   (7,029)   (7,106)    1,174         296           655
Net income (loss) excluding non-cash
  charges..................................   (6,717)   (7,028)      648          97           219



    (1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process research and development charges, acquired development write-off, and amortization of goodwill and other intangibles. For a discussion of why we believe these measures are helpful to an understanding of our operations and for a reconciliation of these measures to those reported under generally accepted accounting principles, see "Selected Consolidated Financial Data" beginning on page 21.

                                                                     AS OF MARCH 31, 2001
                                                              -----------------------------------
                                                                             PRO       PRO FORMA
                                                               ACTUAL       FORMA     AS ADJUSTED
                                                              ---------    -------    -----------
                                                              (REVISED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 7,373     $ 7,373      $48,101
Working capital.............................................     2,618       2,618       43,346
Total assets................................................    52,255      52,255       91,175
Convertible preferred stock and warrants....................    24,251          --           --
Total common stock and other stockholders' equity...........    11,356      35,607       74,527



                                               YEAR ENDED SEPTEMBER 30,        SIX MONTHS ENDED
                                                      (REVISED)                    MARCH 31,
                                              --------------------------   -------------------------
                                               1998      1999      2000       2000          2001
                                              -------   -------   ------   -----------   -----------
CONSOLIDATED CASH FLOW DATA:
Net cash (used in) provided by operating
  activities................................  $(6,522)  $(5,384)  $1,565     $1,113        $(3,622)
Net cash (used in) provided by investing
  activities................................   (1,082)     (696)     807      1,430            913
Net cash provided by financing activities...   11,368     3,243      871        244          2,635

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS


WE HAVE A HISTORY OF LOSSES AND WE HAVE ACCUMULATED A DEFICIT OF $35.7 MILLION AS OF MARCH 31, 2001. IF WE FAIL TO ACHIEVE AND TO MAINTAIN PROFITABILITY IN THE FUTURE, INVESTORS COULD LOSE CONFIDENCE IN THE VALUE OF OUR STOCK WHICH COULD CAUSE IT TO DECLINE.



     We have spent significant funds to date to develop and to refine our current technologies and services and to develop our sales and marketing resources. If we are unable to execute on our strategy to become profitable, our stock price could be negatively affected. We have incurred significant operating losses in the past and have not yet achieved profitability. As of March 31, 2001, we had an accumulated deficit of $35.7 million. In addition, we expect to continue to invest significantly in our next-generation research and development projects and to continue to hire additional people in all areas of our company to support our growing business. As a result of these factors, to achieve profitability we will need, among other matters, to increase our customer base and to increase the number of and amounts of products and services purchased by our customers. We cannot assure you that we will be able to increase our revenue or operating efficiencies in this manner or otherwise and achieve and maintain profitability. Because we expect to continue to increase our investment in new areas of our business, our investment could outpace growth in our revenue, thus preventing our ability to achieve and maintain profitability. If we are unable to achieve and maintain profitability, our stock price could be materially adversely affected.


OUR RECENT ACQUISITIONS HAVE, AND FUTURE ACQUISITIONS COULD, REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND MIGHT FURTHER DISTRACT OUR MANAGEMENT AND DISRUPT OUR BUSINESS.

     We acquired Snaketech, S.A., a French societe anonyme, in March 2000 and Altius Solutions, Inc. in October 2000. If we fail to successfully integrate Snaketech, Altius, or any future acquisition into our company, the revenue and operating results of the combined company would decline. To realize the benefits of these recent acquisitions, we must successfully integrate both companies' research and development facilities into our existing operations despite differences in culture, language and legal environments, such as the mandated 35 hour work week in France, specific work rules covering the Altius Japan office, and different tax treatments related to the issuance of equity to employees. Such integration has required and will continue to require significant time and resources to manage; we may not be able to manage such integration successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We intend to continue to make investments in complementary companies, products or technologies. If we buy a company or a division of a company, we could have difficulty in assimilating that company or division's personnel and operations which could negatively affect our operating results. In addition, the key personnel of the acquired company may decide not to work for us. Furthermore, we may have to incur debt or issue equity securities as we have in past acquisitions to pay for any future acquisition, the issuance of which would be dilutive to our existing stockholders.

OUR INDUSTRIES ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. IF WE FAIL TO DESIGN NEW PRODUCTS THAT GAIN MARKET ACCEPTANCE, IT WILL RESULT IN REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE.

     The semiconductor and design software industries are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. We devote a substantial amount of our resources to research and development to enable us to enhance current products and develop new technologies. If we fail to enhance our current products and develop and introduce new generations of technology and products on a timely basis, we will not be able to address the increasingly sophisticated needs of our customers and our results of operations will be harmed. In addition, if we develop new products that do not achieve market acceptance, we may not be able to recoup development and marketing expenses, which could lead to a loss of market share which could harm our results of operations. For example, we have been developing new physical design intellectual property which we expect to announce to the market in the second half of 2001. We cannot assure you that we will be successful in developing and marketing this new technology, future product enhancements or new products that respond to technological change, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that our new products and product enhancements will achieve market acceptance. If we are unable to develop, introduce and successfully market products and services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition might be materially and adversely affected.


IF CHIP DESIGNERS AND MANUFACTURERS DO NOT INTEGRATE OUR SOFTWARE INTO EXISTING SOFTWARE AND DESIGN FLOWS OR IF OTHER SOFTWARE COMPANIES DO NOT COOPERATE IN INTEGRATING OUR PRODUCTS WITH THEIR PRODUCTS, DEMAND FOR OUR PRODUCTS MAY DECREASE.


     To successfully implement our business strategy, we must provide products that can be integrated with the software of other design software companies. Execution of our business strategy is dependent upon our ability to develop superior products and cooperative relationships with competitors so that they work with us to integrate our software into a customers' design flow. Most of these bigger design software companies offer software intended to address a larger part of the market, including software which offers similar functionality as our software at highly discounted prices. Therefore, to market our products, we must both convince our customers of the technological superiority of our products and convince our competitors to cooperate in integrating our software with their products that provide different functionality. Currently, we have integrated our software with the existing software of Cadence, Mentor Graphics, Synopsys and other interoperability partners. If we are unable to convince customers to adopt our software solutions over those of competitors offering a broader set of products or if we are unable to convince other semiconductor companies to cooperate in integrating our software with theirs to meet the complete demands of chip designers and manufacturers, our business and operating results will suffer.


IF OUR PRODUCTS DO NOT PERFORM AS EXPECTED, OUR REPUTATION COULD BE NEGATIVELY AFFECTED, WE COULD LOSE MARKET SHARE AND OUR GROWTH RATE COULD BE NEGATIVELY IMPACTED.

     If the software that we provide to our customers in the future performs poorly, contains errors or defects or is otherwise unreliable, our customers would likely be dissatisfied. Any failure or poor performance of our products could result in:

     - delayed or lost revenue;

     - hindered market acceptance of our products due to adverse customer reaction;

     - negative publicity or loss of reputation regarding us and our products and services;

     - diversion of research and development and management resources; and

     - claims for substantial damages against us.

THE SALES CYCLE FOR OUR PRODUCTS AND SERVICES GENERALLY LASTS IN EXCESS OF THREE MONTHS AND IS UNPREDICTABLE. THIS LONG AND UNPREDICTABLE SALES CYCLE MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS OF OPERATIONS FOR ANY GIVEN PERIOD. OUR FAILURE TO ADEQUATELY MATCH OUR EXPENSES TO ANTICIPATED REVENUE IN ANY GIVEN PERIOD COULD CAUSE US NOT TO MEET MARKET EXPECTATIONS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR STOCK PRICE.


     The period between our initial contact with a potential customer and their purchase of our products and services is relatively long making it difficult to predict the quarter in which a particular sale will occur and to plan our expenditures accordingly. If we do not correctly predict the timing of our sales, the amount of revenue we recognize in that quarter could be negatively impacted, which could negatively effect our operating results. Our sales cycle is long due to several factors, including:

     - limited access to key decision-makers of potential customers to authorize the adoption of our products;

     - long periods of time for potential customers to perform technical evaluations of our products and validation of the integration flow of our products with their existing products;

     - the significant investment of resources required by a customer to purchase and integrate our products;

     - budget cycles of our customers which affect the timing of purchases; and

     - delay of purchases due to announcements or planned introductions of new products by us or our competitors.

     The delay or failure to complete large orders and sales in a particular quarter could significantly reduce revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenue, could cause us not to meet research analysts expectations and cause our stock price to suffer. If we were to experience a delay on a large order, it could harm our ability to meet our forecasts for a given quarter.

OUR MAINTENANCE OF OPERATIONS IN SEVERAL DIFFERENT COUNTRIES EXPOSES US TO RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.


     We currently operate Simplex Solutions, S.A. in France, Simplex Solutions K.K. in Japan, Simplex Solutions U.K. Limited in the United Kingdom and Simplex Solutions GmbH in Germany. Maintenance of these entities subjects us to risks of conducting business internationally which could harm our business, financial condition and results of operations. These risks include, among others:


     - proper maintenance of corporate formalities for our international entities;

     - the uncertainty of Japanese sales due to the typically lengthy Japanese sales cycle;

     - potential adverse tax consequences, including restrictions on repatriation of earnings and taxation of equity compensation for employees and consultants;

     - foreign currency exchange rate fluctuations;

     - greater difficulty in collecting accounts receivable; and

     - burdens of complying with foreign laws, particularly with respect to intellectual property.


     We generated 28% of our consolidated revenue from sales outside of North America for the six months ended March 31, 2000 and 50% of our consolidated revenue from sales outside North America for the six months ended March 31, 2001. On a fiscal year basis, we generated 23% of our consolidated revenue from sales outside of North America in fiscal 1999 and 34% of our consolidated revenue from sales outside North America in fiscal 2000. A significant proportion of our international sales to date have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could increase the relative costs of our overseas operations which could substantially reduce our operating margins. Any of the above could negatively affect our results of operations.

IF WE FAIL TO MANAGE OUR RAPID GROWTH SUCCESSFULLY, OUR INFRASTRUCTURE, MANAGEMENT AND RESOURCES COULD BE STRAINED AND OUR ABILITY TO EFFECTIVELY MANAGE OUR BUSINESS COULD BE DIMINISHED AND OUR RESULTS OF OPERATIONS COULD SUFFER.


     We have grown rapidly since our inception and to be successful we need to grow quickly in the future. Any failure to manage this growth could strain our resources, which would impede our ability to increase revenue and achieve profitability. For example, the number of our employees increased from 69 at September 1999 to 186 at March 2001. This increase in personnel was accompanied by increased resources and management time focused on infrastructure, training and integration. We expect this growth in personnel to continue and require us to relocate to larger and more expensive corporate offices within a year. Further, future expansion could be expensive and strain our infrastructure, management and other resources. To manage growth effectively, we must:


     - maintain a high level of customer service and support;

     - improve our management, financial and information systems and controls;

     - manage and expand our sales operations, which are in several locations;
       and

     - hire, train, manage and integrate new personnel.

     There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our product and service offerings and expand our target markets. The strains imposed by these demands are magnified by our relatively limited operating history. If we cannot manage our growth effectively, our business and results of operations could be adversely affected.


BECAUSE 10 CUSTOMERS REPRESENTED 65% OF OUR TOTAL REVENUE FOR THE SIX MONTHS ENDED MARCH 31, 2001, THE LOSS OF ANY OF THESE CUSTOMERS COULD SUBSTANTIALLY ADVERSELY IMPACT OUR REVENUE.


     We currently derive, and we expect to continue to derive, a large percentage of our total revenue from a relatively small number of customers. If any of these customers terminates or substantially diminishes its relationship with us, our revenue could decline significantly. Revenue concentration among our largest customers is as follows:


     - our 10 largest customers accounted for approximately 62% of our revenue for the six months ended March 31, 2000 and approximately 65% of our revenue for the six months ended March 31, 2001;



     - our 10 largest customers accounted for approximately 53% of our revenue in both fiscal 1999 and fiscal 2000;



     - our largest single customer in fiscal 2000, Toshiba, accounted for approximately 22% of our revenue for the six months ended March 31, 2000, approximately 6% of our revenue for the six months ended March 31, 2001, approximately 5% of our revenue in fiscal 1999 and approximately 18% of our revenue in fiscal 2000; and



     - as a result of our acquisition of Altius Solutions, Inc. in October 2000, on a consolidated basis for fiscal 2000, revenue from Sony Semiconductor accounted for approximately 25% of our revenue for the six months ended March 31, 2001 and approximately 13% of our pro forma revenue in fiscal 2000, after giving effect to our acquisition of Altius. See "Selected Pro Forma Consolidated Financial Data" beginning on page 23.


     The loss of significant revenue from any of our major customers could negatively impact our results of operations, or limit our ability to execute our strategy. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenue in future periods.

BECAUSE MANY OF OUR CURRENT COMPETITORS HAVE MORE MARKET SHARE THAN WE DO AND PRE-EXISTING RELATIONSHIPS WITH OUR POTENTIAL CUSTOMERS, WE MIGHT NOT BE ABLE TO ACHIEVE SUFFICIENT MARKET PENETRATION TO ACHIEVE OR SUSTAIN PROFITABILITY OR BE ABLE TO GAIN ADDITIONAL MARKET SHARE.

     Many of our competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. If we are unable to gain additional market share due to their pre-existing relationships with our potential customers, our operating results could be harmed. The design software industry is comprised of companies that offer software products that are used to facilitate the chip design process. Our products are used to facilitate complex deep submicron chip designs. Our competitors who offer products that are used for other segments of the chip design process often bundle their products together to offer discounts on products competitive with those we offer, making it extremely attractive for our customers or potential customers to use alternative products to ours. In addition, these competitors may not support our effort to integrate our products into their existing software. These competitors include such companies as Avant!, Cadence, Mentor Graphics and Synopsys. Since these competitors offer a more comprehensive range of products than we do, they are often able to respond more quickly or price more effectively to take advantage of new or changing opportunities and respond to new technologies and customer requirements. If we lose such opportunities to our competitors, our results of operations could be harmed.

AS THE DEEP SUBMICRON MARKET CONTINUES TO GROW, COMPETITORS WILL LIKELY INCREASE THEIR FOCUS ON THIS MARKET AND APPLY SUBSTANTIALLY GREATER RESOURCES TO THE DEVELOPMENT AND DISTRIBUTION OF DESIGN SOFTWARE DIRECTLY COMPETITIVE WITH OUR SOFTWARE.

     We currently encounter direct competition from competitors such as Avant!, Cadence, Mentor Graphics and Synopsys for design software at deep submicron geometries. If the market for design software at 0.18 micron geometries and below continues to grow, some of our competitors may increase their focus on offering design software directly competitive with ours, whether by internal development, external development or acquisition. If competition for software competitive with ours increases, our competitors may attempt to keep us from integrating our software with theirs, making it more difficult for our customers to adopt our software in their design flows. If such increased competition were to result in resistance to integration of our software with those of our competitors, our business would be harmed.

IF WE CANNOT CONTINUALLY ATTRACT AND RETAIN SUFFICIENT SALES, MARKETING AND TECHNICAL PERSONNEL, OUR RESULTS OF OPERATIONS WILL BE HARMED.


     Our future success depends on our continuing ability to attract and retain highly qualified technical personnel, particularly engineers, and qualified sales and marketing personnel. If we cannot attract and retain the necessary individuals we may not be able to continue our innovation and sell our products which could negatively affect our operating results. For instance, during fiscal 1999 and fiscal 2000, we experienced significant difficulty in hiring and retaining engineers qualified to support our current products and develop next generation technologies. We partially addressed our hiring needs through the acquisitions of Altius and Snaketech. Appropriate acquisition targets may not be available in the future and we might not otherwise be able to find adequate personnel. In addition, we have previously experienced significant turnover in our sales force. Any future turnover might adversely impact our revenue. If we are unable to hire and retain qualified personnel in the future, which is particularly difficult in Silicon Valley, our business could be seriously harmed and our operating results could suffer.

IF WE LOSE ANY OF OUR KEY PERSONNEL, OUR ABILITY TO MANAGE OUR BUSINESS AND CONTINUE OUR GROWTH WOULD BE NEGATIVELY IMPACTED.

     Our future success depends upon the continued service of our executive officers and other key personnel, and their ability to work together. Of particular importance to our continued operation are:

     - Penelope A. Herscher, Chairman and Chief Executive Officer;

     - Aki Fujimura, President and Chief Operating Officer;

     - Aurangzeb Khan, Executive Vice President and General Manager;

     - Luis P. Buhler, Chief Financial Officer;

     - Steven L. Teig, Chief Technical Officer; and

     - James D. Behrens, Executive Vice President of Worldwide Field Operations.

     Searching for replacements for our key management could divert management's time and result in increased operating expenses. Most of our executive officers or key employees are not bound by an employment agreement for any specific term and we do not maintain any key person life insurance policies. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be seriously harmed.

ANY INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY COULD IMPAIR OUR COMPETITIVE ADVANTAGE, DIVERT MANAGEMENT ATTENTION, REQUIRE ADDITIONAL INTELLECTUAL PROPERTY TO BE DEVELOPED AND/OR CAUSE US TO INCUR EXPENSES TO ENFORCE OUR RIGHTS.


     Because our products are based on the technology in our software, our success depends on our ability to protect our intellectual property. If we are not able to successfully protect our technology domestically and abroad, our results of operations could suffer. We rely on a combination of patent, copyright, trademark and trade secrets to establish and protect our intellectual property rights. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those with access to our intellectual property to execute nondisclosure agreements with us and restricting access to our technology. We currently have one issued U.S. patent and we have several patent applications pending relating to our technology. We cannot provide any assurance that these applications will be granted. In addition, we cannot assure that, even if granted, third parties have not or will not develop competitive technologies or products without infringing our current patent or any future patents, or that such patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. If such patents are not held valid our use of technology under such patents could result in a claim of infringement and we may be unable to license the patented technology on commercially reasonable terms, or at all. If we are unable to obtain licenses to technology embedded in our software our business would be materially harmed. Despite our efforts to protect our intellectual property, unauthorized parties, including employees may attempt to copy our software or obtain and use information we regard as proprietary. Policing unauthorized use of software is difficult, especially internationally. The laws of some foreign countries in which we do business do not protect our intellectual property to as great an extent as do the laws of the United States. Patent infringement and trade secret misappropriation litigation is highly visible and increasing in our industry. As a result of all these factors, our means of protecting our intellectual property may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our intellectual property.

IF WE ARE UNABLE TO CONTINUE TO LICENSE KEY THIRD-PARTY TECHNOLOGY, OUR BUSINESS WOULD BE SIGNIFICANTLY HARMED.

     We currently license certain third-party technologies that are critical to our software products. For instance, we currently have license agreements with Computational Applications and System Integration, Inc., Digital Semiconductor (a business unit of Digital Equipment Corporation which has been acquired by Compaq Computer Corporation) and Chris Terman (an independent contractor who was formerly engaged by us) that are important to our current software products. These and other third-party licenses are generally perpetual but may be terminated upon a material breach, including failure to protect the underlying intellectual property. Some of these technologies would be difficult or impossible to replace in the short term. The loss of the use of these technologies would prevent us from selling a significant portion of our software products, which would materially reduce our revenue and significantly harm our business.

IF THIRD PARTIES ASSERT, REGARDLESS OF MERIT, THAT OUR TECHNOLOGIES INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, OUR REPUTATION AND ABILITY TO LICENSE OR SELL OUR PRODUCTS COULD BE HARMED.


     We expect that, like other software developers, we may increasingly be subject to infringement claims for our verification software and proprietary technologies. These claims could injure our reputation and decrease or inhibit our ability to license or sell our products. On November 1, 2000 we received a written notice of alleged infringement from Sequence Design, Inc., and on March 15, 2001 we received further written notice that legal action is imminent. Based on a review of the relevant intellectual property, we believe this infringement allegation by Sequence to be without merit. If this allegation results in a lawsuit we intend to defend ourselves vigorously. However, because of the uncertainties of litigation, if this matter proceeds to litigation we cannot assure you that we would ultimately prevail. A final judgment rendered against us in litigation on this matter will have a significant negative impact on our revenue and will have a material adverse effect on our business. Further, claims of infringement relating to our intellectual property, or technology we license from third parties, regardless of merit, might be costly and time-consuming to defend against, could divert management's attention from the day to day operations of our company and could seriously harm our ability to develop and market our products and manage our daily operations. Our customer contracts generally require us to indemnify customers for losses resulting from third party infringement claims resulting from the use of our products. Thus, in addition to any claims brought directly against us, we could be responsible to indemnify customers for claims brought against them. The competitive nature of the semiconductor industry and the importance of our software products to our customers' design flows and competitors' businesses may contribute to a higher likelihood of being subject to third party claims of infringement.


IF WE NEED TO RAISE ADDITIONAL FUNDS IN THE FORESEEABLE FUTURE TO FUND OUR OPERATIONS OR FUTURE ACQUISITIONS, THEY MIGHT NOT BE AVAILABLE TO US, ON FAVORABLE TERMS OR AT ALL, AND IF UNAVAILABLE, COULD IMPAIR OUR ABILITY TO RUN OUR BUSINESS.

     We anticipate that our cash resources will be sufficient to meet our currently predicted working capital and capital expenditure requirements for at least the next 18 months. We might, however, need to raise additional funds through public or private financings, strategic relationships or other arrangements to do any of the following:

     - develop next-generation technologies or enhance current products;

     - fund additional sales and marketing programs;

     - acquire complementary businesses or technologies;

     - hire additional personnel;

     - expand our operations faster than currently anticipated; or

     - respond to competitive pressures in our industry.

     If we are unable to fund such potential business requirements, our results of operations could be harmed.

POWER OUTAGES IN CALIFORNIA MAY ADVERSELY AFFECT US.


     We conduct most of our operations in the state of California and rely on a continuous power supply to conduct operations. California's current energy crisis could substantially disrupt our operations and increase our expenses. California has recently implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt our power supply, we may be temporarily unable to continue operations at our facilities. Any extended interruption in our ability to continue operations at our facilities could delay the development of our products and disrupt communications with our customers, suppliers or manufacturing operations. Future interruptions could damage our reputation and could result in lost revenue, either of which could substantially harm our business and results of operations. Furthermore, shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase which will have a negative effect on our operating results.


FUTURE CHANGES IN ACCOUNTING POLICIES OR STANDARDS, SPECIFICALLY CHANGES AFFECTING METHODS OF REVENUE RECOGNITION, COULD CAUSE ADVERSE UNEXPECTED REVENUE FLUCTUATIONS.

     Future changes in accounting policies including those affecting revenue recognition, could require the company to change its methods of revenue recognition. Such changes could cause deferment of revenue recognized in current periods to subsequent periods or accelerated recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting securities analysts and investors' expectations. Any such shortfalls could have an adverse impact on our stock price.

                         RISKS RELATED TO OUR INDUSTRY

IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS EXPERIENCE RECESSION OR OTHER CYCLICAL EFFECTS IMPACTING OUR CUSTOMERS' RESEARCH AND DEVELOPMENT BUDGETS, OUR OPERATING RESULTS COULD BE NEGATIVELY IMPACTED.


     The primary customers for our products are semiconductor design and manufacturing companies. Any significant downturn in our customers' markets, in particular, or in general economic conditions which result in the cut back of research and development budgets or the delay of software purchases would likely result in a reduction in demand for our products and services and could harm our business. In addition, the markets for semiconductor products are cyclical. For example, in recent years certain Asian countries have experienced significant economic difficulties, including currency devaluation and instability, business failures and a depressed business environment. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools which, in turn, negatively impacted us. Our business is harmed when research and development budgets of our customers are curtailed or when software purchases by our customers are delayed. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. Such industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices.


IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR RESOURCES IN ANTICIPATION OF THE EXPECTED SEASONALITY OF OUR REVENUE, OUR QUARTERLY OPERATING RESULTS MAY SUFFER AND OUR STOCK PRICE MAY DECLINE.

     We expect to experience significant seasonal variations in our revenue due to sales incentives that result in increased sales efforts at the end of the fiscal year. These seasonal trends materially affect our quarter to quarter operating results, which, if not effectively managed, could negatively impact our stock price. Based on our limited operating history, we expect that our revenue in the first quarter each year will typically be lower than revenue in other quarters. If we are unable to effectively manage our resources in anticipation of the seasonality of our revenue and the costs we expect to incur during periods of lower revenue, our operating results might be lower than anticipated by investors. This would likely cause the trading price of our stock to fall.

IF WE FAIL TO MAINTAIN COMPETITIVE STOCK OPTION PACKAGES FOR OUR EMPLOYEES, OR IF OUR STOCK DECLINES MATERIALLY FOR A PROTRACTED PERIOD OF TIME, WE MIGHT HAVE DIFFICULTY RETAINING OUR EMPLOYEES, PARTICULARLY IN THE SILICON VALLEY, AND OUR BUSINESS MAY BE HARMED.

     In today's competitive technology industry, employment decisions of highly skilled personnel are influenced by stock option packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company's stock price. If our stock price declines due to market conditions, investors' perceptions of the technology industry or managerial or performance problems we have, our stock option incentives may lose value to key employees and we may lose such employees or be forced to grant additional options to retain such employees, which could result in the following material adverse consequences to us:

     - loss of employees due to negative impact on our option packages;

     - immediate and substantial dilution to investors resulting from the grant of additional options necessary to retain employees; and

     - potential compensation charges against the company which could negatively impact our operating results.

WE MIGHT BECOME SUBJECT TO LITIGATION BY COMPETITORS OR PRIOR EMPLOYEES, WHICH COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION FROM FOCUSING ON OUR BUSINESS AND OPERATIONS.

     We may be subject to claims by competitors for infringement of their intellectual property or prior employees for human resources-related claims. Our insurance is limited to specific amounts per claim depending on the type of claim involved. A successful liability claim brought against us in excess of corresponding insurance coverage could be costly, which would harm our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING


YOU WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT, WITH WHICH YOU MAY DISAGREE, REGARDING THE USE OF PROCEEDS FROM THIS OFFERING.


     We do not have a definitive quantified plan with respect to the use of the net proceeds of this offering and have not committed the substantial majority of these proceeds to any particular purpose, as more fully described in "Use of Proceeds." Accordingly, our management will have broad discretion with respect to the use of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. These investments may not yield a favorable return. We have only made preliminary determinations as to the amount of net proceeds to be used based upon our current expectations regarding our financial performance and business needs over the foreseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current allocation plans.


NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $7.74 PER SHARE, ASSUMING AN INITIAL OFFERING PRICE OF $11.00 PER SHARE.



     We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. The pro forma net tangible book value of a share of common stock purchased at an assumed initial public offering price of $11.00 per share will be only $3.26. Additional dilution may be incurred if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock. See "Dilution" for a more complete description.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD DEPRESS OUR STOCK PRICE.


     Upon completion of this offering, based upon shares outstanding as of March 31, 2001, and an assumed offering price of $11.00 per share, we will have 14,419,462 shares of our common stock outstanding, of which:



     - all of the 4,000,000 shares we are selling in this offering may be resold in the public market immediately other than shares purchased by affiliates;



     - another 10,419,462 shares are subject to the lock-up agreements described in "Underwriting" and will become available for resale in the public market beginning 180 days after the date of this prospectus;



     Beginning 180 days after the date of this prospectus, approximately 1,836,315 additional shares subject to vested options will become available for sale in the public market. Further, shares issued in a merger, if any, will be subject to similar lock-up agreements as those described in "Underwriting" and will become available for resale in the public market beginning 180 days after the date of this prospectus; and


     In addition, some of our current stockholders have "demand" and/or "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights provide for notice to the relevant holders of our stock if we propose to register any of our securities under the Securities Act, and grant such holders the right to include their shares in the registration statement. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

     As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR PRINCIPAL STOCKHOLDERS CAN EXERCISE A CONTROLLING INFLUENCE OVER OUR BUSINESS AFFAIRS AND THEY MAY MAKE BUSINESS DECISIONS WITH WHICH YOU DISAGREE THAT WILL AFFECT THE VALUE OF YOUR INVESTMENT.


     Our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 30% of our common stock following this offering. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could cause our stock price to drop. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.


OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, AND DISCOURAGE A TAKEOVER.


     Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock-Anti-Takeover Effects of Provisions of the Certificate of Incorporation, and Bylaws and of Delaware Law" for a more complete description of these provisions.

NEGOTIATIONS BETWEEN THE UNDERWRITERS AND US WILL DETERMINE THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK, BUT THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.


     The initial public offering price of our common stock may vary from the market price of our common stock following this offering. The market price of our common stock may fluctuate in response to various factors, some of which are beyond our control. Such factors include:

     - changes in market valuations of our competitors or other technology companies;

     - actual or anticipated fluctuations in our operating results;

     - technological advances in our industry either by us or our competitors;

     - loss of key personnel;

     - sale of significant amounts of our common stock or other securities in the open market; and

     - volume fluctuations, which are common for technology companies.

     General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. Please see "Underwriting." In addition, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market.

MARKET PRICES OF TECHNOLOGY COMPANIES HAVE BEEN HIGHLY VOLATILE AND THE MARKET FOR OUR STOCK MAY BE VOLATILE AS WELL.


     The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally have been extremely volatile and have recently experienced sharp declines. Recent initial public offerings by technology companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements that involve inherent risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. We use words such as "expect," "anticipate," "project," "believe," "plan," "intend," "future" and other similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that could contribute to differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

     You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our common stock is delivered.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the 4,000,000 shares of common stock in this offering are estimated to be approximately $38.9 million, or approximately $45.1 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses.



     The principal purposes of this offering are to facilitate growth in operations, to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. We expect to use approximately $5.0 million for debt repayment under our credit facility with Transamerica Business Credit Corporation. Borrowings under this credit facility bear interest at a minimum rate of 9.0% (of which, $2.5 million bears interest at 12.25% and approximately $2.5 million bears interest at 10.50% interest, as of March 31, 2001), and matures on May 31, 2001, subject to automatic renewal and early termination. Debt incurred under this credit facility was used primarily for working capital and general corporate purposes. We expect to use approximately $3.0 million for rent and improvements relating to new facilities required for expansion. We plan to use the balance of the net proceeds for cash reserves to strengthen our balance sheet, and if the need arises, for working capital and general corporate purposes. The amounts that we expend for these purposes will depend on a number of factors, including, among other things:


     - market acceptance of our new products;

     - the success of our current research and development efforts;

     - future revenue growth;

     - the amount of cash, if any, we generate from operations;

     - marketing and sales activities; and

     - competition

In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

     We do not have a definitive quantified plan with respect to the use of the net proceeds of this offering. As a result, our management will have broad discretion with respect to their use, and investors will be relying on the judgement of our management regarding the application of these proceeds. In addition, any investments, capital expenditures, cash acquisitions or other application of the use of proceeds we make may not produce the anticipated results.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our existing line of credit, among other borrowing arrangements, prohibit the payment of cash dividends.

                                 CAPITALIZATION


     The following table sets forth our total capitalization as of March 31, 2001:



     - on an actual basis after giving effect to the one-for-three reverse stock split of our common stock;



     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into 4,188,791 shares of common stock upon the closing of this offering assuming an initial public offering price of $11.00 per share; and



     - on a pro forma as adjusted basis to reflect the sale of 4,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share in this offering, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, and the amendment to our certificate of incorporation upon completion of this offering to decrease the shares of our common stock authorized for issuance to 38,000,000 and to decrease the shares of our preferred stock authorized for issuance to 10,000,000.


     You should read this information together with the consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                       MARCH 31, 2001
                                                             ----------------------------------
                                                                                      PRO FORMA
                                                                                         AS
                                                              ACTUAL     PRO FORMA    ADJUSTED
                                                             --------    ---------    ---------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Notes payable and capital lease obligations, net of current
  portion..................................................  $    204    $    204     $    204
                                                             --------    --------     --------
Convertible preferred stock and warrants, $0.001 par value;
  14,000,000 shares authorized, 12,546,255 shares issued
  and outstanding, actual; no shares, issued and
  outstanding pro forma; 10,000,000 shares authorized, and
  no shares issued and outstanding, pro forma, as
  adjusted.................................................    24,251          --           --
                                                             --------    --------     --------
Common stock and other stockholders' equity:
  Common stock; $0.001 par value, 44,000,000 shares
     authorized, 6,230,671 shares issued and outstanding,
     actual; 10,419,462 shares issued and outstanding, pro
     forma; and 38,000,000 shares authorized, and
     14,419,462 shares issued and outstanding pro forma, as
     adjusted..............................................         6          10           14
  Additional paid-in capital...............................    57,178      81,425      120,341
  Notes receivable from stockholders.......................    (1,289)     (1,289)      (1,289)
  Unearned stock-based compensation........................    (8,824)     (8,824)      (8,824)
  Accumulated deficit......................................   (35,715)    (35,715)     (35,715)
                                                             --------    --------     --------
     Total common stock and other stockholders' equity.....    11,356      35,607       74,527
                                                             --------    --------     --------
     Total capitalization..................................  $ 35,811    $ 35,811     $ 74,731
                                                             ========    ========     ========


     This table does not include:


     - 2,285,140 shares subject to outstanding options as of March 31, 2001 at a weighted average exercise price of $7.82 per share;



     - 383,955 shares subject to outstanding options as of March 31, 2001 under the Altius 1999 Stock Plan at a weighted average exercise price of $13.22;



     - 1,353,372 additional shares available for grant as of March 31, 2001 under our 1995 and 1999 Stock Plan;



     - 112,307 shares of preferred stock, subject to outstanding warrants as of March 31, 2001 at a weighted average exercise price of $2.72 per share, which will automatically convert to 37,434 shares of common stock upon consummation of the offering;



     - 2,091 shares of common stock subject to outstanding warrants as of March 31, 2001 at a weighted average exercise price of $1.91 per share; and



     Upon completion of this offering, each outstanding share of convertible preferred stock will convert into two shares of common stock.

                                    DILUTION


     Our pro forma net tangible book value as of March 31, 2001 was approximately $6.3 million, or $0.60 per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date after giving effect to the conversion of all outstanding shares of our preferred stock into 4,188,791 shares of common stock upon the closing of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of the 4,000,000 shares of our common stock offered at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value, as adjusted at March 31, 2001 would have been approximately $47.0 million, or $3.26 per share. This represents an immediate increase in the pro forma net tangible book value of $2.66 per share to existing stockholders and an immediate dilution of $7.74 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share as of March
     31, 2001...............................................  $0.60
  Increase in pro forma tangible book value, as adjusted,
     per share attributable to new investors................   2.66
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             3.26
                                                                       ------
Dilution per share to new investors.........................           $ 7.74
                                                                       ======



     The following table summarizes, on a pro forma basis as of March 31, 2001, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new public investors based upon an assumed initial public offering price of $11.00 per share before deducting underwriting discounts and commissions and estimated offering expenses and after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering:



                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                    ---------------------    -----------------------    AVERAGE PRICE
                                      NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                    ----------    -------    ------------    -------    -------------
Existing stockholders.............  10,419,462      72.2%    $ 62,826,000      58.8%       $ 6.03
New public investors..............   4,000,000      27.8%      44,000,000      41.2%       $11.00
                                    ----------     -----     ------------     -----
  Total...........................  14,419,462     100.0%    $106,826,000     100.0%
                                    ==========     =====     ============     =====



     If the underwriters over-allotment option is exercised in full, the number of shares held by new investors will increase to 4,600,000, or 30.6%, of the total shares of common stock outstanding after this offering.



     The above discussion and tables assume no exercise of stock options or warrants outstanding as of March 31, 2001. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    You should read the following selected consolidated statements of operations data and consolidated statements of cash flow data in conjunction with our consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this prospectus. The consolidated statement of operations data and consolidated statements of cash flow data for the years ended September 30, 1998, 1999 and 2000 and the balance sheet data as of September 30, 1999 and 2000 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations and consolidated statements of cash flow data for the six months periods ended March 31, 2000 and 2001 included elsewhere in this prospectus are derived from our unaudited consolidated financial statements that include, in the opinion of our management, all normally recurring adjustments necessary for a fair presentation for such periods. Historical results are not necessarily indicative of results to be expected in any future period.



                                                              YEAR ENDED SEPTEMBER 30,                      SIX MONTHS ENDED
                                                                     (REVISED)                                  MARCH 31,
                                               ------------------------------------------------------   -------------------------
                                                  1996        1997       1998       1999       2000        2000          2001
                                               -----------   -------   ---------   -------   --------   -----------   -----------
                                               (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenue:
  License....................................    $    --     $ 2,751    $ 5,385    $ 7,704   $ 14,679     $ 6,346       $10,472
  Services...................................        224         250      1,152      3,177      8,138       3,047        10,357
                                                 -------     -------    -------    -------   --------     -------       -------
    Total revenue............................        224       3,001      6,537     10,881     22,817       9,393        20,829
                                                 -------     -------    -------    -------   --------     -------       -------
Costs of revenue:
  License....................................         --         512        458         96        258          51           252
  Services...................................          3         198        439      1,974      3,645       1,400         6,232
                                                 -------     -------    -------    -------   --------     -------       -------
    Total cost of revenue....................          3         710        897      2,070      3,903       1,451         6,484
                                                 -------     -------    -------    -------   --------     -------       -------
Gross profit.................................        221       2,291      5,640      8,811     18,914       7,942        14,345
                                                 -------     -------    -------    -------   --------     -------       -------
Operating expenses:
  Research and development...................      1,443       3,166      5,060      6,387      5,341       2,110         6,625
  Selling and marketing......................        463       3,394      6,288      7,314     10,635       4,609         8,227
  General and administrative.................        528       1,009      1,819      2,229      3,725       1,651         3,180
  Amortization of goodwill and other
    intangibles..............................         --          --         --         --        409          --         3,052
  In-process and acquired research and
    development..............................         --          --         --         --      5,000       5,000            --
                                                 -------     -------    -------    -------   --------     -------       -------
    Total operating expenses.................      2,434       7,569     13,167     15,930     25,110      13,370        21,084
                                                 -------     -------    -------    -------   --------     -------       -------
Operating loss...............................     (2,213)     (5,278)    (7,527)    (7,119)    (6,196)     (5,428)       (6,739)
Interest and other income (expense), net.....         22         100        312         78       (284)       (115)         (116)
                                                 -------     -------    -------    -------   --------     -------       -------
Loss before income tax.......................      2,191      (5,178)    (7,215)    (7,041)    (6,480)     (5,543)       (6,855)
Income tax expense...........................         --          --         --         --       (242)        (84)         (320)
                                                 -------     -------    -------    -------   --------     -------       -------
Net loss.....................................    $(2,191)    $(5,178)   $(7,215)   $(7,041)  $ (6,722)    $(5,627)      $(7,175)
                                                 =======     =======    =======    =======   ========     =======       =======
Basic and diluted net loss per share.........    $ (2.25)    $ (4.16)   $ (4.64)   $ (3.62)  $  (2.40)    $ (2.52)      $ (1.30)
                                                 =======     =======    =======    =======   ========     =======       =======
Number of shares used in calculation of basic
  and diluted net loss per share.............        974       1,245      1,557      1,944      2,801       2,236         5,508
                                                 =======     =======    =======    =======   ========     =======       =======

OTHER FINANCIAL DATA (UNAUDITED)(1):
Gross profit excluding non-cash charges(a)...    $   221     $ 2,291    $ 5,640    $ 8,811   $ 19,334     $ 8,051       $16,047
Total operating expenses excluding non-cash
  charges(b).................................    $ 2,434     $ 7,562    $12,669    $15,917   $ 18,160     $ 7,755       $15,392
Operating income (loss) excluding non-cash
  charges(c).................................    $(2,213)    $(5,271)   $(7,029)   $(7,106)  $  1,174     $   296       $   655
Net income (loss) excluding non-cash
  charges(d).................................    $(2,191)    $(5,171)   $(6,717)   $(7,028)  $    648     $    97       $   219


---------------


(1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process research and development charges, and amortization of goodwill and other intangibles. We consider these measures to be useful as they provide an additional basis upon which to evaluate our ability to fund our operations, growth and other capital expenditures. However, these measures are not indicators of performance under generally accepted accounting principles and may not be comparable to information reported by other companies. Further, these measures do not replace gross profit, total operating expenses, operating income (loss) and net income (loss) as indicators of our operating performance or cash flow as a measure of liquidity. For example, as indicated above, our operating income excluding non-cash charges for the six months ended March 31, 2001 was $655,000, as compared to our net cash used in operating activities for the same period which, as indicated below, was $3.6 million. The difference is primarily due to our assumption of Altius' existing current liabilities which we paid down after the acquisition, as well as our use of cash to finance current assets net of current liabilities of our business. In addition, we believe that these measures are typically used by financial analysts when comparing and evaluating companies in our industry. With respect to stock-based compensation expense, we believe that offering equity as a portion of compensation helps to align the interests of our employees with the interests of our stockholders. As a result, we expect equity will continue to be a part of the compensation we offer our employees. However, we do not currently intend to grant options with exercise prices below fair market value. Further, we do not have a policy with respect to the repricing of stock options or the grant of cash bonuses if the market price of our stock falls below the exercise prices of our granted options. For a reconciliation of these Other Financial Data items to those reported under generally accepted accounting principles, see "Reconciliation between reported Statement of Operations Data and the amounts shown as Other Financial Data" below.

                                                                                 SEPTEMBER 30,
                                                                                   (REVISED)
                                                            -------------------------------------------------------    MARCH 31,
                                                               1996        1997       1998        1999       2000        2001
                                                            -----------   -------   ---------   --------   --------   -----------
                                                            (UNAUDITED)                                               (UNAUDITED)
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.........    $ 2,081     $ 3,277   $  7,041    $  4,466   $  7,447     $ 7,373
Working capital...........................................      1,800       2,360      6,631       3,382      2,669       2,618
Total assets..............................................      2,736       6,261     10,727      11,803     22,516      52,255
Convertible preferred stock and warrants..................      4,404      11,044     23,333      24,184     24,251      24,251
Total common stock and other stockholder's equity
  (deficit)...............................................     (2,276)     (7,414)   (14,854)    (21,651)   (14,332)     11,356



                                                                YEAR ENDED SEPTEMBER 30,         SIX MONTHS ENDED
                                                                       (REVISED)                     MARCH 31,
                                                              ----------------------------   -------------------------
                                                                1998       1999      2000       2000          2001
                                                              ---------   -------   ------   -----------   -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED CASH FLOW DATA:
Net cash (used in) provided by operating activities.........   $(6,522)   $(5,384)  $1,565     $1,113        $(3,622)
Net cash (used in) provided by investing activities.........    (1,082)      (696)     807      1,430            913
Net cash provided by financing activities...................    11,368      3,243      871        244          2,635



                                                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED SEPTEMBER 30,                          MARCH 31,
                                                                     (REVISED)                                  (REVISED)
                                               ------------------------------------------------------   -------------------------
                                                  1996        1997       1998       1999       2000        2000          2001
                                               -----------   -------   ---------   -------   --------   -----------   -----------
                                               (UNAUDITED)                                              (UNAUDITED)   (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
RECONCILIATION BETWEEN REPORTED STATEMENT OF
  OPERATIONS DATA AND THE AMOUNTS SHOWN AS
  OTHER FINANCIAL DATA (UNAUDITED):

(a) Gross profit.............................    $   221     $ 2,291    $ 5,640    $ 8,811   $ 18,914     $ 7,942       $14,345
      Amortization of acquired technology....         --          --         --         --        166          --           226
      Stock-based compensation...............         --          --         --         --        254         109         1,476
                                                 -------     -------    -------    -------   --------     -------       -------
        Gross profit excluding non-cash
          charges............................    $   221     $ 2,291    $ 5,640    $ 8,811   $ 19,334     $ 8,051       $16,047
                                                 =======     =======    =======    =======   ========     =======       =======



(b) Total operating expenses.                  $     2,434   $ 7,569   $  13,167   $15,930   $ 25,110   $    13,370   $    21,084
      Amortization of goodwill and other
        intangibles..........................         --          --         --         --       (409)         --        (3,052)
      In-process and acquired research and
        development..........................         --          --         --         --     (5,000)     (5,000)           --
      Stock-based compensation...............         --          (7)      (498)       (13)    (1,541)       (615)       (2,640)
                                                 -------     -------    -------    -------   --------     -------       -------
        Total operating expenses excluding
          non-cash charges...................    $ 2,434     $ 7,562    $12,669    $15,917   $ 18,160     $ 7,755       $15,392
                                                 =======     =======    =======    =======   ========     =======       =======

(c) Operating income (loss)..................    $(2,213)    $(5,278)   $(7,527)   $(7,119)  $ (6,196)    $(5,428)      $(6,739)
      Amortization of goodwill and other
        intangibles..........................         --          --         --         --        575          --         3,278
      In-process and acquired research and
        development..........................         --          --         --         --      5,000       5,000            --
      Stock-based compensation...............         --           7        498         13      1,795         724         4,116
                                                 -------     -------    -------    -------   --------     -------       -------
        Total operating income (loss)
          excluding non-cash charges.........    $ 2,213     $(5,271)   $(7,029)   $(7,106)  $  1,174     $   296       $   655
                                                 =======     =======    =======    =======   ========     =======       =======

(d) Net loss.................................    $(2,191)    $(5,178)   $(7,215)   $(7,041)  $ (6,722)    $(5,627)      $(7,175)
      Amortization of goodwill and other
        intangibles..........................         --          --         --         --        575          --         3,278
      In-process and acquired research and
        development..........................         --          --         --         --      5,000       5,000            --
      Stock-based compensation...............         --           7        498         13      1,795         724         4,116
                                                 -------     -------    -------    -------   --------     -------       -------
        Net income (loss) excluding non-cash
          charges............................    $(2,191)    $(5,171)   $(6,717)   $(7,028)  $    648     $    97       $   219
                                                 =======     =======    =======    =======   ========     =======       =======

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The pro forma statement of operations data for the year ended September 30, 2000 is derived from the unaudited pro forma combined financial information, which reflect the acquisition of Snaketech and Altius as if such acquisitions had occurred on October 1, 1999. The pro forma statement of operations data is presented for informational purposes only and may not be indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.


                                                                  YEAR ENDED
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                 SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Net revenue.................................................       $ 31,681
Cost of revenue.............................................         11,482
                                                                   --------
Gross profit................................................         20,199
                                                                   --------
Operating expenses:
  Research and development..................................          8,094
  Sales and marketing.......................................         13,034
  General and administrative................................          5,673
  Amortization of goodwill and other intangibles............          6,128
                                                                   --------
     Total operating expenses...............................         32,929
                                                                   --------
Operating loss..............................................        (12,730)
Interest and other income (expense), net....................            389
Interest expense............................................           (515)
                                                                   --------
Loss before income taxes....................................        (12,856)
Income tax expense..........................................           (745)
                                                                   --------
Net loss....................................................       $(13,601)
                                                                   ========
Basic and diluted net loss per share........................       $  (1.47)
                                                                   ========
Shares used in computing pro forma basic and diluted net
  loss per share............................................          9,270
                                                                   ========

OTHER PRO FORMA FINANCIAL DATA(1):
Gross profit excluding non-cash charges(a)..................       $ 23,672
Total operating expenses excluding non-cash charges(b)......       $ 22,721
Operating income excluding non-cash charges(c)..............       $    951
Net income excluding non-cash charges(d)....................       $     80


---------------
(1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process and acquired research and development charges, and amortization of goodwill and other intangibles. For a discussion of why we believe these measures are helpful to an understanding of our operations, see "Selected Consolidated Financial Data" beginning on page 21.

RECONCILIATION BETWEEN PRO FORMA STATEMENTS OF OPERATIONS DATA AND THE AMOUNTS SHOWN AS OTHER PRO FORMA FINANCIAL DATA

(a) Gross profit............................................       $ 20,199
      Amortization of acquired technology...................            453
      Stock-based compensation..............................          3,020
                                                                   --------
        Gross profit excluding non-cash charges.............       $ 23,672
                                                                   ========

(b) Total operating expenses................................       $ 32,929
      Amortization of goodwill and other intangibles........         (6,128)
      Stock-based compensation..............................         (4,080)
                                                                   --------
        Total operating expenses excluding non-cash
        charges.............................................       $ 22,721
                                                                   ========

(c) Operating loss..........................................       $(12,730)
      Amortization of goodwill and other intangibles........          6,581
      Stock-based compensation..............................          7,100
                                                                   --------
        Operating income excluding non-cash charges.........       $    951
                                                                   ========

(d) Net loss................................................       $(13,601)
      Amortization of goodwill and other intangibles........          6,581
      Stock-based compensation..............................          7,100
                                                                   --------
        Net income excluding non-cash charges...............       $     80
                                                                   ========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Our actual results could differ materially from those discussed in the forward-looking statements contained in this section. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

OVERVIEW


     We provide software and services for integrated circuit design and verification to enable our communications, computer and consumer products customers to achieve first-time production success and rapid delivery of complex system-on-chip. Our products and services are designed to enable our customers to rapidly deliver high-quality system-on-chip with geometries at and below 0.18 micron.


     From our incorporation in April 1995 until we shipped our first product in November 1996, we primarily focused our activities on conducting research and development for our software products. In November 1996, we shipped our first product suite which included Fire & Ice and the predecessor to VoltageStorm SoC. In March 1999, we shipped VoltageStorm along with the ElectronStorm, ClockStorm and SI Report options. During the last two years, we have substantially extended and improved our products. In September 1999, we shipped our next-generation proprietary modeling product, Fire & Ice QX, that resulted in a 100x speedup over the prior version. In May 2000, we introduced our next-generation power integrity product, VoltageStorm SoC, which addresses the unique challenges of system-on-chip design earlier in our customers' design flow.


     In March 2000, we acquired all the outstanding capital stock of Snaketech S.A., or Snaketech, in exchange for a total of approximately 929,000 shares of common stock and options to purchase approximately 104,000 shares of our common stock. The acquisition of Snaketech added SubstrateStorm to our SoC verification product family. The acquisition was accounted for using the purchase method of accounting.



     In October 2000, we acquired Altius Solutions, Inc., which is now our wholly owned subsidiary, in exchange for a total of approximately 2.6 million shares of our common stock and options to purchase approximately 384,000 shares of our common stock. Through our acquisition of Altius, we now provide design foundry services which enable accelerated chip development. Altius was incorporated in March 1998, and received its first revenue for system-on-chip design services in March 1999. Past growth and results of business and operations are not necessarily indicative of future performance. We have accounted for this transaction under the purchase method of accounting.


  Source of Revenue

     We derive our revenue from software licenses, maintenance, consulting, design foundry services, training and the development of technologies under research and development contracts. Our end customers include microprocessor companies, embedded memory or digital signal processor suppliers, design and engineering service companies, application-specific integrated circuit vendors and application-specific standard products companies building high-end graphics, networking, wireless and communications systems.

     Our total revenue in the fiscal years ended September 30, 1999 and 2000, and the 12 months ended March 31, 2001 were comprised of the following:



                                                                         12 MONTHS ENDED
                                                         1999    2000    MARCH 31, 2001
                                                         ----    ----   -----------------
License Revenue.
  Term licenses (more than 3 years)....................   49%     39%          24%
  Term license (3 years or less).......................   --       7%          12%
  Time-based licenses..................................   22%     19%          19%
Service Revenue.
  Maintenance services.................................   17%     19%          19%
  Consulting and training services.....................    8%      8%           5%
  Design foundry and research and development
     services..........................................    4%      8%          21%


  License Revenue


     We generate our revenue under time-based licenses where revenue is recognized ratably and term licenses where revenue is recognized at time of shipment. Our time-based licenses are typically 1 year or less and can be renewed or remixed periodically. Our term licenses are typically for 3 or 20 years. We intend to increase the percentage of revenue derived from our time-based licenses and our 3-year term licenses. License revenue was 68% of total revenue for the six months ended March 31, 2000 and 50% of total revenue for the six months ended March 31, 2001 reflecting the Altius acquisition and related increases in design foundry services. License revenue was 71% of total revenue in fiscal 1999 and 64% of our total revenue in fiscal year 2000.


  Services

     Services revenue is generated from:

     - maintenance services;

     - short-term consulting and training;

     - research and development contracts; and

     - design foundry services.


     Maintenance is sold to customers with term licenses and is renewed by customers on an annual basis. We perform short-term consulting for and provide training to end customers. We also have a research and development project with one customer. Service revenue accounted for 32% of our total revenue for the six months ended March 31, 2000 and 50% of our total revenue for the six months ended March 31, 2001 reflecting the Altius acquisition and related increases in design foundry services. Services revenue accounted for 29% of our total revenue in fiscal 1999 and 36% of our total revenue in fiscal 2000.


  International Revenue


     We have international sales offices located in the United Kingdom, France, and Japan. North American sales offices are located in North Carolina, Texas and California. We also use distributors and sales agents in Taiwan and Korea. Our sales outside of North America accounted for 28% of our total revenue for the six months ended March 31, 2000, 50% of total revenue for the six months ended March 31, 2001, 23% of our total revenue in fiscal 1999 and 34% of our total revenue in fiscal 2000.

  Revenue Recognition

     We report revenue in two categories: license revenue and services revenue. License revenue is derived from product sales to end users and distributors. Services revenue is derived from providing design foundry services, consulting and training, maintenance and support services to end users and under research and development contracts.

     We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, ("SOP 97-2") and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. License revenue is derived from term and time-based licenses. License revenue from term licenses is recognized upon shipment of the product, if an executed agreement or purchase order has been received, the fee is fixed and determinable and collection is deemed probable. We do not generally include acceptance criteria or rights of return in our arrangements.

     For contracts with multiple obligations (e.g., product licenses, maintenance and other services), we allocate revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is based on either the price when each component is sold separately, or the renewal rates for maintenance in future years as specified in the arrangement. We recognize revenue allocated to undelivered products and services when the criteria for revenue set forth above are met.

     License and maintenance revenue from time-based licenses for a term of one year or less is recognized ratably over the period of the license, as maintenance for these licenses is never sold separately from the license.

     Services revenue from consulting, installation and training is recognized as the related services are performed, when collectibility is probable and the fee is fixed and determinable. Revenue from maintenance and support agreements are deferred and recognized on a straight-line basis over the term of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

     Prior to the adoption of SOP 97-2, we recognized revenue from the sale of product licenses upon shipment if remaining obligations were insignificant, collections of resulting accounts receivable was probable and product returns reasonably estimable.

     We recognize revenues derived from research and development contracts in accordance with American Institute of Certified Public Accountants Statement of Position No. 68, Research and Development Arrangements and Statement of Position No. 81-1, Contract Accounting under the percentage-of-completion method of accounting based on the estimated stage of completion of individual contracts. We recognize revenues from design foundry engineering contracts in accordance with Statement of Position No. 81-1, Contract Accounting under the percentage-of-completion method.

     Deferred revenue primarily consists of maintenance and support services under maintenance contracts and unearned revenue on time-based licenses. For design foundry engineering and research and development contracts, deferred revenue represents the excess of amounts invoiced over the revenue recognized. Deferred revenue fluctuates at each period end in accordance with the mix of contracts entered into.

  Cost of Revenue

     Cost of license revenue consists primarily of the expenses related to royalties, amortization and maintenance related to purchased or licensed technologies. We deliver our product and associated documentation electronically. Cost of services revenue consists primarily of personnel expenses, including stock-based compensation expense, costs related to outside consultants, travel and overhead expenses related to program management, software installation, customer and technical support and fees for sub-contractors and training.

  Operating Expenses

     Operating expenses consist of research and development expenses, selling and marketing expenses, general and administrative expenses, stock-based compensation expenses, amortization of acquired intangibles and in-process research and development expenses. We allocate the total costs for overhead and facilities based on headcount to each of the functional areas that use the relevant services. These allocated charges include general overhead items such as building rent, equipment-leasing costs, telecommunications charges and depreciation expense.

  Research and Development

     Research and development costs consist primarily of expenses related to the development of new functionality and upgrades of our software and to the amortization of acquired intangibles. These expenses include compensation and benefits, including stock-based compensation expense, for software developers, quality assurance personnel and for third-party contract development costs.

  Sales and Marketing

     Sales and marketing expenses consist primarily of compensation and benefits, including stock-based compensation expense, for direct sales and marketing personnel, travel cost, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs.

  General and Administrative

     General and administrative expenses consist primarily of compensation and benefits, including stock-based compensation expense, for general and administrative employees and fees for professional advisors.

  Amortization of Goodwill and Other Intangibles

     Amortization of goodwill and other intangibles arises through our acquisitions of Snaketech and Altius. These acquisitions were accounted for as a purchase and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition dates. Goodwill and other intangible assets are amortized on a straight-line basis over their respective estimated useful lives from three to seven years.

  Stock-based Compensation


     During the six months ended March 31, 2001 we recorded an unearned stock-based compensation charge of $10.7 million, $10.3 million of which related to the stock options assumed in connection with the acquisition of Altius in October 2000. During the year ended September 30, 2000 we granted stock options and issued restricted stock to our officers, employees and consultants at prices deemed to be below the estimated fair value of the underlying common stock. As a result, we recorded an unearned stock-based compensation charge of $4.0 million for the year ended September 30, 2000. For employees, such amount represents the difference at the grant date between the exercise price of each stock option granted or the purchase price for each share of restricted stock and the fair market value of the underlying common stock. This amount is being amortized, using the accelerated vesting method, over the vesting period of the options or restricted stock, generally four years. Stock-based compensation related to consultants is measured on a fair-value basis using the Black-Scholes option pricing methodology.


POTENTIAL EFFECTS OF CALIFORNIA POWER SHORTAGE.

     Beginning in January 2001, our facilities in the State of California are currently subject to potential electrical blackouts as a consequence of a shortage of available electrical power. In the event these blackouts continue or increase in severity, they could disrupt the operations of our California facilities. We do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

RESULTS OF OPERATIONS

     The following table presents certain financial data as a percentage of total revenue for the periods indicated:


                                                                                       SIX MONTHS
                                                                YEARS ENDED              ENDED
                                                               SEPTEMBER 30,           MARCH 31,
                                                         -------------------------    ------------
                                                           1998       1999    2000    2000    2001
                                                         ---------    ----    ----    ----    ----
                                                         (REVISED)
Net revenue:
  License............................................        82%       71%     64%     68%     50%
  Services...........................................        18        29      36      32      50
                                                           ----       ---     ---     ---     ---
     Total revenue...................................       100       100     100     100     100
                                                           ----       ---     ---     ---     ---
Cost of revenue:
  License............................................         7         1       1       1       1
  Services...........................................         7        18      16      15      30
                                                           ----       ---     ---     ---     ---
     Total cost of revenue...........................        14        19      17      16      31
                                                           ----       ---     ---     ---     ---
Gross profit.........................................        86        81      83      84      69
                                                           ----       ---     ---     ---     ---
Operating expenses:
  Research and development...........................        77        59      23      22      32
  Sales and marketing................................        96        67      47      49      39
  General and administrative.........................        28        20      16      18      15
  Amortization of goodwill and other intangibles.....        --        --       2      --      15
  In-process and acquired research and development...        --        --      22      53      --
                                                           ----       ---     ---     ---     ---
     Total operating expenses........................       201       146     110     142     101
                                                           ----       ---     ---     ---     ---
Operating income (loss)..............................      (115)      (65)    (27)    (58)    (32)
                                                           ----       ---     ---     ---     ---
Interest and other income (expense), net.............         5        --      (2)     (2)     (2)
                                                           ----       ---     ---     ---     ---
Net loss.............................................      (110)%     (65)%   (29)%   (60)%   (34)%
                                                           ====       ===     ===     ===     ===

OTHER FINANCIAL DATA(1):
Gross profit excluding non-cash charges..............        86%       81%     85%     86%     77%
Total operating expenses excluding non-cash
  charges............................................       194       146      80      83      74
Operating income (loss) excluding non-cash charges...      (108)      (65)      5       3       3
Net income (loss) excluding non-cash charges.........      (103)      (65)      3       1       1


(1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process and acquired research and development charges, and amortization of goodwill and other intangibles. For a discussion of why we believe these measures are helpful to an understanding of our operations and for a reconciliation of these measures to those reported under generally accepted accounting principles, see "Selected Consolidated Financial Data" beginning on page 21.


SIX MONTHS ENDED MARCH 31, 2000 AND 2001


  Revenue


     Total Revenue. Total revenue increased 122% from $9.4 million for the six months ended March 31, 2000 to $20.8 million for the six months ended March 31, 2001. Toshiba accounted for approximately 22% and Cadence accounted for approximately 10% of total revenue for the six months ended March 31, 2000. Sony accounted for approximately 25% of total revenue for the six months ended March 31, 2001. As a percentage of total revenue, license revenue accounted for 68% for the six months ended March 31, 2000 and 50% for the six months ended March 31, 2001. Total revenue from sales to customers outside North America accounted for 28% of total revenue for the six months ended March 31, 2000 and 50% of total revenue for the six months ended March 31, 2001.

     License Revenue. License revenue increased 65% from $6.3 million for the six months ended March 31, 2000 to $10.5 million for the six months ended March 31, 2001 due to the increased demand for our existing products as chip manufacturers require more chip designs with small features sizes reaching 0.18 micron and below.



     Service Revenue. Service revenue increased 239% from $3.0 million for the six months ended March 31, 2000 to $10.4 million for the six months ended March 31, 2001. This increase was due primarily to approximately $5.4 million in revenue from our design foundry services which resulted from our acquisition of Altius on October 4, 2000 and approximately $1.8 million increase in maintenance and other support of our customers.


  Cost of Revenue


                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                         Licenses.                             --------------------------
                                                                  2000           2001
                                                               -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Other cost of license......................................        $51           $ 26
Amortization of acquired technology........................         --            226
                                                                   ---           ----
     Cost of license.......................................        $51           $252
                                                                   ---           ----



     Excluding amortization of acquired technology, cost of license decreased 49% from $51,000 for the six months ended March 31, 2000 to $26,000 for the six months ended March 31, 2001, due to lower royalties incurred. As a percentage of license revenue, cost of licenses, excluding amortization of acquired technology, was 0.8% for the six months ended March 31, 2000 and 0.2% for the six months ended March 31, 2001. Including amortization of acquired technology of $226,000 for the six months ended March 31, 2001, cost of license increased to $252,000, or 2.4% of license revenue. We incurred no amortization of acquired technology for the six months ended March 31, 2000.



                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                         Services.                             --------------------------
                                                                  2000           2001
                                                               -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Other cost of services.....................................      $1,291         $4,756
Stock-based compensation...................................         109          1,476
                                                                 ------         ------
     Cost of services......................................      $1,400         $6,232
                                                                 ------         ------



     Excluding stock-based compensation expense, cost of services increased 268% from $1.3 million for the six months ended March 31, 2000 to $4.8 million for the six months ended March 31, 2001. This increase was due to additional costs incurred for the new design foundry service resulting from the Altius acquisition. As a percentage of service revenue, cost of service, excluding stock-based compensation expense, was 42% for the six months ended March 31, 2000 and 46% for the six months ended March 31, 2001. Including stock-based compensation expense of $109,000 for the six months ended March 31, 2000, cost of services were $1.4 million, or 46% of service revenue. Including stock-based compensation expense of $1.5 million for the six months ended March 31, 2001, cost of service increased to $6.2 million, or 60% of service revenue.


  Operating Expenses


                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                 Research and Development.                     --------------------------
                                                                  2000           2001
                                                               -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Other research and development.............................      $1,956         $5,459
Stock-based compensation...................................         154          1,166
                                                                 ------         ------
     Research and development..............................      $2,110         $6,625
                                                                 ------         ------

     Excluding stock-based compensation expense and amortization of intangibles, research and development expense increased 179% from $2.0 million for the six months ended March 31, 2000 to $5.5 million for the six months ended March 31, 2001. This increase resulted from the hiring of new employees and the headcount increase related to the acquisition of Snaketech in March 2000 and the acquisition of Altius in October 2000. As a percentage of total revenue, research and development expenses, excluding stock-based compensation expense and amortization of intangibles, were 21% for the six months ended March 31, 2000 and 26% for the six months ended March 31, 2001. This reflects our continued effort to invest in research and development to expand our technology and product leadership. Including stock-based compensation expense of $1.2 million for the six months ended March 31, 2001, research and development expense increased to $6.6 million, or 32% of total revenue. We incurred $154,000 stock-based compensation expense in the research and development expense for the six months ended March 31, 2000. We believe that continued increase in our investment in research and development is necessary to expand our market presence and to expand the technology and product leadership. Therefore, we expect that research and development expenses will increase in the future.



                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                   Sales and Marketing.                        --------------------------
                                                                  2000           2001
                                                               -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Other sales and marketing..................................      $4,511         $7,541
Stock-based compensation...................................          98            686
                                                                 ------         ------
     Sales and marketing...................................      $4,609         $8,227
                                                                 ------         ------



     Excluding stock-based compensation expense, sales and marketing expense increased 67% from $4.5 million for the six months ended March 31, 2000 to $7.5 million for the six months ended March 31, 2001. This increase resulted from increased compensation expense due to the expansion of our sales and marketing organization, including the effect of the Snaketech and Altius acquisitions. As a percentage of total revenue, sales and marketing expenses, excluding stock-based compensation expense, declined from 48% for the six months ended March 31, 2000 to 36% for the six months ended March 31, 2001, due to increases in total revenue exceeding the rate of expenses. Including stock-based compensation expense of $686,000 for the six months ended March 31, 2001, sales and marketing expenses increased to $8.2 million, or 39% of total revenue. We incurred $98,000 stock-based compensation expense for the six months ended March 31, 2000.


     General and Administrative.


                                                                    SIX MONTHS ENDED
                                                                       MARCH 31,
                                                               --------------------------
                                                                  2000           2001
                                                               -----------    -----------
                                                               (UNAUDITED)    (UNAUDITED)
Other general and administrative...........................      $1,288         $2,392
Stock-based compensation...................................         363            788
                                                                 ------         ------
     General and administrative............................      $1,651         $3,180
                                                                 ------         ------



     Excluding stock-based compensation, general and administrative expense increased 85% from $1.3 million for the six months ended March 31, 2000 to $2.4 million for the six months ended March 31, 2001. This increase was due to increased recruiting expenses and increased headcount including expenses related to the Altius acquisition. As a percentage of total revenue, general and administrative expenses, excluding stock-based compensation expense, were 14% for the six months ended March 31, 2000 and 11% for the six months ended March 31, 2001, due to the increase in total revenue exceeding that of expenses. Including stock-based compensation expense of $363,000 for the six months ended March 31, 2000, general and administrative expense was $1.7 million, or 18% of total revenue. Including stock-based compensation expense of $788,000 for the six months ended March 31, 2001, general and administrative expense increased to $3.2 million, or 15% of total revenue. We expect general and administrative expenses to continue to increase as a result of expenses associated with being a public company, including annual and other reporting costs, increased director and officer liability insurance, investor relations programs and accounting and legal fees. Such expenses, however, are expected to decline as a percentage of total revenue.


     Stock-based Compensation. We recorded an unearned stock-based compensation charge of $4.0 million for the six months ended March 31, 2000 and $10.7 million for the six months ended March 31, 2001. Of the $10.7 million unearned stock-based compensation charge, $10.3 million was related to the options assumed from the Altius acquisition in October 2000. Amortization of stock-based compensation was $724,000 for the six months ended March 31, 2000 and $4.1 million for the six months ended March 31, 2001 of which $1.5 million was recorded as a cost of service. The expense has been allocated to its respective category under cost of revenue, research and development, sales and marketing and general and administrative.



     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles was $3.3 million for the six months ended March 31, 2001, of which $226,000 was allocated to cost of license. Amortization of goodwill and other intangibles relates to the acquisition of Snaketech in March 2000 and the acquisition of Altius in October 2000. No amortization expense was recorded for the six months ended March 31, 2000.



     Net Interest and Other Income (Expense). Net interest and other expense was $115,000 for the six months ended March 31, 2000 and $116,000 for the six months ended March 31, 2001. Net interest and other expense for the six months ended March 31, 2001 includes interest incurred on our line of credit and capital leases, foreign withholding taxes, amortization of debt discount and foreign currency translation loss, offset by interest income earned on our cash and cash equivalent balances.


YEARS ENDED SEPTEMBER 30, 1999 AND 2000

  Revenue

     Total Revenue. Total revenue increased 110% from $10.9 million for the year ended September 30, 1999 to $22.8 million for the year ended September 30, 2000. Our contracts with Toshiba accounted for 18% of total revenue for the year ended September 30, 2000. As a percentage of total revenue, license revenue accounted for 71% for the year ended September 30, 1999 and 64% for the year ended September 30, 2000. Total revenue from sales to customers outside North America accounted for 23% of total revenue for the year ended September 30, 1999 and 34% of total revenue for the year ended September 30, 2000. We expect that revenue derived from overseas customers will continue to account for a significant portion of our future revenue.

     License Revenue. License revenue increased 91% from $7.7 million for the year ended September 30, 1999 to $14.7 million for the year ended September 30, 2000 due to the introduction of next generation models of our primary products as well as an increase in the demand for our existing products primarily due to technological advances in our industry which we expect to continue.

     Services Revenue. Services revenue increased 156% from $3.2 million for the year ended September 30, 1999 to $8.1 million for the year ended September 30, 2000. This increase was due to an approximately $3.6 million increase in maintenance and other support of our customers and approximately $1.3 million increase in revenue related to our research contract.

  Cost of Revenue

                                                                YEAR ENDED
                                                              SEPTEMBER 30,
Licenses.                                                     --------------
                                                              1999     2000
                                                              -----    -----
Other cost of license.......................................   $96     $ 92
Amortization of acquired technology.........................    --      166
                                                               ---     ----
     Cost of license........................................   $96     $258
                                                               ---     ----

     Excluding amortization of acquired technology, cost of licenses decreased 4% from $96,000 for the year ended September 30, 1999 to $92,000 for the year ended September 30, 2000, due to lower royalties incurred. As a percentage of licenses revenue, cost of licenses, excluding amortization of acquired technology were 1.2% for the year ended September 30, 1999, and 0.6% for the year ended September 30, 2000. Including amortization of acquired technology of $166,000 for the year ended September 30, 2000, cost of license increased to $258,000, or 1.8% of license revenue. We incurred no amortization of acquired technology for the year ended September 30, 1999.

                                                                 YEAR ENDED
                                                               SEPTEMBER 30,
Services.                                                     ----------------
                                                               1999      2000
                                                              ------    ------
Other cost of services......................................  $1,974    $3,391
Stock-based compensation....................................      --       254
                                                              ------    ------
     Cost of services.......................................  $1,974    $3,645
                                                              ------    ------

     Excluding stock-based compensation expense, cost of services increased 72% from $2.0 million in the year ended September 30, 1999 to $3.4 million in the year ended September 30, 2000, due to cost of services related to our research contract offset by a cost-saving program that included a decrease in the use of outside consultants utilized for application engineering in early fiscal 1999. As a percentage of services revenue, cost of services, excluding stock-based compensation expense, was 62% for the year ended September 30, 1999, and 42% for the year ended September 30, 2000. Including stock-based compensation expense of $254,000 for the year ended September 30, 2000, cost of service increased to $3.6 million, or 45% of service revenue. We incurred no stock-based compensation expense for the year ended September 30, 1999.

  Operating Expenses

                                                                 YEAR ENDED
                                                               SEPTEMBER 30,
Research and Development.                                     ----------------
                                                               1999      2000
                                                              ------    ------
Other research and development..............................  $6,378    $4,966
Stock-based compensation....................................       9       375
                                                              ------    ------
     Research and development...............................  $6,387    $5,341
                                                              ------    ------


     Excluding stock-based compensation expense and amortization of intangibles, research and development expenses decreased 22% from $6.4 million for the year ended September 30, 1999 to $5.0 million for the year ended September 30, 2000. During the second quarter of fiscal 1999, we limited the use of higher-priced outside consultants resulting in lower expenses. We started increasing the level of staffing for research and development after the acquisition of Snaketech in the quarter ended March 31, 2000. As a percentage of total revenue, research and development expenses, excluding stock-based compensation expense and amortization of intangibles, were 59% for the year ended September 30, 1999 and 22% for the year ended September 30, 2000, attributable to increases in total revenue and lower expenses. Including stock-based compensation expense of $375,000 for the year ended September 30, 2000, research and development expense increased to $5.3 million, or 23% of total revenue. We incurred $9,000 stock-based compensation expense for the year ended September 30, 1999.


                                                                 YEAR ENDED
                                                                SEPTEMBER 30,
Sales and Marketing.                                          -----------------
                                                               1999      2000
                                                              ------    -------
Other sales and marketing...................................  $7,314    $10,373
Stock-based compensation....................................      --        262
                                                              ------    -------
     Sales and marketing....................................  $7,314    $10,635
                                                              ------    -------

     Excluding stock-based compensation expense, sales and marketing expenses increased 42% from $7.3 million for the year ended September 30, 1999 to $10.4 million for the year ended September 30,

2000. Approximately $2.1 million of this increase was due to the addition of sales personnel and increased commissions paid. As a percentage of total revenue, sales and marketing expenses, excluding stock-based compensation expense, were 67% for the year ended September 30, 1999 and 45% for the year ended September 30, 2000, due to the growth of revenue outpacing the increase of sales and marketing expenses. Including stock-based compensation expense of $262,000 for the year ended September 30, 2000, sales and marketing expense increased to $10.6 million, or 47% of total revenue. We incurred no stock-based compensation expense for the year ended September 30, 1999.

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
General and Administrative.                                     ----------------
                                                                 1999      2000
                                                                ------    ------
Other general and administrative............................    $2,225    $2,821
Stock-based compensation....................................         4       904
                                                                ------    ------
     General and administrative.............................    $2,229    $3,725
                                                                ------    ------

     Excluding stock-based compensation expense, general and administrative expenses increased 27% from $2.2 million for the year ended September 30, 1999 to $2.8 million for the year ended September 30, 2000 due to the addition of personnel and increased use of consultants and third party advisors. As a percentage of total revenue, general and administrative expenses, excluding stock-based compensation expense, were 20% for the year ended September 30, 1999 and 12% for the year ended September 30, 2000. Including stock-based compensation expense of $904,000 for the year ended September 30, 2000, general and administrative expense increased to $3.7 million, or 16% of total revenue. We incurred $4,000 of stock-based compensation expense for the year ended September 30, 1999.

     Amortization of Goodwill and Other Intangibles. Amortization of acquired intangibles was $0.6 million for the year ended September 30, 2000, of which $166,000 was allocated to cost of license. The total amortization related to the acquisition of Snaketech in March 2000. No amortization expense was recorded in the year ended September 30, 1999.

     Stock-based Compensation. We recorded an unearned stock-based compensation charge of $4.0 million for the year ended September 30, 2000 and $20,000 for the year ended September 30, 1999. Stock-based compensation expense was $1.8 million for the year ended September 30, 2000 and $13,000 for the year ended September 30, 1999. This stock-based compensation expense has been allocated to its respective category under cost of revenue, research and development, sales and marketing and general and administrative. This increased expense resulted from the increased level of stock option grants and restricted stock issuances and increases in the deemed fair market value of the underlying common stock.

     In-process and Acquired Research and Development. On March 31, 2000, we acquired Snaketech. In connection with this acquisition, $1.1 million of in-process research and development has been allocated based on established valuation techniques using the incremental expected cash flows. At the date of the acquisition, this amount was expensed as a non-recurring charge as the in-process technology had not yet reached technological feasibility and had no alternative future use. Snaketech had one major in-process research and development project relating to the development of chip design software in progress at the time of the acquisition. We have completed the Snaketech in-process project and continue to use it to assist in developing our own next generation chip design technology. We do not expect to complete our new technology until at least Spring 2001. We cannot assure you that our chip design technology will be completed in our expected time frame, if at all, or that we will receive any incremental cash flow benefits from the acquired in-process technology.

     In addition, Simplex also acquired a place and route development tool which will be used exclusively in the development of one of Simplex' products. The development tool was valued based upon Simplex' estimate of fair value. In assigning fair value, Simplex considered its market value if the product were separately sold, its value if the product were sold or licensed by Snaketech, as well as Simplex' planned usage. As the development tool had no probable alternative future use, Simplex expensed the full fair market value of $3.9 million upon purchase.

     Net Interest and Other Income (Expense). Net interest and other income was $78,000 for the year ended September 30, 1999 and a net expense of $284,000 for the year ended September 30, 2000. Net interest and other expense for the year ended September 30, 2000 includes interest expense incurred on our line of credit and capital leases, foreign withholding taxes, amortization of debt discount and foreign currency translation loss, offset by interest income earned on our cash, cash equivalent and short-term investment balances. We utilized the line of credit starting June 1999.

     Income Taxes. During the year ended September 30, 2000, Simplex incurred foreign taxes of $242,000. To date, we have never paid significant U.S. federal or state income taxes and, at September 30, 2000, had net federal operating loss carryforwards of approximately $18.7 million. We have a full valuation allowance to the extent of all deferred tax assets since it is more likely than not that we will not realize any benefit from these assets.

YEARS ENDED SEPTEMBER 30, 1998 AND 1999

  Revenue

     Total Revenue. Total revenue increased 66% from $6.5 million in fiscal 1998 to $10.9 million in fiscal 1999. AMD accounted for 12.6% and Sun Microsystems accounted for 11.1% of total revenue in fiscal 1998. No customer accounted for more than 10% of total revenue in fiscal 1999. As a percentage of total revenue, license revenue accounted for 82% in fiscal 1998 and 71% in fiscal 1999. Total revenue from sales to customers outside North America accounted for 10% of total revenue in fiscal 1998 and 23% of total revenue in fiscal 1999.

     License Revenue. License revenue increased 43% from $5.4 million in fiscal 1998 to $7.7 million in fiscal 1999. This increase was attributable to expansion of our distribution channels both in North America and internationally during fiscal 1999.

     Services Revenue. Services revenue increased 176% from $1.2 million in fiscal 1998 to $3.2 million in fiscal 1999. The increase was primarily attributable to approximately $1.5 million in additional maintenance and other support in connection with the continued growth of the installed base of customers licensing our products and approximately $500,000 in research and development contract revenue. Most of our customers have purchased annual maintenance contracts on initial licenses and have renewed such contracts upon expiration.

  Cost of Revenue


       Licenses.


     Cost of licenses decreased from $458,000 in fiscal 1998 to $96,000 in fiscal 1999. As a percentage of license revenue, cost of product licenses were 9% in fiscal 1998 and 1% in fiscal 1999. The decrease in absolute dollars was principally due to reduced sales of older products which continued to incur royalty costs. We expect the cost of licenses to continue to decline as a percentage of total revenue.


       Services.


     Cost of services increased from $439,000 in fiscal 1998 to $2.0 million in fiscal 1999. As a percentage of services revenue, cost of services were 38% in fiscal 1998 and 62% in fiscal 1999. The increase in fiscal 1999 was a result of the expansion of application engineering that focuses on the provision of maintenance and support services.

  Operating Expenses

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                 Research and Development.                    -------------------
                                                                1998        1999
                                                              ---------    ------
Other research and development..............................   $5,038      $6,378
Stock-based compensation....................................       22           9
                                                               ------      ------
     Research and development...............................   $5,060      $6,387
                                                               ------      ------

     Excluding stock-based compensation expense, research and development expenses increased by 26% from $5.0 million in fiscal 1998 to $6.4 million in fiscal 1999. This increase was attributable to an approximately $1.6 million increase in engineering compensation and benefits, offset by a reduction of high-priced outside consultant expenses. As a percentage of total revenue, research and development expenses were 77% of total revenue in fiscal 1998 and 59% of total revenue in 1999. The decrease was attributable to an increase in total revenue. Total stock-based compensation expense was $22,000 for the year ended September 30, 1998 and $9,000 for the year ended September 30, 1999.

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                    Sales and Marketing.                      -------------------
                                                                1998        1999
                                                              ---------    ------
Other sales and marketing...................................   $6,288      $7,314
Stock-based compensation....................................       --          --
                                                               ------      ------
     Sales and marketing....................................   $6,288      $7,314
                                                               ------      ------

     Sales and marketing expenses increased by 16% from $6.3 million in fiscal 1998 to $7.3 million in fiscal 1999. As a percentage of total revenue, sales and marketing expenses were 96% of total revenue in fiscal 1998 and 67% of total revenue in fiscal 1999. Sales and marketing expenses increased due to the expansion of our worldwide direct sales and marketing organization. During fiscal 1999, we established direct sales and support offices in the United States, Europe, Taiwan and Japan.

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                General and Administrative.                   -------------------
                                                                1998        1999
                                                              ---------    ------
Other general and administrative............................   $1,343      $2,225
Stock-based compensation....................................      476           4
                                                               ------      ------
     General and administrative.............................   $1,819      $2,229
                                                               ------      ------


     Excluding stock-based compensation expense, general and administrative expenses increased 66% from $1.3 million in fiscal 1998 to $2.2 million in fiscal 1999. As a percentage of total revenue, general and administrative expenses were 28% of total revenue in fiscal 1998 and 20% of total revenue in fiscal 1999. This increase resulted from the addition of new management and administrative personnel to support our growth. Total stock-based compensation expense was $476,000 for the year ended September 30, 1998 and $4,000 for the year ended September 30, 1999.


     Additionally, as originally reported, we recorded approximately $65,000 in compensation expense related to a severance agreement. The 1998 financial statements have been revised to properly reflect the expense associated with this agreement, which charge increased by $384,500 for the year ended September 30, 1998 to $449,500.

     Stock-based Compensation. We recorded an unearned stock-based compensation charge of $45,000 in fiscal 1998 and $20,000 in fiscal 1999. Amortization of stock-based compensation was $49,000 in fiscal 1998 and $13,000 in fiscal 1999. This expense resulted from stock options granted to non-employees.

     Net Interest and Other Income (Expense). Net interest and other income decreased from $312,000 in fiscal 1998 to $78,000 in fiscal 1999. This decrease was due to decreased cash and cash equivalent balances.

QUARTERLY RESULTS OF OPERATIONS


     The following table presents our unaudited quarterly results of operations in dollar amounts and as a percentage of total revenues for the eight quarters ended March 31, 2001. You should read the following table in conjunction with our consolidated financial statements and the notes related thereto. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from our quarterly results of operations.


                                                             QUARTER ENDED
                                                               (REVISED)
                             ------------------------------------------------------------------------------
                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                               1999         1999            1999         2000        2000         2000
                             --------   -------------   ------------   ---------   --------   -------------
                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenue:
 License...................  $ 2,006       $2,714          $3,192       $ 3,154    $ 3,983       $ 4,350
 Services..................      662        1,491           1,050         1,997      2,169         2,922
                             -------       ------          ------       -------    -------       -------
 Total revenue.............    2,668        4,205           4,242         5,151      6,152         7,272
                             -------       ------          ------       -------    -------       -------
Cost of revenue:
 License...................        3           74              24            27        107           100
 Services..................      400          401             579           821      1,053         1,192
                             -------       ------          ------       -------    -------       -------
 Total cost of revenue.....      403          475             603           848      1,160         1,292
                             -------       ------          ------       -------    -------       -------
Gross profit...............    2,265        3,730           3,639         4,303      4,992         5,980
                             -------       ------          ------       -------    -------       -------
Research and development...    1,640        1,419             911         1,199      1,614         1,617
Sales and marketing........    1,677        1,838           2,022         2,587      2,589         3,437
General and
 administrative............      543          531             655           996      1,042         1,032
Amortization of goodwill
 and other intangibles.....       --           --              --            --        203           206
In-process and acquired
 research and
 development...............       --           --              --         5,000         --            --
                             -------       ------          ------       -------    -------       -------
 Total operating
   expenses................    3,860        3,788           3,588         9,782      5,448         6,292
                             -------       ------          ------       -------    -------       -------
Operating income (loss)....   (1,595)         (58)             51        (5,479)      (456)         (312)
Other (expense) income.....       47         (103)            (83)         (116)      (129)         (198)
                             -------       ------          ------       -------    -------       -------
Net loss...................  $(1,548)      $ (161)         $  (32)      $(5,595)   $  (585)      $  (510)
                             =======       ======          ======       =======    =======       =======
OTHER FINANCIAL DATA(1):
Gross profit excluding
 non-cash charges(a).......  $ 2,265       $3,730          $3,639       $ 4,412    $ 5,152       $ 6,131
Total operating expenses
 excluding non-cash
 charges(b)................  $ 3,856       $3,783          $3,559       $ 4,196    $ 4,787       $ 5,615
Operating income (loss)
 excluding non-cash
 charges(c)................  $(1,591)      $  (53)         $   80       $   216    $   365       $   516
Net income (loss) excluding
 non-cash charges(d).......  $(1,544)      $ (156)         $   (3)      $   100    $   236       $   318

                                   QUARTER ENDED
                                     (REVISED)
                             -------------------------
                             DECEMBER 31,    MARCH 31,
                                 2000          2001
                             -------------   ---------
                                  (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenue:
 License...................     $ 4,281       $ 6,191
 Services..................       4,893         5,464
                                -------       -------
 Total revenue.............       9,174        11,655
                                -------       -------
Cost of revenue:
 License...................         115           137
 Services..................       3,174         3,058
                                -------       -------
 Total cost of revenue.....       3,289         3,195
                                -------       -------
Gross profit...............       5,885         8,460
                                -------       -------
Research and development...       2,932         3,693
Sales and marketing........       3,576         4,651
General and
 administrative............       1,789         1,391
Amortization of goodwill
 and other intangibles.....       1,526         1,526
In-process and acquired
 research and
 development...............          --            --
                                -------       -------
 Total operating
   expenses................       9,823        11,261
                                -------       -------
Operating income (loss)....     ( 3,938)       (2,801)
Other (expense) income.....        (197)         (239)
                                -------       -------
Net loss...................     $(4,135)      $(3,040)
                                =======       =======
OTHER FINANCIAL DATA(1):
Gross profit excluding
 non-cash charges(a).......     $ 6,737       $ 9,310
Total operating expenses
 excluding non-cash
 charges(b)................     $ 6,491       $ 8,901
Operating income (loss)
 excluding non-cash
 charges(c)................     $   246       $   409
Net income (loss) excluding
 non-cash charges(d).......     $    49       $   170


    (1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process and acquired research and development charges, and amortization of goodwill and other intangibles. For a discussion of why we believe these measures are helpful to an understanding of our operations, see "Selected Consolidated Financial Data" beginning on page 21. For a reconciliation of these measures to those reported under generally accepted accounting principles, see below.

                                                             QUARTER ENDED
                                                               (REVISED)
                             ------------------------------------------------------------------------------
                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                               1999         1999            1999         2000        2000         2000
                             --------   -------------   ------------   ---------   --------   -------------
                                                             (IN THOUSANDS)
CONSOLIDATED CASH FLOW
 DATA:
Net cash (used in) provided
 by operating activities...  $(1,129)      $ (636)         $  709       $   404    $(1,351)      $ 1,803
Net cash (used in) provided
 by investing activities...  $   (54)      $  307          $ (875)      $ 2,305    $  (246)      $  (377)
Net cash (used in) provided
 by financing activities...  $ 2,567       $   17          $  110       $   134    $   658       $   (31)

RECONCILIATION BETWEEN
 REPORTED STATEMENT OF
 OPERATIONS DATA AND THE
 AMOUNT SHOWN AS OTHER
 FINANCIAL DATA:
(a) Gross profit...........  $ 2,265       $3,730          $3,639       $ 4,303    $ 4,992       $ 5,980
 Amortization of acquired
   technology..............       --           --              --            --         83            83
 Stock-based
   compensation............       --           --              --           109         77            68
                             -------       ------          ------       -------    -------       -------
   Gross profit excluding
     non-cash charges......  $ 2,265       $3,730          $3,639       $ 4,412    $ 5,152       $ 6,131
                             =======       ======          ======       =======    =======       =======
(b) Total operating
 expenses..................  $ 3,860       $3,788          $3,588       $ 9,782    $ 5,448       $ 6,292
 Amortization of goodwill
   and other intangibles...       --           --              --            --       (203)         (206)
 In-process and acquired
   research and
   development.............       --           --              --        (5,000)        --            --
 Stock-based
   compensation............       (4)          (5)            (29)         (586)      (458)         (471)
                             -------       ------          ------       -------    -------       -------
   Total operating expenses
     excluding non-cash
     charges...............  $ 3,856       $3,783          $3,559       $ 4,196    $ 4,787       $ 5,615
                             =======       ======          ======       =======    =======       =======
(c) Operating income
 (loss)....................  $(1,595)      $  (58)         $   51       $(5,479)   $  (456)      $  (312)
 Amortization of goodwill
   and other intangibles...       --           --              --            --        286           289
 In-process and acquired
   research and
   development.............       --           --              --         5,000         --            --
 Stock-based
   compensation............        4            5              29           695        535           539
                             -------       ------          ------       -------    -------       -------
   Operating income (loss)
     excluding non-cash
     charges...............  $(1,591)      $  (53)         $   80       $   216    $   365       $   516
                             =======       ======          ======       =======    =======       =======
(d) Net loss...............  $(1,548)      $ (161)         $  (32)      $(5,595)   $  (585)      $  (510)
 Amortization of goodwill
   and other intangibles...       --           --              --            --        286           289
 In-process and acquired
   research and
   development.............       --           --              --         5,000         --            --
 Stock-based
   compensation............        4            5              29           695        535           539
                             -------       ------          ------       -------    -------       -------
   Net income (loss)
     excluding non-cash
     charges...............  $(1,544)      $ (156)         $   (3)      $   100    $   236       $   318
                             =======       ======          ======       =======    =======       =======

                                  QUARTER ENDED
                                    (REVISED)
                             ------------------------
                             DECEMBER 31,   MARCH 31,
                                 2000         2001
                             ------------   ---------
                                  (IN THOUSANDS)
CONSOLIDATED CASH FLOW
 DATA:
Net cash (used in) provided
 by operating activities...    $(3,861)      $   239
Net cash (used in) provided
 by investing activities...    $ 1,452       $  (539)
Net cash (used in) provided
 by financing activities...    $    38       $ 2,597
RECONCILIATION BETWEEN
 REPORTED STATEMENT OF
 OPERATIONS DATA AND THE
 AMOUNT SHOWN AS OTHER
 FINANCIAL DATA:
(a) Gross profit...........    $ 5,885       $ 8,460
 Amortization of acquired
   technology..............        113           113
 Stock-based
   compensation............        739           737
                               -------       -------
   Gross profit excluding
     non-cash charges......    $ 6,737       $ 9,310
                               =======       =======
(b) Total operating
 expenses..................    $ 9,823       $11,261
 Amortization of goodwill
   and other intangibles...     (1,526)       (1,526)
 In-process and acquired
   research and
   development.............         --            --
 Stock-based
   compensation............     (1,806)         (834)
                               -------       -------
   Total operating expenses
     excluding non-cash
     charges...............    $ 6,491       $ 8,901
                               =======       =======
(c) Operating income
 (loss)....................    $(3,938)      $(2,801)
 Amortization of goodwill
   and other intangibles...      1,639         1,639
 In-process and acquired
   research and
   development.............         --            --
 Stock-based
   compensation............      2,545         1,571
                               -------       -------
   Operating income (loss)
     excluding non-cash
     charges...............    $   246       $   409
                               =======       =======
(d) Net loss...............    $(4,135)      $(3,040)
 Amortization of goodwill
   and other intangibles...      1,639         1,639
 In-process and acquired
   research and
   development.............         --
 Stock-based
   compensation............      2,545         1,571
                               -------       -------
   Net income (loss)
     excluding non-cash
     charges...............    $    49       $   170
                               =======       =======

                                                             QUARTER ENDED
                                                               (REVISED)
                             ------------------------------------------------------------------------------
                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                               1999         1999            1999         2000        2000         2000
                             --------   -------------   ------------   ---------   --------   -------------
AS A PERCENTAGE OF TOTAL
 REVENUE:
Net revenue:
 License...................       75%          65%             75%           61%        65%           60%
 Services..................       25           35              25            39         35            40
                             -------       ------          ------       -------    -------       -------
 Total revenue.............      100          100             100           100        100           100
                             -------       ------          ------       -------    -------       -------
Cost of revenue:
 License...................       --            2               1             1          1             1
 Services..................       15           10              13            16         17            16
                             -------       ------          ------       -------    -------       -------
 Total cost of revenue.....       15           12              14            17         18            17
                             -------       ------          ------       -------    -------       -------
Gross profit...............       85           88              86            83         82            83
                             -------       ------          ------       -------    -------       -------
Research and development...       61           33              21            23         26            22
Sales and marketing........       63           44              48            50         42            47
General and
 administrative............       21           12              16            20         17            14
Amortization of goodwill
 and other intangibles.....       --           --              --            --          3             3
In-process and acquired
 research and
 development...............       --           --              --            97         --            --
                             -------       ------          ------       -------    -------       -------
 Total operating
   expenses................      145           89              85           190         88            86
                             -------       ------          ------       -------    -------       -------
Operating income (loss)....      (60)          (1)              1          (107)        (6)           (3)
Other (expense) income.....        2           (3)             (2)           (2)        (2)           (3)
                             -------       ------          ------       -------    -------       -------
Net loss...................      (58)%         (4)%            (1)%        (109)%       (8)%          (6)%
                             =======       ======          ======       =======    =======       =======
OTHER FINANCIAL DATA
 PERCENTAGES:(1)
Gross profit excluding
 non-cash charges..........       85%          89%             86%           86%        84%           84%
Total operating expense
 excluding non-cash
 charges...................      145%          90%             84%           82%        78%           77%
Operating income (loss)
 excluding non-cash
 charges...................      (60)%         (1)%             2%            4%         6%            7%
Net loss excluding non-cash
 charges...................      (58)%         (4)%             0%            2%         4%            4%

                                   QUARTER ENDED
                                     (REVISED)
                             -------------------------
                             DECEMBER 31,    MARCH 31,
                                 2000          2001
                             -------------   ---------
AS A PERCENTAGE OF TOTAL
 REVENUE:
Net revenue:
 License...................          47%           53%
 Services..................          53            47
                                -------       -------
 Total revenue.............         100           100
                                -------       -------
Cost of revenue:
 License...................           1             1
 Services..................          35            26
                                -------       -------
 Total cost of revenue.....          36            27
                                -------       -------
Gross profit...............          64            73
                                -------       -------
Research and development...          32            32
Sales and marketing........          39            40
General and
 administrative............          20            12
Amortization of goodwill
 and other intangibles.....          17            13
In-process and acquired
 research and
 development...............          --            --
                                -------       -------
 Total operating
   expenses................         108            97
                                -------       -------
Operating income (loss)....         (44)          (24)
Other (expense) income.....          (2)           (2)
                                -------       -------
Net loss...................         (46)%         (26)%
                                =======       =======
OTHER FINANCIAL DATA
 PERCENTAGES:(1)
Gross profit excluding
 non-cash charges..........          73%           80%
Total operating expense
 excluding non-cash
 charges...................          71%           76%
Operating income (loss)
 excluding non-cash
 charges...................           2%            4%
Net loss excluding non-cash
 charges...................           0%            1%


---------------
    (1) In the Other Financial Data table above, we present gross profit, total operating expenses, operating income (loss) and net income (loss) as adjusted to exclude the following non-cash charges: stock-based compensation expense, in-process and acquired research and development charges, and amortization of goodwill and other intangibles. For a discussion of why we believe these measures are helpful to an understanding of our operations, see "Selected Consolidated Financial Data" beginning on page 21.


     License revenue increased from $2.0 million in the fiscal quarter ended June 30, 1999 to $2.7 million in the fiscal quarter ended September 30, 1999. This increase was due primarily to new product shipments of Fire & Ice QX and increased sales efforts. In the quarter ended December 31, 2000, service revenue increased approximately $2.0 million as compared to the preceding quarter. This increase resulted primarily from revenue generated from our design foundry services due to the acquisition of Altius on October 4, 2000. In the quarter ended March 31, 2001, service revenue increased approximately $0.6 million as compared to the preceding quarter. This increase resulted from the continued increase revenue generated from our design foundry services. Commissions represent a significant portion of our sales force compensation, which is structured to strongly incentivize sale closures for both licenses and services prior to year end. As a result, we expect that sales efforts will continue to intensify in the fiscal fourth quarter, which could result in our revenue being flat or slightly down in the subsequent fiscal first quarter.



     During the March 31, 1999 quarter, we began a cost-savings program which included a shift away from the utilization of higher cost consulting personnel to in-house employees. As a result, research and development, sales and marketing and general and administrative expenses each began to decrease in the following quarter. In-process research and development expenses of $5.0 million in the quarter ended March 31, 2000 resulted from the Snaketech acquisition. During the quarters ended June 30, 2000 and September 30, 2000, we recognized amortization expenses of $0.5 million in each quarter related to the acquisition, of which $83,000 was charged to cost of license for each quarter. Excluding stock-based compensation expense and amortization of intangibles, total cost of license, services and operating expenses increased from $6.8 million in the quarter ended September 30, 2000 to $11.2 million in the quarter ended December 31, 2000. This increase resulted primarily from increased headcount and other expenses as a result of the Altius acquisition on October 4, 2000.


  Provision for Income Taxes

     To date, we have only incurred a minimal amount of foreign taxes. No provision for federal and state income taxes has been recorded since inception because we have experienced significant net losses, which have resulted in federal and state operating loss carryforwards of approximately $18.7 million at September 30, 2000. In light of our cumulative operating losses, we have provided a full valuation allowance for all deferred tax assets as we are presently unable to conclude that it is more likely than not that the deferred tax asset will be realized.

  Liquidity and Capital Resources


     Since inception, we have financed our operations primarily through private sales of preferred stock in aggregate of approximately $24.3 million, internally generated funds, and the use of our line of credit with Transamerica Business Credit Corporation. As of March 31, 2001, we had $7.4 million of cash and cash equivalents. As of March 31, 2001, we had $5.0 million outstanding under our $5.0 million credit facility with Transamerica. Borrowing under this credit facility bears interest at a minimum rate of 9.0% (12.25% for the $2.5 million non-formula loan and 10.50% for the $2.5 million formula loan as of March 31,
2001). We anticipate using available cash to fund growth in operations and for working capital.



     Net cash used in operating activities was $3.6 million for the six months ended March 31, 2001, including payment of liabilities assumed in the Altius transaction. This was partially offset by the acquisition of $2.3 million of cash from Altius that is reported in cash flows from investing activities. Cash used in operations includes approximately $1.3 million in charges related to this offering. Net cash provided by operating activities was $1.1 million for the six months ended March 31, 2000 and $1.6 million for the year ended September 30, 2000. Net cash used in operating activities was $5.4 million in fiscal 1999 and $6.5 million in fiscal 1998.



     Net cash provided by investing activities was $0.9 million for the six months ended March 31, 2001 and $1.4 million for six months ended March 31, 2000. Net cash provided by investing activities was $807,000 for the year ended September 30, 2000. Net cash used in investing activities was $696,000 in fiscal 1999 and $1.1 million in fiscal 1998. Net cash provided by investing activities consisted primarily of cash received in the acquisition of Snaketech and Altius and the proceeds from available-for-sale securities. Cash used in investing activities consists primarily of purchases of property and equipment.



     Net cash provided by financing activities was $2.6 million for the six months ended March 31, 2001, $244,000 for the six months ended March 31, 2000, $0.9 million for fiscal 2000, $3.2 million in fiscal 1999 and $11.4 million in fiscal 1998. Cash provided by financing activities during these periods was primarily due to proceeds from the issuance of preferred stock and common stock, stock options exercised by employees and borrowings under our line of credit facility.


     We currently anticipate that our available cash resources combined with the cash generated from operations will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 18 months. We do not have a definitive quantified plan with respect to the use of the net proceeds of this offering. As a result, our management will have broad discretion with respect to the use of the net proceeds from this offering, and investors will be relying on the judgement of our management regarding the application of these proceeds. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds to finance more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences or privileges senior to those of our stockholders.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended is effective for fiscal years beginning after June 15, 2000. There was no significant impact from the adoption of this standard.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. We believe that our company currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. There was not a significant impact of the adoption of this Interpretation on the consolidated financial statements.

  Qualitative and Quantitative Disclosures about Market Risk

     We develop products in the United States and France and sell our products globally, through our direct sales force and independent distributors. Our products are sold primarily in North America, Europe and Japan. Most of our sales are currently denominated in U.S. dollars; however we anticipate an increasing amount of sales to be denominated in the Japanese yen and possibly the euro. As a result, our financial results may be directly affected by changes in foreign currency exchange rates and weak economic conditions in foreign markets.


     We currently do not invest in, or hold for trading or other purposes, any financial instruments subject to market risk. As of March 31, 2001, we had $7.4 million of cash and cash equivalents. Our interest income is sensitive to changes in the general level of United States interest rates and any declines of interest rates over time would reduce our interest income from our portfolio. As of March 31, 2001, we had total debt of $5.4 million, most of which accrues interest based on the prime rate. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate. However, as we expect to repay the outstanding debts with the proceeds of this offering, we do not expect our exposure to market risk from changes in interest rates to be material.

ALTIUS RESULTS OF OPERATIONS

     In October 2000, we acquired Altius Solutions, Inc., which is now our wholly owned subsidiary. Through our acquisition of Altius, we now provide design foundry services which enable accelerated chip development. Altius was incorporated in December 1998, and received its first revenue for system-on-chip design services in March 1999. Past growth and results of business and operations are not necessarily indicative of future performance. This transaction is accounted for under the purchase method of accounting.

     The following table presents certain Altius financial data derived from audited financial statements for the year ended December 31, 1999 and for the nine months ended September 30, 2000, and from unaudited financial statements for the nine month periods ended September 30, 1999. In the opinion of management, the unaudited statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the financial statements and notes to those financial statements included elsewhere in this prospectus (in thousands):

                                                                               NINE MONTHS ENDED
                                                              YEAR ENDED         SEPTEMBER 30,
                                                             DECEMBER 31,    ---------------------
                                                                 1999           1999         2000
                                                             ------------    -----------    ------
                                                                             (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue:
  System-on-chip design services...........................     $2,037         $  993       $6,528
  License..................................................        441            424           39
  Maintenance and other services...........................        541            395          398
                                                                ------         ------       ------
     Total revenue.........................................      3,019          1,812        6,965
                                                                ------         ------       ------
Cost of revenue:
  System-on-chip design services...........................      1,711            849        3,426
  License..................................................         51             51           77
  Maintenance and other services...........................         --             --           59
                                                                ------         ------       ------
     Total cost of revenue.................................      1,762            900        3,562
                                                                ------         ------       ------
Gross profit...............................................      1,257            912        3,403
                                                                ------         ------       ------
Operating expenses:
  Research and development.................................        497            396          333
  Sales and marketing......................................        363            288          752
  General and administrative...............................        180            103        1,297
  Stock-based compensation.................................         63             25          230
                                                                ------         ------       ------
     Total operating expenses..............................      1,103            812        2,612
                                                                ------         ------       ------
Operating profit...........................................        154            100          791
Other income (expense), net................................         40             15           48
                                                                ------         ------       ------
Income before income taxes.................................        194            115          839
Provision for income taxes.................................         95             56          409
                                                                ------         ------       ------
Net income.................................................     $   99         $   59       $  430
                                                                ======         ======       ======

RESULTS OF OPERATIONS FOR ALTIUS SOLUTIONS, INC.

  Nine Months Ended September 30, 1999 and 2000

     Total Revenue. Total revenue increased from $1.8 million for the nine months ended September 30, 1999 to $7.0 million for the nine months ended September 30, 2000. One customer accounted for 46% of total revenues for the nine months ended September 30, 1999. Two customers accounted for 65% of total revenue for the nine months ended September 30, 2000. As a percentage of total revenue, design services revenue accounted for 55% in the nine months ended September 30, 1999 and 94% in the nine months ended September 30, 2000. Total revenue from sales to customers outside the United States accounted for 18% of total revenue for the nine months ended September 30, 1999, 64% of total revenue for the nine months ended September 30, 2000.

     System-on-Chip Design Services Revenue. System-on-Chip Design services revenue increased from $1.0 million for the nine months ended September 30, 1999 to $6.5 million for the nine months ended September 30, 2000 as Altius achieved increased market adoption of its initial services.

     License Revenue. License revenue decreased from $424,000 for the nine months ended September 30, 1999 to $39,000 for the nine months ended September 30, 2000. The decrease in license revenue was due to the cessation of sales of third party owned software. Altius commenced shipping its software product, IP Station on September 27, 2000, and recorded the sale in deferred revenue.

     Maintenance and Other Services Revenue. Maintenance and other services revenue increased from $395,000 for the nine months ended September 30, 1999 to $398,000 for the nine months ended September 30, 2000 due to assuming maintenance services for the installed base of third party license products. The third party license products were assumed by Altius starting in the quarter ended June 30, 1999.

  Cost of Revenue

     System-on-Chip Design Services. Cost of system-on-chip design services increased from $849,000 for the nine months ended September 30, 1999 to $3.4 million for the nine months ended September 30, 2000 due to approximately $155,000 in increased licensing fees associated with software design tools, $2.0 million in increased compensation and benefits expense and $462,000 in increased overhead allocation. As a percentage of system-on-chip design services revenue, cost of design services were 86% for the nine months ended September 30, 1999 and 53% for the nine months ended September 30, 2000.

     Licenses. Cost of licenses increased from $51,000 for the nine months ended September 30, 1999 to $77,000 for the nine months ended September 30, 2000. The costs consisted of royalty payments to a third party and overhead allocation. As a percentage of licenses revenue, cost of licenses were 12% for the nine months ended September 30, 1999, and 196% for the nine months ended September 30, 2000.

     Maintenance and Other Services. Cost of maintenance and other services increased to $59,000 for the nine months ended September 30, 2000 due to the addition of a customer service platform, including hot-line and on-site installation assistance services.

  Operating Expenses

     Research and Development. Research and development expenses decreased from $396,000 for the nine months ended September 30, 1999 to $333,000 for the nine months ended September 30, 2000. During the first quarter of fiscal 2000, one of Altius' software projects achieved technological feasibility and, as a result, we capitalized approximately $667,000 of research and development costs. As a percentage of total revenue, research and development expenses were 22% for the nine months ended September 30, 1999 and 5% for the nine months ended September 30, 2000. The decrease was attributable to the commencement of capitalization of research and development in accordance with the requirements of United States generally accepted accounting principles.

     Sales and Marketing. Sales and marketing expenses increased from $288,000 for the nine months ended September 30, 1999 to $752,000 for the nine months ended September 30, 2000 due to approximately $278,000 in increased compensation for sales personnel, $186,000 in increased cost incurred for trade show expenses and overhead allocation. As a percentage of total revenue, sales and marketing expenses were 16% for the nine months ended September 30, 1999 and 11% for the nine months ended September 30, 2000. The decrease as a percentage of total revenue is due to the higher levels of total revenue.

     General and Administrative. General and administrative expenses increased from $103,000 for the nine months ended September 30, 1999 to $1,297,000 for the nine months ended September 30, 2000 due to approximately $516,000 for costs related to mergers and acquisitions, $500,000 in increased compensation and benefit expenses and $178,000 in increased overhead allocation. As a percentage of total revenue, general and administrative expenses were 6% for the nine months ended September 30, 1999 and 19% for the nine months September 30, 2000.


     Stock-based Compensation. Altius recorded unearned compensation of $592,000 for the nine months ended September 30, 1999 and $530,000 for the nine months ended September 30, 2000. Amortization of stock-based compensation was $25,000 for the nine months ended September 30, 1999; $230,000 for the nine months ended September 30, 2000. This expense resulted from stock options granted to employees at exercise prices less than deemed fair market value.


     Interest and Other Income (Expense), net. Interest and other income (expense), net increased from $15,000 for the nine months ended September 30, 1999 to $48,000 for the nine months ended September 30, 2000. Interest and other income (expense), net for the nine months ended September 30, 1999 consists of interest earned on Altius' money market investments, partially offset by interest expenses incurred on a term loan.

                                    BUSINESS

INTRODUCTION


     We provide software and services for the design and verification of integrated circuits to enable our communications, computer and consumer products customers to achieve first-time production success and rapid delivery of complex system-on-chip. A system-on-chip is an integrated circuit that includes the computing, memory and communications components that previously had been available only on separate chips. Our customers use our products and services prior to manufacture to design and verify the integrated circuits to help ensure that the integrated circuits will perform as intended, taking into account the complex effects of deep-submicron semiconductor physics.



     Demand for electronic products that are portable, power-efficient and high-performance, such as cell phones, has driven chip manufacturers to design complex system-on-chip with small feature sizes reaching 0.18 micron and below. These system-on-chip integrate digital components, such as microprocessors and memory, together with analog components, such as radio-frequency receivers and analog-to-digital converters, into a single chip. Successful development and commercialization of system-on-chip require the design and manufacture of integrated circuits with increasingly small feature sizes. Designing system-on-chip with these small feature sizes magnifies semiconductor physics constraints, which presents significant challenges to designers and traditional design software. Sometimes, designers are unable to diagnose and therefore to correct the design decisions that cause their designs to fail.


INDUSTRY BACKGROUND


     Advances in the communications and electronics industries have stimulated consumer and business demand for communications and networking equipment, desktop computers, handheld computing wireless devices and other semiconductor-powered products. Demand for system-on-chip is increasing dramatically as manufacturers seek to remain competitive by rapidly introducing products with higher performance, lower cost and smaller size. According to the Integrated Circuit Engineering Corporation report (ICE -- 2000), the worldwide market for system-on-chip and application-specific integrated circuits is expected to grow from $23 billion in 1999 to $64 billion in 2004.


  Breakthrough Chip Design Technology


     Successful development and commercialization of system-on-chip designs require the design and manufacture of integrated circuits with extremely small features, or geometries. Feature size, which is measured in millionths of a meter, or microns, refers to the size of physical structures that underlie a semiconductor device's transistors and the wires, or interconnect, that connect these transistors. The configuration of the transistors and interconnect together make up the chip's geometry.



     Advances in chip manufacturing technology have reduced feature sizes from
3.0 micron in 1980 to 0.18 micron and below in today's advanced semiconductors. Integrated circuit geometries at or below 0.18 micron are commonly referred to as deep submicron geometries. Reductions in feature size make it possible to increase the number of transistors on each chip dramatically, producing corresponding increases in integrated circuit computing power and functionality. According to Dataquest, 35% of integrated circuits manufactured in 2000 incorporate geometries at or below 0.18 micron geometries, with continuing adoption expected to grow to 85% by 2004. Dataquest also reports that in 1999, less than 3% of engineers were doing designs with more than 10 million transistors on a given chip and projects the first introduction of 0.10 micron products that will allow designs with up to 600 million transistors (100 million gates) by early 2002.

  The New Era of Physics-Dominated Chip Design


     Designing system-on-chip with geometries at 0.18 micron and below presents major challenges both to designers and to traditional design software, making it extremely difficult to build chips that function as intended. As geometries shrink, chip devices and interconnect become so densely packed that the different components of a chip interact in unintended ways and impact the proper functioning of the whole chip. These unintended interactions, which are negligible at larger geometries and thus have traditionally been ignored in chip design, are particularly acute at geometries of 0.18 micron and below. As designs become more dense, accurate analysis, or modeling, of interconnect signal transmission becomes fundamental to first-time production success of complex integrated circuits.



     The laws of semiconductor physics ultimately dictate an integrated circuit's behavior. Yet, properly accounting for the effects of semiconductor physics at 0.18 micron and below represents a significant barrier to the successful manufacture of today's deep submicron designs. Historically, chip design focused on modeling the electrical properties of transistors alone in order to predict chip performance and functionality, primarily because the effects of other components at larger geometries were negligible. However, due to the interrelated nature of electrical current flow across an integrated circuit's transistors, interconnect and underlying silicon structure at deep submicron geometries, modeling the entire semiconductor chip, including transistors, interconnect and the underlying silicon, or substrate structure, has become essential to timely, cost-effective chip production.
     [Heading: "Physical Cross-Section of an IC" Graphic: representation of the physical cross-section of an IC, including the interconnect, device and substrate layers. Description of cross section: "Internet & Device & Substrate"]


                                    GRAPHIC

       SUBMICRON INTERCONNECT (0.35 MICRON)              DEEP SUBMICRON INTERCONNECT (0.18 MICRON)


     Discontinuity Between Manufacturing Capability and Effective Design. The chip industry's ability to manufacture integrated circuits at deep submicron geometries has surpassed designers' ability to reliably deliver designs that function as intended once manufactured in such densely configured geometries. The continued move to deep submicron has had an inordinate impact on design and manufacturing process efficiency including, but not limited to:


     - increasing the likelihood of prototype failure;

     - diminishing the ability to predict chip performance;

     - lowering manufacturing yield;

     - decreasing the reliability of end-products used by customers over time;
       and

     - increasing run-time for analysis and completion of complex designs.

     To avoid these adverse effects, chip designers have increasingly recognized a need for improved design methodologies and enabling technologies that can analyze deep submicron effects on all of the chip's components without sacrificing speed or accuracy. As a result, full-chip analysis has become critical due to the interrelated nature of electrical current flow across an integrated circuit's transistors, interconnect and underlying silicon structure. Segmented analyses of separate system-on-chip components and regions are frequently too inaccurate to ensure that new integrated circuits will be fully operational.

     Specific factors that govern chip performance include:

     - Power Integrity: Each subsection of an integrated circuit requires a consistent voltage supply for proper operation. Localized reductions or fluctuations in voltage can result in total chip failure, analogous to a "blackout," or failure to operate at intended speeds, analogous to a "brownout." Because electrical current follows the path of least resistance, the current flowing across an integrated circuit may be drawn from one section to another in an unexpected way, making full-chip analysis essential. Most currently available technologies lack the capacity to analyze all sections of the chip simultaneously, which limits their ability to detect potential power integrity problems.

     - Timing Integrity: A chip's proper operation requires internal signals to arrive at intended device locations at precise time intervals. Timing analysis requires accurate modeling of the electrical properties of the chip's interconnect in order to predict the arrival time of these signals correctly. As geometries shrink, the interconnect physics become more difficult to model, and proper signal arrival times thus become increasingly difficult to predict. Inaccuracies in timing of the arrival of the signals produce errors in chip function or insufficient performance. Most currently available technology lacks an adequate ability to model the interconnect physics for the full chip at practical speeds.

     - Signal Integrity: When many signals operate in close proximity at extremely high speeds, current flowing through one wire can disrupt the current flow in an adjacent wire, causing unintended interference between signals and possibly even chip failure. Similarly, in designs with both digital and analog components, or mixed-signal designs, current fluctuations caused by the switching of digital components can unexpectedly flow through the underlying silicon structure on which the transistors and interconnect are placed. This can affect signal levels in an unintended manner, causing the chip to fail. Most currently available technology lacks the ability to build accurate models of the substrate and interconnect physics or the flow of current and so fails to detect such unanticipated and unintended current flow.

     - Reliability: Decreasing the width of the interconnect increases the probability that the interconnect will be designed without sufficient capacity to carry the intended current flow over time, ultimately causing wires to break and chips to fail. Because a chip might not immediately fail, faulty design is not always immediately evident. Therefore, proper design tools are needed to ensure that the interconnect can support the expected operating current of the chip over its anticipated lifetime. Most currently available technology lacks the capacity to analyze current flow across the entire chip, resulting in an inability to predict and to detect where breakages will occur.

     Trend of Market Disaggregation. The semiconductor industry is comprised of three major segments: system design, silicon engineering and semiconductor manufacturing. Over the last ten years, the semiconductor industry has been disaggregating these activities. In the early stages of this disaggregation, many companies began to outsource semiconductor manufacturing, focusing instead on system design and silicon engineering, also referred to as design implementation, in an effort to reduce the costs and risks associated with increasingly complex semiconductor fabrication. This outsourcing of semiconductor manufacturing led to the rise of silicon foundries, which concentrate exclusively on the manufacture of semiconductor chips. As the complexities of designing a system-on-chip increase, many semiconductor companies have chosen to outsource silicon engineering as well. This trend towards outsourcing design implementation is reflected in the emergence of design foundries, which aim to reduce the risk of designing complex chips under aggressive time-to-market constraints. As a result, today's integrated circuits are created in concept by semiconductor and systems companies, implemented by design foundries and manufactured by silicon foundries.

                           SYSTEM-ON-CHIP DESIGN FLOW


     [Graphic: depiction of the design process of systems-on-chips and the shifting away of the design process from traditional semiconductor companies to system companies]

                                    GRAPHIC


  Business Challenges Facing System-on-Chip Design Companies



     Time-to-Market Delays. In today's increasingly competitive high-technology economy, the inability to launch products successfully and cost-effectively into narrow market windows can mean the success or failure of products, divisions and even companies. First-mover advantage in introducing new products can be vital to capturing dominant market share for a given product segment, making the efficiency of design and manufacturing processes critical to competitive positioning. Delays introduced by unanticipated design flaws can force product launch postponement or cancellation. As integrated circuit geometries have reached 0.18 micron and below, the percentage of defective chips has increased dramatically. The Collett International Research, Inc. 2000 survey reports that in 1999, 48% of all chips released to manufacture in North America required more than one manufacturing iteration prior to production ramp-up. Design decisions that cause chips to fail are frequently not identified until significant manufacturing resources have been committed. As deep submicron design becomes more prevalent, design companies are increasingly experiencing time-to-market delays along with an increased incidence of design flaws.


     Increased Incidence of Design Flaws Identified after Manufacturing. The lack of accurate verification software used throughout the design and final testing, or sign-off verification, processes has increased the incidence of manufactured design flaws. Whether design flaws are evident upon initial manufacture or become evident over time with a product's use, the costs associated with integrated circuit redesign and remanufacture are significant. Dataquest estimates that direct, non-recurring engineering costs per 0.18 micron system-on-chip design are $500,000.


     Managing the complexity of deep submicron effects has emerged as a critical barrier to the design and first-time production success of system-on-chip with the desired levels of performance. Advances in manufacturing technologies alone can no longer mitigate the increased risk of delayed system-on-chip product introduction or failure without corresponding advances in design technologies. As a result, the chip design industry must integrate advanced methodologies and software products that manage design complexity and that incorporate full-chip deep submicron effects into all aspects of their design process.


OUR SOLUTION


     Our system-on-chip verification software and services are designed to provide comprehensive, high-speed verification that an integrated circuit will perform as designed, taking into account the complex effects of deep submicron semiconductor physics. Our design foundry services provide design implementation to help our customers achieve first-to-market delivery of system-on-chip designs. We believe our customers can gain a competitive advantage by using our products in advance of manufacture to verify that the chip design will perform as intended. The advantages of our platform, which stem from our expertise in chip design, computer science algorithms and software engineering, include the following key benefits:


     Enabling Deep Submicron Chip Design and Manufacture. Our design technology is engineered to analyze deep submicron effects throughout an integrated circuit without sacrificing speed or accuracy. In the environment of increasingly complex chip designs and correspondingly increased system-on-chip design requirements, we believe that we enable electrical correctness throughout the full chip during the design process. Our modeling and analysis capabilities are designed to enable our customers to verify the integrity of their designs prior to completing the design process and manufacturing the chip. A number of chips designed with current technology fail without designers locating the cause of such fatal failures. We believe our products provide our customers with a competitive advantage in the design and delivery of high-performance chips.

     Accelerating Time-to-Market. Using our products, we believe our customers can accelerate their time-to-market by incorporating deep submicron effects during the design cycle, not simply after the designs are released to manufacture, thus preventing unanticipated design and manufacture iterations. Our software and services help to provide customers with designs ready for production volume, thus avoiding a significant delay and the corresponding loss of revenue for the design supplier.


     Lowering Cost per Chip. By reducing design iterations for each design, our products help enable faster, more efficient design processes that substantially reduce production costs. Designers using our products test their chip designs during the design cycle. Our software is designed to limit the number of iterations required to design a reliable chip, thereby decreasing both the production cost per chip and the opportunity cost of time spent redesigning instead of innovating.


     Our software and services offer the following key attributes:


     - Comprehensive Platform for System-on-Chip, or SoC, Verification. We provide software products that model the entire semiconductor and enable the delivery of designs with increased power integrity, timing integrity, signal integrity, and reliability. These products analyze complete system-on-chip designs without compromising speed or accuracy, enabling our customers to design and to test complex integrated circuits.



     - High-performance and High-accuracy Verification. Our products have the capacity and speed to verify the full chip without partitioning it into smaller blocks. Without full-chip analysis, it is difficult to predict whether electricity will flow throughout a chip as intended. Our products also capture the higher accuracy of transistor-level models in the simpler gate-level at which transistors are grouped into blocks. Gate-level refers to the simplified representation of frequently used groups of transistors. As a result, we provide our customers with transistor-level accuracy at gate-level speeds.



     - Advanced Design Services for System-on-Chip Implementation. We offer services designed to help our customers be first-to-market by delivering electrically correct integrated circuits. A combination of our verification and design software and proprietary design methodology enables our design team to complete complex system-on-chip designs which have been verified for electrical correctness in advance of manufacture.



     - Integrated Total Solution with Semiconductor Manufacturing
       Foundries. Anticipating the essential role physics would play in the chip design process, we are one of the first in the industry to create and to market an integration program with silicon foundries. Our program enables our research and development staff to work on site at silicon foundries to develop and to certify models of the foundries' semiconductor processes. These models are then integrated with our existing software products for use by our customers who outsource their manufacturing to these foundries. Our program provides us with validation that our software is accurate and scalable. It also gives us a first-hand look at the manufacturers' present and future technologies enabling us to focus our innovation in areas that will serve our customers' needs. The resulting models are made available to our customers for use during system-on-chip design verification. To date, Chartered Semiconductor Manufacturing, IBM Corporation, NEC, Toshiba, TSMC and UMC are among the members of our integration program.

STRATEGY


     Our objective is to make our customers more successful by enabling them to design system-on-chip designs with ever decreasing geometries. In order to achieve this objective, we employ a number of strategies:



     Broaden Customer Service Offering. Because we view the continuing disaggregation of the semiconductor industry as an opportunity for silicon engineering, we have begun complementing our verification software and services with design services. As an example of this strategy, we acquired Altius Solutions, a system-on-chip design service company in October 2000. To further enhance this strategy, we have been developing new physical design intellectual property which we expect to introduce to the market in 2001. We intend to provide our customers with a more complete solution for their design needs by combining design services, physical design, intellectual property and system-on-chip verification software.



     Extend Market Leadership into Newer Products. We intend to use our leadership in these system-on-chip verification markets to introduce newer software products to our customers. In our experience, once customers have adopted our power integrity products, they are more likely to adopt our other products.



     Broaden Addressable Markets. We intend to expand our design capacity to develop broader market acceptance of our system-on-chip design foundry products. As system-on-chip design becomes more prevalent, both system-on-chip design and deep submicron physics expertise will become increasingly vital to the successful design of integrated circuits. We intend to leverage our expertise to help customers not only verify but also create new chip designs and design techniques. In addition, we anticipate that many companies will find it valuable to outsource design capability due to the high cost of keeping up with changing technology.



     Continue our Commitment to Quality and Customer Satisfaction. We focus on the development of high-quality software, and we have a strong emphasis on customer service. We believe our customer support services are highly regarded in the industry not only for our ability to integrate products from a variety of vendors, but also for our proactive working relationships with chip manufacturers and designers. We focus on the development of quality software without the need for additional development time. This Quality-on-Time(TM) approach to software development is a key component to customer satisfaction with our software and services. Through our intensive focus on company-wide quality, our engineering and support resources have the freedom to devote more time and energy to innovation.



     Advance and Develop Strategic Relationships. We intend to expand our industry-partner relationships with technology leaders to deliver to our customers further integration of the technologies and design capabilities critical to successful system-on-chip design and production. We intend to continue to develop relationships with leading semiconductor manufacturers such as IBM, TSMC and UMC for the next generation of our integration program. In addition, we intend to expand our integration relationships with leading design tool vendors to provide customers with integrated software solutions using our products as well as the products of other vendors.


     Pursue Strategic Acquisitions; Invest in Next-Generation Technology. We intend to acquire strategic technology that will broaden our product offerings into related markets or will expand or improve our customer solutions.

EXECUTION OF HISTORICAL GROWTH STRATEGY


     From our inception in 1995 through the first quarter of fiscal 1997, our strategy focused primarily on the research and development of early versions of our current products. In fiscal year 1997, we established our domestic sales capability and shipped our first product suite, which included Fire & Ice, the predecessor to Fire & Ice QX and Thunder & Lightning, the predecessor to VoltageStorm SoC. Beginning in fiscal year 1998, our strategy focused on expanding market penetration of our existing products, growth in our sales force and continued development of new technologies. In fiscal years 1998 through 2000 our strategy focused on obtaining system-on-chip verification leadership, increasing our product offering and enhancing our market penetration.

     Our execution of our strategy yielded measurable tangible results. In fiscal years 1999 and 2000, we developed and strengthened our market position within the application-specific integrated circuit, or ASIC, and integrated device manufacturer, or IDM, markets through our global direct sales force, becoming a leading provider of system-on-chip verification software. During 1999 and 2000, we released several enhancements to our major products including the addition of reliability, signal integrity and timing integrity capabilities, and the launch of our new product, Fire & Ice QX. In March 2000, we added a new product SubstrateStorm, which analyzes the electrical effects of current flowing through the underlying silicon structure. In 1998 and 1999, we opened offices in the United Kingdom, France and Japan to expand penetration of the semiconductor design market in these regions while simultaneously increasing support and close working relationships with our customers.


TECHNOLOGY


     The adoption of geometries at 0.18 micron and below has widened the gap between the performance potential of chip manufacturing technology and the designers' ability to create high-performance designs. Because preparing an integrated circuit design for manufacture is increasingly expensive and time-consuming, it has become even more critical to design with electrically correct methodology and to verify in advance that each chip, once manufactured, will work as specified. Further, the rapid emergence of system-on-chip design styles has introduced new requirements for design tools and methodologies that overcome the limitations of previously available solutions.


     To satisfy these requirements, we create software models that capture the intricate details of semiconductor physics that are relevant to real-world integrated circuit designs. Our analysis tools then apply these models efficiently to a full chip, providing the designer with an accurate assessment of the expected performance and reliability of an integrated circuit before manufacturing. It is only by bridging the disparate disciplines of semiconductor physics, computer science and chip design that we have been able to develop our innovative technologies, and our strong emphasis on advanced software engineering methodologies has resulted in the rapid development of high-quality software products.

     Semiconductor Physics. An integrated circuit's behavior is ultimately dictated by the laws of semiconductor physics. The complexity of the interaction between different components of an integrated circuit increases with higher design speeds and dense geometries, and phenomena such as crosstalk, voltage drops, and noise become severe. The continuing, dramatic increase in the number of devices on a chip concomitantly increases the likelihood of deep submicron-related design failures.


     Our technical staff has a significant breadth and depth of experience, both in industry and academia, at modeling semiconductor physics. Our expertise manifests itself in the correlation of our models to silicon. To keep our products and the designs we create at the forefront of semiconductor technology, we maintain close relationships with semiconductor manufacturers worldwide, providing us with ongoing access to the leading experts in the field and to the most advanced fabrication technologies.



     Computer Science and Software Engineering. The rapidly rising complexity of today's deep submicron integrated circuits can pose an overwhelming challenge to both the designer and traditional design software, making it extremely difficult to prevent chip failure. For example, the power grid on a typical chip today is more than ten times as complex as the power grids of just five or six years ago, and transistors now switch more than one billion times per second on the highest-performance chips. Even with today's fast computers, accurately analyzing tens of millions of wires overnight can be very difficult. We address this problem through continual innovation in computer science. For example, our unique technologies for computational geometry, including the QIC engine and our adaptive substrate grid, and our matrix solver provide high speed and capacity, while the adaptive analytical modeling technology provides high accuracy. Our extensive computer science expertise draws from disciplines as diverse as cartography, aeronautics, computational chemistry, statistics and electronics.

     Chip Design and Manufacturing. The design and manufacture of today's integrated circuits involves dozens of complex steps, each of which contains potential sources of error. A thorough understanding of each step and its consequence is necessary to design deep submicron chips that work upon first manufacture and to develop effective verification solutions. Our organization includes design engineers, software developers, salespeople, applications engineers and marketing and executive staff, who apply our broad expertise in both chip design and fabrication in developing our products and in building relationships with our customers.


     The intersection of these three key disciplines, physics, software and design, is the foundation on which we have built and continue to build our diverse technologies. Our principal technologies and algorithms are listed below.


                       SELECTED PROPRIETARY TECHNOLOGIES



--------------------------------------------------------------------------------------------
      TECHNOLOGY             DESCRIPTION                          BENEFITS
--------------------------------------------------------------------------------------------
 QIC Engine             Novel geometry data     Faster interconnect modeling and
                        processing              power integrity analysis
                                                Modeling of more than 10 million gates
                                                overnight on one processor
                                                From approximately 200,000 to over 400,000
                                                nets
                                                per hour on a single processor
--------------------------------------------------------------------------------------------
 Lightning              High-capacity matrix    Automatic computation of current
                        solver                  distribution
                                                Solving networks with more than 200 million
                                                resistors overnight
                                                Capacity to handle designs of more than
                                                120 million transistors
--------------------------------------------------------------------------------------------
 Thunder                Dynamic circuit         High-capacity for full chip simulation
                        simulation              100x faster than the industry standard SPICE
--------------------------------------------------------------------------------------------
 Accura                 Static power            Vector-independent solution
                        estimation              Statistical power estimation technology
                                                Combined speed and accuracy
--------------------------------------------------------------------------------------------
 Adaptive Analytical    Wire modeling           Accuracy to a standard deviation of 4%
 3D Extraction                                  versus silicon
                                                From approximately 200,000 to over 400,000
                                                nets
                                                per hour on a single processor
--------------------------------------------------------------------------------------------
 Self-Adjusting Grid    Self-adjusting grid     High-accuracy substrate modeling
                        generation for          100x improved performance over fixed-grid
                        substrate modeling      solution
--------------------------------------------------------------------------------------------
 COSMIC                 Semiconductor process   Capacitance measurement on silicon to
                        characterization        femtofarad (10(-15) F) precision
                                                Certified models to foundry customers
                                                A standard for evaluating and tuning
                                                software
                                                models
--------------------------------------------------------------------------------------------

                       PROPRIETARY SOFTWARE METHODOLOGIES



--------------------------------------------------------------------------------------------
      TECHNOLOGY             DESCRIPTION                          BENEFITS
--------------------------------------------------------------------------------------------
 DFT                    Design for testability  Improves software quality and
                        (software engineering   reliability
                        technology)             Increases software development
                                                productivity
--------------------------------------------------------------------------------------------
 APIGen(TM)             Automatic code          Accelerates software development
                        generation              cycles
                                                Reduces common software errors
--------------------------------------------------------------------------------------------
 QoT(TM)                Quality-on-Time         High quality of software on schedule
                                                Enhances internal efficiency
                                                Software product management with quality on
                                                time
--------------------------------------------------------------------------------------------
 ECSM(TM)               Effective current       Improves performance of
                        source model            characterization
                                                Accuracy within 2% of SPICE
--------------------------------------------------------------------------------------------

SYSTEM-ON-CHIP DESIGN PROCESS OVERVIEW


     [Graphic: depiction of the design process of systems-on-chips and the shifting away of the design process from traditional semiconductor companies to system companies]

                                    GRAPHIC


  System-on-Chip Design Flow


     In today's system-on-chip design methodology, the chip design flow involves the following steps:

     System Design. In the system-level design phase, the designer specifies the architecture and overall design of an integrated circuit, partitioning the proposed system into hardware and software components and defining which hardware is appropriate.

     Design Implementation. Design implementation is an implementation phase that maps the system design into a physical representation that can be manufactured. Once design implementation is complete, physical verification is necessary to ensure that the manufactured chip will function correctly.


     SoC Verification. The system-on-chip verification, or SoC verification, step certifies that the results of design implementation are electrically correct for manufacturing.


  Simplex SoC Verification Process


     Our verification software and services can be used to perform system-on-chip verification both concurrently during the design implementation tasks and as part of the final verification procedures prior to semiconductor manufacturing. When used concurrently, system-on-chip verification software provides early feedback to the designers in order for them to reach deep submicron, or DSM, closure. DSM closure is the point in the deep submicron chip design cycle where deep submicron-related problems are corrected, and power integrity, timing integrity, signal integrity and reliability goals are met. Used in final verification procedures prior to semiconductor manufacturing, our system-on-chip verification software and services provide the last opportunity to ensure the integrity of the design before the expensive manufacturing process begins.

                            SOC VERIFICATION PROCESS


   [Graphic: rendition of systems-on-chip verification consisting of the three major steps: technology characterization, interconnect, device, and substrate modeling; and the combination of power integrity, timing integrity, signal integrity and reliability]

                                    GRAPHIC


     SoC verification consists of three major steps: technology characterization; interconnect, device, and silicon structure modeling; and the combination of power integrity, timing integrity, signal integrity and reliability analysis.


     Technology Characterization. Our technology characterization constructs models by simulating the semiconductor process using highly accurate field solvers, which are high-resolution simulators of the physics of electromagnetic fields. This characterization step is an essential part of the process because it provides correlation between silicon and the software models used by the SoC verification software. This task is performed in close cooperation with the semiconductor manufacturers to benefit from the expertise of their process engineers.


     Interconnect, Device and Substrate Modeling. The electrical properties of the chip's interconnect, devices and underlying silicon structure, or substrate, must be modeled in order to perform power integrity, timing integrity, signal and reliability verifications. This modeling must be accurate for meaningful verification. Our modeling software is designed to simultaneously deliver the accuracy, speed and capacity required to create the models that describe the electrical behavior of integrated circuits.



     Power Integrity. To verify whether electricity will flow as intended throughout the entire chip, it is essential to perform full-chip analysis with transistor-level accuracy. Our products are designed to model integrated circuits at the transistor level with the efficiency and performance of modeling them at gate level. Gate level refers to a simplified representation of frequently used groups of transistors for faster analysis. Our solution is integrated at various points in the chip design flow to provide early feedback as well as final verification.


     Timing Integrity. The timing integrity of complex integrated circuits with geometries at or below 0.18 micron is dictated by the performance of the interconnect. Timing analysis products, such as those provided by our interoperability partners, require the combination of accurate models of an integrated circuit's interconnect with accurate delay calculation in order to predict chip timing behavior. By providing both transistor-level and gate-level interconnect modeling, we address the timing integrity needs of each segment of the semiconductor community.


     Signal Integrity. Frequently, noise problems, or interference between signals, are incorrectly diagnosed as manufacturing problems as they can be intermittent, appearing only on certain chips when tested at certain operating speeds. Identifying and modeling noise propagation through complex integrated circuits is essential to ensure the performance and functionality of both mixed-signal and high-performance digital designs. Our signal integrity verification product is designed to perform a detailed, transistor-level analysis of the noise propagation through the interconnect and the underlying silicon structure, providing an accurate measure of circuit noise behavior. This technology is critical for radio-frequency, mixed-signal and high-end digital chip designs.



     Reliability. The increasing operating frequencies of today's integrated circuits, when combined with the reduction of power supply levels, introduce significant electromigration risks. Electromigration is an excessive wear of the interconnect, potentially resulting in breakage due to the high density of current flow. Identifying portions of the design where the current density is excessive and can cause reliability problems is an extremely complex task. The technologies in our reliability product are designed to analyze the complete current flows through both signal and supply wires, providing feedback to designers so they can improve design reliability.

PRODUCTS


     We currently provide several products that address our customers' system-on-chip design and verification needs. Since different customers encounter different combinations of challenges in their designs, we often provide integrated bundles of our various products and their options in an attempt to address their needs. These bundles are sold to customers in different configurations and at different price points, depending on a customer's needs. Although customers frequently purchase these bundles, we have organized the component products in the table below by their estimated impact on fiscal 2000 revenue, ranging from largest to smallest.



     Our products address the needs of system-on-chip design and verification as described in this table:



------------------------------------------------------------------------------------------------------------
          PRODUCT                     FEATURES                SEGMENTS                   BENEFITS
------------------------------------------------------------------------------------------------------------
SOC VERIFICATION PRODUCTS
------------------------------------------------------------------------------------------------------------
 VOLTAGESTORM SOC,            Power grid voltage and     Power Integrity and  Large design capacity (over
   First customer shipment    electromigration for IC    Reliability           100 million transistors)
   in March 1999              designs                                         Production-proven technology
                                                                              Static and dynamic analysis
------------------------------------------------------------------------------------------------------------
 FIRE & ICE QX,               Modeling interconnect in   Interconnect and     Designed for high throughput
   First customer shipment    integrated circuits for    Device Modeling       and unlimited capacity
   in September 1999          timing integrity                                4% standard deviation to
                                                                              silicon
------------------------------------------------------------------------------------------------------------
 SUBSTRATESTORM,              Integrated circuit         Substrate Modeling   Estimate of interference
   First customer shipment    modeling and noise         Signal Integrity      between sensitive analog and
   in September 2000          analysis for radio-                              noisy digital circuitry
                              frequency, analog and                           Support of most advanced
                              mixed-signal designs                             semiconductor processes
                                                                              Graphical user interface for
                                                                               identifying noise-critical
                                                                               path
------------------------------------------------------------------------------------------------------------
 OTHER ANALYSIS PRODUCTS
------------------------------------------------------------------------------------------------------------
 ELECTRONSTORM option,        Electromigration analysis  Reliability          Full-chip reliability solution
   First customer shipment    option to VoltageStorm                          Identification of design flaws
   in March 1999              SoC                                              affecting integrated circuits'
                                                                               longevity and manufacturing
                                                                               yields
------------------------------------------------------------------------------------------------------------
 CLOCKSTORM option,           High-speed clock analysis  Timing Integrity     Transistor-level analysis
   First customer shipment    option to VoltageStorm                          providing timing accuracy
   in March 1999              SoC                                              within 10% of industry-
                                                                               standard SPICE
                                                                              Designed to analyze complex
                                                                               design styles
                                                                              Accounting for non-uniformity
                                                                               of power distribution
------------------------------------------------------------------------------------------------------------
 SI REPORT option,            Noise Analysis option to   Signal Integrity     Automatic calculation of
   First customer shipment    Fire & Ice QX                                    worst-case noise conditions
   in March 1999                                                               on full-chip
                                                                              Full integration for high
                                                                               performance and reduced data
                                                                               file size
------------------------------------------------------------------------------------------------------------
 IP STATION,                  Analysis for system-on-    Timing Integrity     Automatic IP characterization
   First customer shipment    chip electrical sign-off   Power Integrity      Accurate within 2% of SPICE
   in September 2000                                     Signal Integrity     Function recognition for
                                                                               complete automation
------------------------------------------------------------------------------------------------------------

SERVICES


     We provide services in addition to our software products to enable our customers to produce working chips while focusing primarily on system-level design. Reflecting our emphasis on customer satisfaction and proficiency in the use of our software products, we offer design and verification services to help our customers realize the full potential of our software, thereby increasing the adoption of our technology. We also offer design foundry services that aim to enable our customers to create their most complex, system-on-chip designs. We have organized the services in the table below in decreasing order of their strategic importance to the business.



----------------------------------------------------------------------------------------------------------
        SERVICES                   DESCRIPTION                                BENEFITS
----------------------------------------------------------------------------------------------------------
  Contract Silicon          Contract chip design          Targeted use of our expertise on critical
  Engineering                                             designs
                                                          Electrically correct designs
                                                          Fast turnaround from design to successful
                                                          manufacture
----------------------------------------------------------------------------------------------------------
  SoC Verification          Single or multiple full-      Targeted use of our expertise on critical
  Services                  chip verification             designs
                                                          Fast adoption/rollout of our products and
                                                          solutions
                                                          Additional support to meet customer's project
                                                          schedules
----------------------------------------------------------------------------------------------------------
  Technology Integration    Software integration in       Custom integration for improved efficiency
  Services                  integrated circuit design     Fast adoption/rollout of the technology
                            flow                          Custom interface to third-party solutions
                                                          Available for end customers and software vendors
----------------------------------------------------------------------------------------------------------
  Research Services         Contract research             Development of specialized technology on a
                                                          contract basis
----------------------------------------------------------------------------------------------------------


CUSTOMERS

     We have customers in each segment of the semiconductor community, including:

     - design and engineering services;

     - microprocessor suppliers;

     - embedded-memory manufacturers and designers;


     - digital signal processor, or DSP, suppliers;



     - application-specific integrated circuit, or ASIC, vendors;


     - application-specific standard products, or ASSP;

     - high-end graphics; and

     - networking, wireless and communications systems.

     These customers provided license, maintenance or design services revenue of more than $200,000 in 1999 and 2000 combined, on a pro forma basis after giving effect to the acquisition of Altius from December 1998 (date of inception).


                                   CUSTOMERS


       HIGH-PERFORMANCE DATA               DESIGN AND                                WIRELESS, NETWORKING
   PROCESSING/HIGH-END GRAPHICS       ENGINEERING SERVICES      ASIC SUPPLIERS        AND COMMUNICATIONS
-----------------------------------  ----------------------  ---------------------  ----------------------
  3DFX                               Cadence Design Systems  Infineon Technologies  Adaptec
  Advanced Micro Devices             Ingenuus Corporation    AG                     Conexant Systems
  ATI Technologies                   Quadic Systems          Kawasaki Steel         Cypress Semiconductor
  Broadcom Corporation                                       Corporation            empowerTel Networks
  Cirrus Logic                                               LSI Logic              ICS
  Fujitsu                                                    Lucent                 Lara Networks
  HAL Computer Systems                                       Matsushita             Mitel Semiconductor
  Matrox Electronics                                         NEC Corporation        MMC Networks
    Systems                                                  Philips                Oren Semiconductor
  MIPS Technologies                                          Semiconductor*         PLX Technology
  PMC Sierra, Inc.                                           STMicroelectronics     Rosun Technologies
  Quickturn -- a                                             Toshiba                Transwitch
    Cadence division                                                                Vitesse Semiconductor
  S3 Incorporated
  Silicon Graphics
  SiliconMotion
  Silicon Storage Technology
  Silicon Value
  Sony Semiconductor
  Stream Machine
  Sun Microsystems
  Texas Instruments


* a division of Royal Philips Electronics.


     Toshiba is both a customer of our software technology and participates with us in the development of new technology. As our largest customer, Toshiba accounted for approximately 18% of our total revenue in fiscal 2000.


CUSTOMER CASE STUDIES

     STMICROELECTRONICS. STMicroelectronics (formerly SGS-THOMSON
Microelectronics) is the second-largest global supplier of analog and mixed-signal ASSPs and ASICs.

     Business challenge. In order to exploit the potential of semiconductor processes, STMicroelectronics must continue to develop designs that incorporate the most advanced fabrication technologies. As feature sizes continue to decrease, a major barrier to successful integration of mixed-signal circuits is interference between the highly sensitive analog circuitry and the digital blocks residing on the same chip.

     Solution. After evaluating the different solutions available on the market, STMicroelectronics chose Simplex's substrate modeling and analysis tools for their speed and accuracy in simulating interference caused by substrate noise. STMicroelectronics now includes SubstrateStorm in their standard 0.18 micron CMOS, BiCMOS and RFCMOS design kits, and several of their design teams have already deployed these tools in their production design flows. STMicroelectronics has successfully applied Simplex's technologies to several mixed-signal designs, one of which is an advanced, single-chip, satellite radio frequency receiver for cable television. Simplex's verification tools helped the design team achieve first-time silicon success.

     TOSHIBA. Toshiba Semiconductor Company is one of the world's leading manufacturers and suppliers of semiconductor products including LSIs, microprocessors and controllers, and advanced memory products, in addition to discrete and bipolar components.

     Business challenge. Toshiba realized that the tools they used for 0.35 and
0.25 micron designs were not sufficient to meet the challenges they faced designing for their 0.18 and 0.14 micron, system-level integration ASIC family featuring embedded DRAM and CPU cores. Toshiba recognized that power integrity and timing integrity were primary issues for deep submicron design as it became increasingly difficult to predict whether their integrated circuits would work once manufactured.

     Solution. Consequently, Toshiba chose to integrate Simplex's VoltageStorm SoC and Fire & Ice QX, into their design flow for their 0.18 and 0.14 micron SLI ASIC family to address the power integrity problems and to increase their efficiency and performance by avoiding excessive overdesign. We believe that it would be virtually impossible for Toshiba's design teams to produce chips in these advanced technologies today without the use of Simplex tools.

     CONEXANT. Conexant Systems is the world's largest company focused exclusively on providing semiconductor products for communications electronics.

     Business challenge. Developing highly complex ASSPs in the most advanced process technologies, Conexant design teams require advanced design tools in order to reduce their time to market while creating high-performance, differentiated products. When Conexant designers started to adopt 0.18 micron process technologies, they could no longer guarantee the timing integrity of their designs from within their design flow.

     Solution. After an extensive evaluation of the products targeting their needs, Conexant selected Simplex's Fire & Ice QX technology, which combined the performance, capacity and accuracy levels required for their advanced chip designs. Today, Conexant guarantees the timing integrity of the most demanding digital integrated circuits they develop using Simplex tools.

     SUN MICROSYSTEMS. Sun Microsystems is the leading provider of industrial-strength hardware, software and services that power the Internet. The Processor Product Group of Sun Microsystems is responsible for the development of high-performance microprocessor solutions, including the company's flagship UltraSPARC(TM) processor products. The UltraSPARC processors leverage a unique combination of semiconductor design expertise and industry leading functionality; powering systems that interact seamlessly in complex, multifaceted networked environments that demand nothing less than peak performance.


     Business challenge. Sun's chip designers are at the forefront of the intensely competitive high-performance microprocessor market by developing UltraSPARC processors that incorporate the most advanced deep sub-micron fabrication technology and expand design limits. The deep submicron technology presents new challenges in the physical design verification of power integrity and signal integrity.



     Solution. Following a complete evaluation of the physical verification solutions available, Sun Microsystems has adopted Simplex's physical design verification solutions as a vital part of its design methodology for next generation UltraSPARC processor products. Sun depends on Simplex's products to verify chip designs for power integrity, signal integrity and reliability using Voltage Storm, Fire & Ice Qx and ElectronStorm during final signoff of the design.


STRATEGIC ALLIANCES

     Through our wide network of industry partners, we seek to ensure complete interoperability of our software products with those of our partners to facilitate faster adoption and increased ease of use.


     Interoperability. We have interoperability alliances with Mentor Graphics Corp., Magma Design Automation, Monterey Design Automation, Silicon Perspective Corp., Cadence Design Systems and Synopsys, Inc. The alliance companies have entered into licensing arrangements with us for the sole purpose of development and testing interfaces to ensure compatibility. By working closely with the leading providers of complementary technologies, we provide seamless integration with our products. These alliances range from interoperability programs, for validation of our products' interoperability, to relationships through which customer-specific applications are jointly developed.

     Foundry. We have developed relationships with Toshiba Corporation, International Business Machines Corp. (IBM), NEC Corporation, Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Chartered Semiconductor Manufacturing Ltd., United MicroElectronics Corp. (UMC) and the COSMIC program. Our alliances with these leading foundries and semiconductor companies worldwide allows us to demonstrate the accuracy of our chip verification products by gaining access to silicon measurements of process parameters. By jointly developing and supporting accurate models of the most commonly-used semiconductor processes, we provide our mutual customers with validated verification products. Part of our close relationship with foundries revolves around our integration program.


     Integration Program. Our integration program with semiconductor industry leaders creates standards for measurement and characterization of interconnect on silicon. Leading semiconductor vendors have successfully used our integration standard to manufacture test chips and to validate the accuracy of our chip verification tools. To date, we have completed test chips with Chartered Semiconductor Manufacturing, IBM, NEC, TSMC and UMC Group.



    Interoperability relationships    Artisan Components              Magma Design Automation
                                      Mentor Graphics                 Silicon Perspective
                                      Monterey Design Systems         Synopsys
                                      Cadence Design Systems
    Foundry relationships             Chartered Semiconductor         IBM
                                      Manufacturing                   Taiwan Semiconductor
                                      NEC                             Manufacturing Co.
                                      Toshiba
                                      United Microelectronics


SALES AND MARKETING


     We sell and market our services primarily through a direct sales force. In fiscal 2000, our sales and marketing expenses were $10.4 million, excluding stock-based compensation. Our sales force consists of salespeople, pre-sales application engineers and post-sales application engineers. As of March 31, 2001, we had 51 sales and marketing employees of which 34 are located in the United States, 12 are located in Europe and 5 are located elsewhere. We intend to expand our direct sales organization to all major global markets; specifically, we intend to focus expansion in Europe and Asia.


     We focus our marketing efforts on achieving brand recognition, market awareness and sales campaign support. We currently market our services through direct advertising and targeted events, including trade shows, conferences, technical publications and live and web-based seminars. Our current customers provide references, and we feature customer recommendations in our promotional activities.

RESEARCH AND DEVELOPMENT


     From our inception through the first quarter of fiscal 1997, our operations were primarily focused on research and development related to the development of our early analysis and extraction products. In fiscal 2000, our research and development expenses were $5.0 million or 22% of revenue, excluding stock-based compensation and amortization of intangibles. In fiscal 1999, our research and development expenses were $6.4 million or 59% of revenue and in fiscal 1998, our research and development expenses were $5.1 million or 77% of revenue. As of March 31, 2001, we had 73 employees in our research and development team of which 47 are located in the United States, 20 are located in Europe and 6 are located elsewhere. We have made use of modern networking and communications technologies to maintain close working relationships with our geographically remote developers, and we intend to continue recruiting developers worldwide. Research and development capabilities are essential to our strategy to enhance and expand our products and services. We have invested, and expect to continue to invest, significant resources in creating a structured process for undertaking all of our research and development and have recruited personnel with the appropriate computer science and software engineering experience. The complexity of system-on-chip design and verification at deep submicron levels requires expertise in semiconductor physics, computer science and software engineering, as well as chip design and manufacturing. We believe that the multidisciplinary expertise of our team of scientists and engineers will continue to advance our market and technological leadership.


COMPETITION

     We compete with suppliers of software for the design of integrated circuits. We believe that the key competitive factors in this market are product capabilities and performance, quality, price, interoperability and a reputation for technical excellence and integrity. We believe that we compete favorably with respect to each of these factors.

     We compete with domestic and international suppliers of software for chip design. Our principal competitors include Avant!, Cadence Design Systems, Mentor Graphics and Synopsys.

     Many of our competitors have longer operating histories and presence in key markets, great name recognition, access to larger customer bases and significantly greater financial, sales and marketing, technical and other resources. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. Current and potential competitors have established or might establish financial or strategic relationships among themselves or with existing or potential customers or third parties. Accordingly, new competitors or alliances among existing competitors might emerge and rapidly acquire significant market share. In addition, our competitors might develop technologies in the future that more effectively address the design of integrated circuits at deep submicron levels at a lower cost.

RECENT ACQUISITIONS

     In March 2000, we acquired Snaketech S.A., a provider of products and services for complex integrated circuit design, which is now our wholly owned subsidiary. Following this transaction, Snaketech was renamed Simplex S.A. Simplex S.A. currently provides sales and marketing support for our products that address the underlying silicon structure of an integrated circuits as well as research and development services.


     In October 2000 we acquired Altius Solutions, Inc., a provider of semiconductor design foundry services to various semiconductor manufacturers, which is now our wholly owned subsidiary. Pursuant to the terms of this transaction, we issued approximately 2.6 million shares of our common stock to former Altius stockholders and granted options to purchase approximately 384,000 shares of our common stock to former Altius option holders. As a result of this acquisition, on a consolidated basis for fiscal 2000 the largest customer of our design foundry services is Sony Semiconductor. Revenue from Sony Semiconductor accounted for approximately 13% of our pro forma revenue in fiscal 2000. See "Selected Pro Forma Consolidated Financial Data" beginning on page 23.


INTELLECTUAL PROPERTY

     We regard the protection of our copyrights, service marks, trademarks and trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions, such as confidentiality and nondisclosure agreements and licensing arrangements, to protect our proprietary rights in products and services. The license agreements with our customers limit their rights to the technologies that we offer and develop for our customers. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including requiring those persons with access to our proprietary information to execute nondisclosure agreements and restricting access to such information.

     We also rely on technologies that we license from third parties. For instance, in 1998, we entered into a license agreement with Computational Applications and System Integration, Inc. to incorporate certain of their technologies into some of our products. In 1995, we also entered into license agreements with Digital Semiconductor (a business unit of Digital Equipment Corporation) and Chris Terman (an independent contractor who was formerly engaged by us). These licenses are perpetual but may be terminated upon a material breach, including a failure to protect the underlying intellectual property. Each of these license agreements provides us with complementary technologies from parties with specific expertise which we believe is an effective means of expanding the features and functionality of our products. These licenses might not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we might be required to develop or obtain substitute technology at additional cost.


     We have applied for registration of the following trademarks: ClockStorm, COSMIC, ElectronStorm, SignalStorm, Simplex Solutions and VoltageStorm. Fire & Ice QX is our registered trademark. We currently have one patent issued which expires in December 2017 and 19 patent applications filed in connection with our existing products and technologies and our technologies and intellectual property in development.


EMPLOYEES


     As of March 31, 2001, we had 186 employees, including 51 in sales and marketing, 73 in research and development, 37 in design service and post sales support and 25 in general and administrative. None of our employees is represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.


FACILITIES


     Our headquarters includes approximately 30,000 square feet in Sunnyvale, California pursuant to a lease that expires May 31, 2002. Although we believe our facilities are adequate for our needs in the intermediate term, due to the rapid growth of our employee base we might need either to lease or to find alternative facilities in order to accommodate future expansion. In addition, we have sales offices in Texas and North Carolina, and we lease space in the United Kingdom, France and Japan.


LEGAL PROCEEDINGS


     We are not currently a party to any litigation. On November 1, 2000, we received written notice from Sequence Design, Inc. claiming that one of our current products allegedly infringes a patent held by Sequence. On March 15, 2001, we received further written notice from Sequence indicating that legal action is imminent. Based on a thorough review of the intellectual property at issue, we believe this infringement allegation by Sequence to be without merit. However, because of the uncertainties of litigation, if this matter proceeds to litigation we cannot assure you that we would ultimately prevail or that this matter will not materially impact our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The names, ages and positions of our executive officers and directors as of March 31, 2001 are as follows:



            NAME              AGE                               POSITION
            ----              ---                               --------
Penelope A. Herscher........  40     Chief Executive Officer and Chairman of the Board of Directors
Aki Fujimura................  42     President, Chief Operating Officer and Director
Aurangzeb Khan..............  44     Executive Vice President and General Manager
James D. Behrens............  49     Executive Vice President, Worldwide Field Operations
Luis P. Buhler..............  48     Chief Financial Officer
Steven L. Teig..............  39     Chief Technical Officer
Joseph B. Costello(1).......  47     Director
Harvey C. Jones,              48     Director
  Jr.(1)(2).................
F. Gibson Myers, Jr.(2).....  59     Director
A. Richard Newton(1)(2).....  49     Director
Larry W. Sonsini............  60     Director


---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Penelope A. Herscher has served as our Chief Executive Officer since April 1996. From May 1996 to July 2000 Ms. Herscher served as our President. In July 2000, Ms. Herscher was appointed Chairman of our Board of Directors. From June 1988 to April 1996 Ms. Herscher held several management positions at Synopsys, Inc., an electronic design automation company, including Director of Product Marketing, Vice President of Marketing and Vice President and General Manager. Ms. Herscher serves on the board of directors of both Mizbiz.com Inc. and the EDA Consortium. Ms. Herscher holds a B.A. in mathematics from Cambridge University in England.

     Aki Fujimura has served as our Chief Operating Officer and as a member of our Board of Directors since August 1997. In July 2000, Mr. Fujimura was appointed our President. From April 1993 to October 1996, Mr. Fujimura served on the Board of Directors and as Vice President for Pure Software, a developer of automated software quality products and services. Mr. Fujimura serves on the Board of Directors of Bristol Technology Inc. Mr. Fujimura holds a B.S. and an M.S. in electronic engineering and computer science from the Massachusetts Institute of Technology.

     Aurangzeb Khan has served as our Executive Vice President and General Manager since October 2000. Mr. Khan co-founded Altius and has served as its President and Chief Executive Officer since March 1999. From February 1996 to March 1999, Mr. Khan was Vice President, Silicon Engineering at Cirrus Logic, Inc. From October 1983 to February 1996, Mr. Khan held various positions at Tandem Computers, Inc., including Director of Engineering, Technology & CAD Development. Prior to October 1983, Mr. Khan served as Senior Design Engineer, SRAM Development, for Fairchild Semiconductor Corp. Mr. Khan holds an M.S. in Engineering Management and an M.S. in Electrical Engineering from Stanford University, a B.S. in Electrical Engineering and Computer Sciences and a B.S. in Nuclear Engineering from University of California, Berkeley, and a B.Sc. in Physics and Mathematics (with highest honors) from University of Punjab.


     James D. Behrens has served as our Vice President of Worldwide Field Operations since April 2000. From August 1999 to April 2000, Mr. Behrens served as President and Chief Executive Officer of Snaketech, S.A., which we acquired in March 2000. From January 1999 to August 1999, Mr. Behrens served as a partner at Quanah Consulting. From February 1998 to January 1999, Mr. Behrens served as Vice President of Business Development for Aspec Technology, Inc. (now Ingenuus Corporation), a provider of electronic design automation software tools. From August 1997 to February 1998 Mr. Behrens served as President of SIS Microelectronics, which was acquired by Aspec Technology in February 1998. From November 1989 to March 1997 Mr. Behrens held various management roles at Cadence Design Systems, Inc. Mr. Behrens holds a B.S. in chemistry from Colorado State University.

     Luis P. Buhler has served as our Chief Financial Officer since January 1999. From February 1998 to January 1999, Mr. Buhler served as a consultant and as a principal at Rockledge Associates, a finance and public affairs consulting firm. From January 1997 to February 1998, Mr. Buhler served as Deputy Secretary for Economic Development at the California Trade and Commerce Agency, which included acting as Executive Director for California Infrastructure and Economic Development Bank. From August 1988 to September 1996, Mr. Buhler held several positions at Trans Ocean Ltd., an international equipment leasing company, including Vice President of International Marketing and Vice President Treasurer. Mr. Buhler holds a B.A. in economics and an M.B.A. from Stanford University and an M.A. in Urban Studies from Occidental College.

     Steven L. Teig has served as our Chief Technical Officer since August 1998. From April 1995 to August 1998, Mr. Teig served as Vice-President, Advanced Technology at CombiChem, Inc., a drug discovery company, where he developed their core Discovery Engine technology. In June 1989, Mr. Teig co-founded BioCAD Corporation, the commercial developer of the Catalyst drug discovery software, and served as its Chief Technical Officer until its merger with Molecular Simulations Inc. in August 1994. Thereafter, Mr. Teig served as President and Chief Technical Officer of Entropix Corp., a subsidiary of Molecular Simulations, from August 1994 through April 1995. Mr. Teig holds a B.S.E. in Electrical Engineering and Computer Science from Princeton University.

     Joseph B. Costello has served on our Board of Directors since March 2000. Mr. Costello has served as President and Chief Executive Officer of think3, Inc. since January 1998. Prior to joining think3, from September 1984 to November 1997, Mr. Costello was president and CEO of Cadence Design Systems, Inc., a provider of electronic design automation products and services. Mr. Costello holds a B.S. in mathematics and physics from Harvey Mudd College, an M.S. in physics from Yale University and an M.S. in physics from the University of California, Berkeley. Mr. Costello serves on the boards of Zamba Corporation, a consulting and systems integration company focused on the customer care market, Calico Commerce Inc., a provider of seller-focused electronic commerce software, and Saba Software, a provider of software and services to businesses and governments for the creation of global networks. Mr. Costello serves on the board of directors of several private companies.

     Harvey C. Jones, Jr. has served on our Board of Directors since December 1995. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys Inc., a developer of electronic design automation software, where he served as President through December 1992, Chief Executive Officer until January 1994 and as Executive Chairman of the Board until February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Limited, a computer-aided engineering company he co-founded in 1981. Mr. Jones is a director of nVidia, Remedy, Numerical Technologies Inc. and Synopsys. Mr. Jones also serves on the board of directors of several private companies. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University and an M.S. in management from MIT's Sloan School of Management.

     F. Gibson Myers, Jr. has served on our Board of Directors since July 1995. Mr. Myers serves as a partner emeritus of the Mayfield Fund, which he joined in 1970. Mr. Myers serves on the board of directors of Latitude Communications, Inc., a provider of enterprise e-conferencing solutions and SpectraLink Corporation, a provider of on premises wireless telephone systems. Mr. Myers holds an A.B. in engineering from Dartmouth University and an M.B.A. from Stanford University.

     A. Richard Newton has served on our Board of Directors since July 1995. Mr. Newton has been a professor at the University of California at Berkeley since 1979 in the Department of Electrical Engineering and Computer Sciences and currently serves as Dean of the College of Engineering. Mr. Newton has served as a Venture Partner at the Mayfield Fund since 1998. From November 1994 to July 1995, Professor Newton was the acting President and CEO of Silicon Light Machines (formerly Echelle, Inc), a private company which is developing display systems based on the application of micromachined silicon light-valves. Mr. Newton is a director of Synopsys and several private companies. Mr. Newton holds B.Eng. and M.Eng.Sci degrees from the University of Melbourne, Australia and a Ph.D. degree from the University of California at Berkeley in 1978.


     Larry W. Sonsini has served on our Board of Directors since June 1998. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1966 and currently serves as the Chairman and CEO of the firm. Mr. Sonsini also serves as a director of Brocade Communications Systems, Inc., Commerce One, Inc., Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic Corporation, Novell, Inc., Pixar Animation Studios and Tibco Software, Inc. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.


CLASSIFIED BOARD


     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, one of the nominees to the board will be elected to a one-year term, three will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Larry W. Sonsini has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders. F. Gibson Myers, Jr., Penelope A. Herscher and A. Richard Newton have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Harvey
C. Jones, Jr., Joseph B. Costello and Aki Fujimura have been designated Class III directors whose term expires at the 2003 annual meeting of stockholders. For more information on the classified board, see the section entitled "Description of Capital Stock -- Anti-takeover Effects of Provisions of the Certificate of Incorporation, and Bylaws and of Delaware Law."


     Executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES


     On May 13, 1998, our board of directors designated a Compensation Committee and on September 7, 2000 an Audit Committee. Prior thereto, there were no such committees of the board of directors and decisions regarding the compensation of executive officers were made by the board of directors as a whole. The Compensation Committee, which consists of Messrs. Jones, Myers and Newton, makes recommendations to the board of directors concerning the compensation of our officers and directors and the administration of our 1995 Stock Plan, 1999 Stock Plan, 2001 Incentive Stock Plan and 2001 Employee Stock Purchase Plan. The Audit Committee, which consists of Messrs. Jones, Newton and Costello, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.


DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from us for their services as members of our board of directors. Directors are eligible to receive common stock grants or stock options pursuant to guidelines established by the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Jones, Myers and Newton. Prior to the formation of the Compensation Committee, the board of directors performed the functions typically assigned to a compensation committee. Each of Ms. Herscher and Mr. Fujimura participated in the board's deliberations concerning the compensation of officers other than themselves. No member of the

Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation paid by us during the fiscal year ended September 30, 2000 to our Chief Executive Officer and our other executive officers who earned more than $100,000 during the fiscal year. In this prospectus, these individuals are referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                              ANNUAL                        ----------------
                                           COMPENSATION       RESTRICTED       SECURITIES
                                         -----------------      STOCK          UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY    BONUS       AWARDS         OPTIONS(1)      COMPENSATION
  ---------------------------     ----   --------   ------   ------------   ----------------   ------------
Penelope A. Herscher............  2000   $183,000   $   --       $200            66,666          $  5,658(2)
  Chief Executive Officer and
  Chairman of the Board of
  Directors
Aki Fujimura....................  2000    183,000    1,236        200            66,666            85,106(3)
  President, Chief Operating
  Officer and Director
Steven L. Teig..................  2000    168,750       --        200            83,332            37,423(4)
  Chief Technical Officer
Luis P. Buhler..................  2000    160,398       --        200            25,000            27,684(5)
  Chief Financial Officer
James D. Behrens................  2000     92,500       --         --            94,939            38,015(6)
  Executive Vice President of
  Worldwide Operations


---------------
(1) Information regarding the number of options granted consists of all options granted in the fiscal year ended September 30, 2000.

(2) Includes $4,947 in health insurance premiums and $711 in life insurance premiums.

(3) Includes forgiveness of $82,031 of indebtedness in accordance with the terms of a promissory note issued by Mr. Fujimura in favor of us dated February 12, 1998. Also includes $2,489 in health insurance premiums and $586 in life insurance premiums.

(4) Includes $34,805 as a performance bonus for meeting milestones. Also includes $2,032 in health insurance premiums and $586 in life insurance premiums.

(5) Includes $24,609 as a performance bonus for meeting milestones. Also includes $2,489 in health insurance premiums and $586 in life insurance premiums.

(6) Includes $20,781 as a performance bonus for meeting milestones. Also includes $1,838 in health insurance premiums, $396 in life insurance premiums and $15,000 in housing assistance.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended September 30, 2000.


     The information regarding stock options granted to the named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 1,441,168 shares of common stock that were granted to all employees as a group, including the named executive officers, in the fiscal year ended September 30, 2000.



                                              INDIVIDUAL GRANTS
                             ---------------------------------------------------   POTENTIAL REALIZABLE VALUE
                             NUMBER OF     PERCENT OF                                AT ASSUMED ANNUAL RATE
                             SECURITIES   TOTAL OPTIONS    AVERAGE                 OF STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO     EXERCISE                       FOR OPTION TERM
                              OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
                              GRANTED      FISCAL YEAR    PER SHARE      DATE          5%             10%
                             ----------   -------------   ---------   ----------   -----------   -------------
Penelope A. Herscher......     66,666(1)      4.63%        $ 6.00      1/19/10      $794,515      $1,502,063
Aki Fujimura..............     66,666(1)      4.63           6.00      1/19/10       794,515       1,502,063
Steven L. Teig............     83,332(2)      5.78           6.00      1/19/10       993,138       1,877,567
Luis P. Buhler............     25,000(1)      1.73           6.00      1/19/10       297,946         563,279
James D. Behrens..........     94,939(3)      6.59          11.55      3/28/10       604,556       1,612,175


-------------
(1) These options vest at the rate of 1/48 of the shares at the end of each month from the vesting commencement date. These options expire ten years from their date of grant and are subject to continued service as an employee or consultant.


(2) Includes options to purchase 41,666 shares which vest at the rate of 1/48 at the end of each month. Also includes options to purchase 41,666 shares which vest at the rate of 1/48 at the end of each month beginning one year from the vesting commencement date. These options expire ten years from their date of grant and are subject to continued service as an employee or consultant.



(3) Includes options to purchase 36,592 shares which vest at the rate of 1/4 of shares beginning one year from the vesting commencement date and 1/48 at the end of each month thereafter. Also includes options to purchase 58,347 shares which vest immediately upon grant. These options expire ten years from their date of grant and are subject to continued service as an employee or consultant.



     The potential realizable value is calculated based on the term for the option, which is 10 years and a per share price of $11.00 and assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                                                        VALUE OF
                               SHARES                     NUMBER OF OPTIONS AT        IN-THE-MONEY
                              ACQUIRED                     SEPTEMBER 30, 2000          OPTIONS(2)
                             ON OPTIONS       VALUE       --------------------    --------------------
           NAME               EXERCISE     REALIZED(1)    VESTED     UNVESTED      VESTED     UNVESTED
           ----              ----------    -----------    -------    ---------    --------    --------
Penelope A. Herscher.......        --        $    --      59,722       90,277     $444,443    $555,551
Aki Fujimura...............        --             --      28,264       75,069      159,141     375,722
Steven L. Teig.............        --             --      63,054      141,944      466,217     869,568
Luis P. Buhler.............    19,444         97,220      12,500       59,722       62,500     298,610
James D. Behrens...........        --             --      58,347       36,592           --          --


---------------


(1) Equal to exercised shares times assumed initial public offering price of $11.00 per share less the aggregate exercise price per share.



(2) Based upon the assumed initial public offering price of $11.00 per share less the aggregate exercise price per share.

COMPENSATION PLANS

  Amended and Restated 1995 Stock Plan


     Our amended and restated 1995 Stock Plan was adopted by our board of directors and approved by our stockholders in September 1995. The maximum number of shares that may be issued under the 1995 Stock Plan is 4,585,401 shares of our common stock. As of March 31, 2001, options to purchase 2,285,140 shares of our common stock were outstanding with a weighted average exercise price of $7.82 per share, 1,483,023 shares subject to options had been exercised and 885,574 shares were available for future grant. Our board of directors has decided that upon completion of this offering no further options will be granted under the 1995 Stock Plan. However, the provisions of our 1995 Stock Plan will still govern outstanding options. The 1995 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. Additionally, we adopted a sub-plan pursuant to the 1995 Stock Plan that allows us to grant options to our French employees allowing such employees to receive preferential treatment under French tax laws. In the event of our merger with or into another corporation where the successor corporation issues its securities to our stockholders or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the successor corporation refuses to assume or substitute for outstanding options or stock purchase rights, such options or stock purchase rights will terminate upon the consummation of such merger or sale of assets.


  2001 Incentive Stock Plan


     Our board of directors will adopt the 2001 Incentive Stock Plan, or 2001 Stock Plan, in April 2001 and our stockholders will approve our 2001 Stock Plan before the completion of this offering. Our 2001 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.



     Number of Shares of Common Stock Available under the 2001 Stock Plan. As of April 2001, a total of 2,400,000 shares of our common stock were reserved for issuance pursuant to the 2001 Stock Plan, of which no options were issued and outstanding as of that date. The 2001 Stock Plan will become effective on the completion of this offering. At that time, the remaining shares reserved under the 1995 Stock Plan will be transferred to the 2001 Stock Plan and no further grants will be made under the 1995 Stock Plan. In addition, our 2001 Stock Plan provides for annual increases in the number of shares available for issuance under our 2001 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2002, equal to the lesser of (i) 5% of the outstanding shares of common stock on the first day of our fiscal year, (ii) 2,500,000 shares or (iii) an amount our board may determine.


     Administration of the 2001 Stock Plan. Our board of directors or a committee of our board administers the 2001 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

     Options. The administrator determines the exercise price of options granted under the 2001 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option generally may not exceed ten years and the administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,000,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

     Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2001 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

     Transferability of Options and Stock Purchase Rights. Our 2001 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     French Sub-Plan. The 2001 Stock Plan has an addendum that will apply to options granted to our French employees allowing us and the employees granted options under its terms to receive preferential tax treatment under French tax laws. The addendum provides that options may not be granted for less than fair market value on the date of grant. To receive the preferential treatment, holders of options must not sell the shares subject to the option for a statutorily mandated period of time from the date of grant, which is currently 5 years. The addendum will be effective for 5 years from the effective date of the 2001 Stock Plan. In most other respects the options granted under the addendum will have the same terms as options not granted under the addendum.

     Adjustments upon Merger or Asset Sale. Our 2001 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If following the assumption or substitution of an option automatically granted to one of our outside directors any such outside director is terminated other than by his or her voluntary resignation, then he or she will have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable.

     If there is no assumption or substitution of outstanding options or stock purchase rights, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     Amendment and Termination of our 2001 Stock Plan. Our 2001 Stock Plan will automatically terminate in 2011, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2001 Stock Plan provided it does not adversely affect any option previously granted under it.

  Altius 1999 Stock Plan


     In connection with the Altius acquisition, we assumed all outstanding options issued under the Altius 1999 Stock Plan as of October 4, 2000. These assumed options became options to purchase an aggregate of 383,955 shares of our common stock and warrants to purchase 2,091 shares of our common stock. All material terms of the Altius options are the same as the terms of our 1995 Stock Plan and 2001 Incentive Stock Plan as described above.

  2001 Employee Stock Purchase Plan

     Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan, or Purchase Plan.


     Number of Shares of Common Stock Available under the Purchase Plan. A total of 500,000 shares of our common stock will be made available for sale. In addition, our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2002, equal to the lesser of (i) 3% of the outstanding shares of our common stock on the first day of the fiscal year, (ii) 1,200,000 shares, or (iii) such other amount as may be determined by our board of directors.


     Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

     Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary, or

     - whose rights to purchase stock under all of our employee stock purchase plans and of our subsidiary accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Offering Periods and Contributions. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after the earlier of (i) May 1, 2003 or (ii) 27 months from the beginning of the first offering period.


     Our Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base, 50% commissions and bonuses but exclusive of other compensation or remuneration paid directly to the employee. A participant may purchase a maximum of 1,250 shares during a 6-month purchase period.


     Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Upon termination, an employee may participate for up to 3 months following such termination. Upon the expiration of such 3 month period, participation shall automatically end.

     Transferability of Rights. A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

     Adjustments upon Merger or Change of Control. In the event of our merger or change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Amendment and Termination of the Purchase Plan. Our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) RETIREMENT PLAN

     On October 1, 1996, we adopted the Simplex 401(k) Retirement Plan, which covers all of our eligible employees who have attained the age of 21 and have completed one month of service with us. The 401(k) Plan currently excludes from participation employees of affiliated employers, collectively bargained employees and nonresident alien employees. The 401(k) Plan is intended to qualify under Sections 401(a) of the Internal Revenue Code and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees, and the investment earnings thereon, are not taxable to such employees until withdrawn and are 100% vested immediately. Our eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit, and to have such salary reductions contributed on their behalf to the 401(k) Plan and related trust.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation provides that we are authorized to indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether we would have the power to indemnify him or her under Delaware law.

     In addition to the indemnification provided for in our certificate of incorporation, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these directors and executive officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by these persons in any action or proceeding, including any action by or in our right, arising out of that person's services as a director or executive officer for us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and executive officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

                              CERTAIN TRANSACTIONS

PREFERRED STOCK SALES


     In March 1997, we sold an aggregate of 2,213,781 shares of Series D Preferred Stock, at a purchase price of $3.36 per share, and sold warrants to acquire 20,000 shares of Series D Preferred Stock, at an exercise price of $3.36 per share which was exercised in September 2000. If we sell shares in this offering below a certain price, holders of our Series D Preferred Stock will receive additional shares of our common stock. In April 1998, we sold an aggregate of 3,253,336 shares of Series E Preferred Stock, at a purchase price of $3.75 per share, and sold warrants to acquire Series E Preferred Stock, at an exercise price of $3.75 per share. If we sell shares in this offering below a certain price, holders of our Series E Preferred Stock will receive additional shares of our common stock. In addition, holders of our Series E Preferred Stock hold a right to purchase in this offering an amount of our common stock equal to one-fourth of the shares of our common stock issuable upon conversion of the Series E Preferred Stock held by such holders immediately prior to this offering. This right is subject to an aggregate limit for all holders of Series E Preferred Stock equal to three (3%) percent of the total amount of our common stock issued in this offering.


     The following directors, officers, 5% stockholders and their respective family members purchased shares in the following preferred stock financings:

                                                               NO. OF      NO. OF
                                                              SHARES OF   SHARES OF
                                                              SERIES D    SERIES E                  AGGREGATE
                         PURCHASER                            PREFERRED   PREFERRED     TOTAL     CONSIDERATION
                         ---------                            ---------   ---------   ---------   -------------
Harvey C. Jones, Jr.(1)                                         27,407           --      27,407    $   92,088
Penelope A. Herscher(2)                                        100,000           --     100,000       336,000
Aki Fujimura Trust U/D/T Dated October 31, 1996(3)             200,000           --     200,000       672,000
Entities affiliated with Mayfield Fund:(4)
  Mayfield Associates Fund II                                   34,738       13,333      48,071       166,718
  Mayfield VII                                                 660,021      253,334     913,355     3,167,673
Intel Corporation(5)                                                --    1,866,667   1,866,667     7,000,001

---------------
(1) Harvey C. Jones, Jr. is a director of Simplex.

(2) Penelope A. Herscher is the Chairman and Chief Executive Officer of Simplex.


(3) Aki Fujimura, the President and Chief Operating Officer of Simplex and a director of Simplex, is the Trustee of the Aki Fujimura Trust U/D/T dated October 31, 1996.


(4) Entities affiliated with Mayfield Fund are a holder of more than 5% of our stock in the aggregate. F. Gibson Myers, Jr., one of our directors, is a partner emeritus at Mayfield Fund.

(5) Intel Corporation is a holder of more than 5% of our stock in the aggregate.


     As a result of the one for three reverse stock split and provisions of our amended and restated certificate of incorporation, each three shares of preferred stock will automatically convert into one share of common stock upon consummation of the Offering.


COMMON STOCK SALES


     On February 12, 1998, we sold 250,000 shares of our common stock to Aki Fujimura, our President, Chief Operating Officer and Director, at a purchase price of $2.04 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $509,250 and $750 in cash. On March 30, 1999, we sold 47,222 shares of our common stock to Mr. Fujimura at a purchase price of $6.00 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $283,334. Mr. Fujimura's shares are subject to a repurchase option by us. Our repurchase right lapses 25% after the date of the respective agreements and 1/48 each month thereafter. See "Loans to Executive Officers and Directors" for more information.



     On May 26, 1998, we sold 33,333 shares of our common stock to Shashank Goel at a purchase price of $10.13 per share. Mr. Goel paid for his shares with a Loan and Pledge Agreement.

     On January 19, 1999, we sold 64,375 shares of our common stock to Steven L. Teig, our Chief Technical Officer, at a purchase price of $3.75 per share. Mr. Teig paid for his shares with a promissory note in the amount of $241,406. We have the right to repurchase Mr. Teig's shares at their original purchase price of $3.75 per share in the event of voluntary or involuntary termination of employment with us. Our repurchase right lapsed as to 20% of the shares on August 1, 1999 and has and will continue to lapse as to 1/60 of the total number of shares at the end of each month thereafter. See "Loans to Executive Officers and Directors" for more information.



     On March 30, 1999, we sold 33,333 shares of our common stock to Luis P. Buhler, our Chief Financial Officer, at a purchase price of $6.00 per share. Mr. Buhler paid for his shares with a promissory note in the amount of $200,000. We have the right to repurchase Mr. Buhler's shares at their original purchase price of $6.00 per share in the event of voluntary or involuntary termination of employment with us. Our repurchase right lapsed as to 25% of the shares on January 26, 2000 and has and will continue to lapse as to 1/48 of the total number of shares at the end of each month thereafter. See "Loans to Executive Officers and Directors" for more information.


     In connection with the above transactions, we entered into an agreement with the investors providing for registration rights with respect to these shares. For more information regarding this agreement, see "Description of Capital Stock -- Registration Rights."


     In October 2000, we acquired Altius Solutions, Inc., now our wholly owned subsidiary, in exchange for an aggregate of 2,551,434 shares of common stock. Joseph B. Costello, one of our directors, was a director of Altius. Mr. Costello received 261,406 shares of our common stock in exchange for shares of Altius capital stock he owned.


SALES TO STOCKHOLDERS


     Intel Corporation, a holder of more than 5% of our stock in the aggregate, through a division of Intel (formerly Level One Communications), purchased products and services totaling $217,500 in fiscal year 1999 and $349,175 in fiscal 2000.


EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS


     In March 2000, we entered into an offer letter with James D. Behrens, our Executive Vice President, Worldwide Field Operations, pursuant to which we agreed to pay Mr. Behrens a base salary of $175,000. Mr. Behrens' employment with us is on an at-will basis.



     We entered into management continuity agreements with our named executive officers, Penelope A. Herscher, Aki Fujimura, Steven L. Teig and Luis P. Buhler. These agreements provide that, except for Luis P. Buhler, in the event that we terminate the employment of such executive officers other than for cause within six months of a change in control, our repurchase option with respect to any unvested shares of our common stock shall partially lapse and such executive officer shall become vested as to that number of shares that would have vested as of the date twelve months after the date of termination. If such executive officer continues to be employed by us six months following a change in control, he or she will be entitled to twelve months from such date of accelerated vesting. Under our management continuity agreement with Luis P. Buhler, Mr. Buhler is entitled to the greater of (i) twelve months of accelerated vesting or
(ii) 50,000 shares in the event of his continued employment six months following a change in control. Under these management continuity agreements, the accelerated vesting provisions may become null and void if the non-employee Board members unanimously determine that any acceleration would preclude pooling of interest accounting for any business combination involving a change of control.


     In September 2000 in connection with the merger with Altius, we entered into an employment agreement with Aurangzeb Khan, our Executive Vice President and General Manager, pursuant to which we agreed to pay Mr. Khan a base salary of $195,603. Under the agreement, Mr. Khan is entitled to participate in our Management by Objectives Bonus Program at an annual level of thirty-five percent or higher. In addition, if Mr. Khan is terminated involuntarily for any reason other than for cause, Mr. Khan is entitled to receive a severance payment equal to twenty-four months of his base salary as then in effect and accelerated vesting of shares that would have vested as of the date twelve months after the date of termination. Mr. Khan's employment with us is on an at-will basis.


LOANS TO EXECUTIVE OFFICERS AND DIRECTORS


     On February 12, 1998, Aki Fujimura borrowed $509,250 from us pursuant to a Pledge and Security Agreement, Secured Loan Agreement and full recourse Secured Promissory Note to exercise his warrant to purchase 250,000 shares of our common stock. This loan is payable on termination or cessation of employment with us, accrues interest at a rate of 6.0% per annum is forgiven up to $375,000, $93,750 of which was forgiven August 13, 1998 and an additional $7,812.50 has been and will be forgiven on a monthly basis until $375,000 has been forgiven as long as Mr. Fujimura remains employed with us. The $509,250 loan is secured by the 250,000 shares of our common stock. As long as Mr. Fujimura remains employed by us, $375,000 of this loan will be forgiven by August 13, 2001. On March 30, 1999, Mr. Fujimura borrowed $283,334 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 47,222 shares of our common stock. The loan accrues interest at a rate of 4.83% per annum, is secured by 47,222 shares of our common stock and is payable upon termination or cessation of employment with us, and in any event no later than March 30, 2004.



     On January 19, 1999, Steven L. Teig borrowed $241,406 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 64,375 shares of our common stock. The loan accrues interest at a rate of 4.64% per annum, is secured by 64,375 shares of our common stock and is payable upon termination or cessation of employment with us, and in any event no later than January 19, 2004.



     On March 30, 1999, Luis P. Buhler borrowed $200,000 from us pursuant to a full recourse Promissory Note and Security Agreement to purchase 33,333 shares of our common stock. The loan accrues interest at a rate of 4.83% per annum, is secured by 33,333 shares of our common stock and the entire unpaid balance is payable upon termination or cessation of employment with us, and in any event no later than March 30, 2004.



     On May 26, 1998, Shashank Goel, pursuant to a severance arrangement, borrowed $556,190 from us pursuant to a Loan and Pledge Agreement in exchange for our option to purchase 33,333 shares of our common stock of the 56,666 shares pledged as collateral. The non-recourse loan accrues interest at a rate of 5.69% per annum, is secured by 56,666 shares of our common stock and is payable on or before the earlier of (i) May 15, 2002 or (ii) one year after the closing of this offering, in both cases subject to prepayment obligations under certain circumstances.


CERTAIN BUSINESS RELATIONSHIPS


     Larry Sonsini, a partner of Wilson Sonsini Goodrich & Rosati, a professional corporation, which currently acts as our outside counsel is also a member of our board of directors. In addition, Mr. Sonsini owns stock options currently exercisable to acquire 8,333 shares of our common stock.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2001, and as adjusted to reflect the sale of common stock offered hereby, by the following:


     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.


     As of March 31, 2001, there would have been 10,412,732 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2001 are deemed outstanding, while such shares are not deemed outstanding for the purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is c/o Simplex Solutions, Inc., 521 Almanor Avenue, Sunnyvale, CA 94085.



                                                                               PERCENTAGE OF SHARES
                                                                                  OUTSTANDING(2)
                                                  NUMBER OF SHARES       ---------------------------------
               NAME AND ADDRESS                 BENEFICIALLY OWNED(1)    BEFORE OFFERING    AFTER OFFERING
               ----------------                 ---------------------    ---------------    --------------
Entities affiliated with Mayfield Fund, F.
  Gibson Myers, Jr.(1)........................        2,315,588               22.2%              16.1%
  2800 Sand Hill Road
  Menlo Park, CA 94025
Intel Corporation(2)..........................          622,221                6.0                4.3
  2625 Walsh Avenue SC4
  Santa Clara, CA 95052
Penelope A. Herscher(3).......................          356,084                3.4                2.5
Aki Fujimura(4)...............................          390,586                3.7                2.7
Steven L. Teig(5).............................          153,511                1.5                1.1
Luis P. Buhler(6).............................           82,531                  *                  *
Joseph B. Costello(7).........................          382,715                3.7                2.6
Harvey C. Jones, Jr...........................          119,371                1.1                  *
A. Richard Newton(8)..........................          110,237                1.1                  *
Larry W. Sonsini(9)...........................            8,333                  *                  *
James D. Behrens(10)..........................           73,881                  *                  *
Aurangzeb Khan(11)............................          393,517                3.7                2.7
All directors and officers as a group (11
  persons)(12)................................        2,070,767               19.0               13.9


---------------
  *  Less than 1% of the outstanding shares of common stock.


 (1) Includes 115,776 shares held by Mayfield Associates Fund II, a California Limited Partnership and 2,199,812 shares held by Mayfield VII, a California Limited Partnership. F. Gibson Myers, Jr. is a member of our board of directors and a partner emeritus of Mayfield Fund. Mr. Myers disclaims beneficial ownership of all the shares held by the entities affiliated with Mayfield Fund except to the extent of his pecuniary interest therein. The following natural persons exercise voting and/or dispositive powers for the shares held by Mayfield Fund: F. Gibson Myers, Jr., A. Grant

Heidrich, III, Michael J. Levinthal, William D. Unger, Wendell G. Van Auken, III, Kevin A. Fong, and Yogen K. Dalal.



 (2) Includes 622,221 shares held by Intel Corporation. The following person exercises voting and/or dispositive powers for the shares held by Intel
     Corporation: M&A Portfolio Manager.



 (3) Includes 84,722 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001; also includes 6,664 shares held by Penelope Herscher as custodian for Melanie Herscher and Sebastian Herscher.



 (4) Includes 44,999 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001; also includes 278,888 shares held by Aki Fujimura as trustee for the Aki Fujimura Trust U/D/T dated October 31, 1996 of which 78,935 shares are subject to a lapsing right of repurchase by the Company, subject to continued employment.



 (5) Includes 94,303 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001; also includes 31,115 shares subject to a lapsing right of repurchase by the Company, subject to continued employment.



 (6) Includes 29,721 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001; also includes 15,972 shares subject to a lapsing right of repurchase by the Company, subject to continued employment.



 (7) Includes 16,041 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001.



 (8) Includes 8,333 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001.



 (9) Includes 8,333 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001.



(10) Includes 73,881 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days as of March 31, 2001.



(11)Includes 132,111 shares issuable upon the exercise of currently exercisable stock options and options exercisable within sixty days of March 31, 2001.



(12) Includes 126,022 shares subject to a right of repurchase by the Company which lapses over time, subject to continued employment.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     Our authorized capital stock as of March 31, 2001 consisted of 44,000,000 shares of common stock, and 14,000,000 shares of preferred stock. As of March 31, 2001, there were outstanding 6,230,671 shares of common stock and 12,546,255 shares of preferred stock. These shares were held of record by a total of 345 stockholders.


     Upon the closing of this offering and subject to stockholder approval:


     - our certificate of incorporation will be amended and restated to provide for total authorized capital consisting of 38,000,000 shares of common stock and 10,000,000 shares of preferred stock; and



     - all shares of preferred stock will convert into common stock, and a total of 10,419,462 shares of common stock and no shares of preferred stock will be outstanding, based on the number of shares outstanding as of March 31, 2001 and assuming no exercise of the underwriters' over-allotment option.


  Common Stock


     The holders of our common stock are entitled to receive dividends as may be declared by our board of directors and paid out of legally available funds. Holders of shares of common stock are entitled to one vote per share upon all matters upon which stockholders have the right to vote. Cumulative voting of shares is not permitted. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to receive and share ratably in all assets remaining available for distribution to stockholders after payment of any preferential amounts to which the holders of preferred stock may be entitled. Our common stock has no preemptive rights and is not redeemable, assessable or entitled to the benefits of any sinking fund. Shares of our common stock are not convertible into any other security. All outstanding shares of our common stock are, and the common stock to be issued in this offering will be validly issued, fully paid and nonassessable.


  Preferred Stock

     Upon the closing of this offering, each outstanding share of preferred stock will automatically convert into one share of common stock. Pursuant to an amended and restated certificate of incorporation to be filed upon the closing date, a total of 10,000,000 shares of preferred stock will be authorized for issuance, none of which has been designated in any series. Our board of directors is authorized, without further stockholder action, to authorize and issue any of the 10,000,000 undesignated shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, preemption rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences of such shares of our preferred stock. The issuance of any class or series of preferred stock could adversely affect the rights of the holders of common stock by restricting dividends on, diluting the power of, impairing the liquidation rights of common stock, or delaying, deferring or preventing a change in control of us. We have no present plans to issue any preferred stock.

  Warrants


     In connection with debt arrangements, we issued to Comdisco Ventures warrants to purchase a total of 25,640 shares of Series B Preferred Stock before our 3-for-1 reverse stock split at an exercise price of $0.78 per share on September 26, 1995 and 20,000 shares of Series C Preferred Stock at an exercise price of $1.75 per share on March 1, 1997. Following the closing of this offering, the warrants automatically will become exercisable for a similar number of shares of common stock at the same exercise price per share. Comdisco may exercise this amount in whole or in part at any time prior to the expiration of the warrant. The warrant issued in connection with the Series B Preferred Stock Financing shall terminate on the later of September 26, 2002 or three years from the date of this offering, whichever is longer. The warrant issued in connection with the Series C Preferred Stock Financing shall be exercisable for a period of one year from the effective date of this offering.

     In connection with our credit facility lease with Transamerica Business Credit Corporation, or TBCC Funding Trust II, on June 29, 1999 we issued to Transamerica a warrant to purchase 66,667 shares of Series E Preferred Stock at an exercise price of $3.75 per share. This warrant shall expire on June 29, 2006 or on the later of (i) thirty days after Transamerica receives written notice specifying the terms and conditions of a change of control or dissolution of us or (ii) the closing date of such change of control or dissolution.


     In connection with our acquisition of Altius Solutions, Inc., we have assumed a warrant to Silicon Valley Bank which was issued on November 1, 1999, to purchase a total of 2,091 shares of common stock at an exercise price of $1.91 per share. This warrant shall expire on November 1, 2004.


REGISTRATION RIGHTS


     Pursuant to registration rights agreements we entered into with holders of 7,052,360 shares of our common stock, assuming conversion of all outstanding shares of preferred stock, and the holders of all outstanding warrants, the holders of these shares are entitled to registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders certain of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate the earlier of five years after the effective date of this offering, the date on which all securities holding registration rights have been sold, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.



ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, AND BYLAWS AND OF DELAWARE LAW


     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:


     - acquisition of us by means of a tender offer,


     - acquisition of us by means of a proxy contest or otherwise, or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see the section entitled "Classified Board." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board of directors' decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 80% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is LaSalle Bank N.A. National Association.

LISTING

     We have applied to list our common stock on the Nasdaq Stock Market's National Market under the symbol SPLX.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have an aggregate of 14,419,462 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after March 31, 2001. Of these outstanding shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Substantially all shares of our stock outstanding prior to this offering are subject to the lock-up agreements described in "Underwriting." Beginning 180 days after the date of this prospectus and upon the expiration of the lock-up agreements, approximately 10,419,462 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144. The following table shows when the shares will be available for sale in the public market.



NUMBER OF SHARES
ELIGIBLE FOR SALE                            COMMENT
-----------------                            -------
   4,000,000         After the date of this prospectus, freely tradable shares
                     sold in this offering.
   7,080,088         After 180 days from the date of this prospectus, the
                     180-day lock-up terminates and these shares will be
                   immediately saleable in compliance with Rule 144 (subject in some cases to volume limitations).
   2,838,663         After 180 days from the date of this prospectus, the
                     180-day lock-up terminates and these shares will be
                   immediately saleable in compliance with Rule 144(k) (subject in some cases to a restriction on transfer due to a right of repurchase by us).
    453,281          After 180 days from the date of this prospectus, the
                     180-day lock-up terminates and these shares will be
                   immediately saleable in compliance with Rule 701 (subject in some cases to a restriction on transfer due to a right of
                   repurchase by us).
     47,430          After 180 days from the date of this prospectus,
                     restricted securities that are held for less than one year and are not yet saleable in compliance with Rule 144 until such one year holding period has been met.



     Beginning 180 days after the date of this prospectus, approximately 1,836,315 additional shares subject to vested options will become available for sale in the public market.


RULE 144

     In general, under Rule 144 a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:


     - 1% of the then outstanding shares of our common stock, or approximately 144,195 shares immediately after this offering, or


     - the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to the sale.

     A person, or persons whose shares are aggregated, who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We cannot estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

STOCK OPTIONS


     We intend to file a registration statement on Form S-8 under the Securities Act to register 5,569,095 shares of our common stock that are subject to outstanding options or reserved for issuance under our 1995 Stock Plan, 1999 Stock Plan, 2001 Incentive Stock Plan and our 2001 Employee Stock Purchase Plan within 180 days after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.


WARRANTS


     Upon consummation of the initial public offering, warrants to purchase up to 39,525 shares of our common stock will remain outstanding all of which will have the registration rights described in the section entitled "Description of Capital Stock -- Registration Rights."


RULE 701


     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of March 31, 2001, the holders of options exercisable for approximately 1,817,064 shares of our common stock will be eligible to sell their shares in reliance upon Rule 701 or pursuant to the Form S-8 upon the expiration of the 180-day lockup period.


REGISTRATION RIGHTS


     After this offering, the holders of 7,052,360 shares of our common stock will be entitled to rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates. All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation. See "Description of Capital
Stock -- Registration Rights."

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following general discussion summarizes some of the material United States Federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder of common stock. A "non-U.S. holder" generally is a holder of common stock that is not, for United States Federal income tax purposes, any of the following:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its potential subdivisions;

     - an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court, and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     If you are an individual, you may be deemed to be a resident alien, if you are present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A resident alien is subject to United States Federal income tax as if such individual was a citizen of the United States.

     If a partnership is a beneficial owner of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of shares of our common stock.

     This discussion is limited to non-U.S. holders who hold our common stock as a capital asset. This discussion does not consider all aspects of U.S. Federal income and estate taxation or the specific facts and circumstances that may be relevant to particular non-U.S. holders in light of their particular circumstances, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers or persons who hold our common stock as part of a risk reduction transaction, and does not address the treatment of those holders under the laws of any state, local or foreign taxing jurisdiction. In addition, this discussion does not address any special tax provisions which may apply to you if you relinquished United States citizenship or residence. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, or the "Code," Treasury regulations under the Code, and administrative and judicial interpretations of the Code as in effect on the date of this prospectus. All of these authorities are subject to change or different interpretation on a possibly retroactive basis.

     EACH PROSPECTIVE HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

DIVIDENDS

     Dividends, if any, paid to a non-U.S. holder of common stock generally will be subject to United States Federal withholding tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a United States permanent establishment of such non-U.S. holder) will not be subject to withholding tax provided that such non-U.S. holder complies with applicable certification and disclosure requirements. Instead, the "effectively connected" dividends will be subject to U.S. Federal income tax on a net basis at applicable graduated rates in the same manner as dividends paid to United States citizens, resident aliens and domestic United States corporations. Any effectively connected dividends received by a corporate non-U.S.

holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

     Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 2000, or the "Final Withholding Regulations," a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements. Other certification requirements may apply, for example to a partnership or other flow-through entity through which the non-U.S. holder owns common stock.

     A non-U.S. holder of common stock that is eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to United States Federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

     - the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated U.S. Federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

     - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist;

     - we are or have been a "United States real property holding corporation" for U.S. Federal income tax purposes within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period. We believe that we are not currently, and are not likely to become, a "United States real property holding corporation" for U.S. Federal income tax purposes. If we were to become a "United States real property holding corporation," under currently effective United States Treasury regulations, any gain recognized by a non-U.S. holder still would not be subject to U.S. Federal income tax if the shares were considered to be "regularly traded on an established securities market," and the non-U.S. holder did not hold, directly or indirectly at any time during the shorter of the periods described above, more than 5% of our common stock; or

FEDERAL ESTATE TAX CONSEQUENCES

     Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. Federal estate tax purposes, and may be subject to U.S. Federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence. Payment of dividends is subject to United States backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     In general, under the Final Withholding Regulations, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of common stock to or through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of common stock through an office outside the United States of a broker that, for United States Federal Income tax purposes, is a United States person, a "controlled foreign corporation," or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, in the case of payments made after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such non-U.S. holder's Federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 2001, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Robertson Stephens, Inc. and SG Cowen Securities Corporation are acting as representatives the following respective numbers of shares of common stock:



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Robertson Stephens, Inc. ...................................
SG Cowen Securities Corporation.............................
                                                              ---------
  Total.....................................................  4,000,000
                                                              =========



     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.



     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.



     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.


     The following table summarizes the compensation and estimated expenses we will pay:

                                                        PER SHARE                           TOTAL
                                             -------------------------------   -------------------------------
                                                WITHOUT            WITH           WITHOUT            WITH
                                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                             --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions paid
  by us....................................     $                $                $                $
Expenses payable by us.....................     $                $                $                $

     The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.


     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except the filing of a registration statement on Form S-8 under the Securities Act, grants of options to purchase shares of common stock under the plans disclosed in this prospectus and existing on the date of this prospectus, issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus and securities issued in connection with an acquisition, merger or similar transaction.



     Our officers and directors, holders of substantially all of our outstanding common stock, holders of our preferred stock and warrants, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Credit Suisse First Boston Corporation has no current intention of releasing us, our officers, directors or stockholders from these obligations.



     The underwriters have reserved for sale at the initial public offering
price up to                shares of the common stock for employees, directors
and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.



     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.


     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "SPLX".


     Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the underwriters, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will include:



     - the information in this prospectus and otherwise available to the underwriters;


     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-alloted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California and for the underwriters by Morrison & Foerster LLP, Palo Alto, California. At the close of this offering, WS Investments, an investment partnership composed of some current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, a Professional Corporation, including Larry W. Sonsini and Robert Sanchez, will beneficially own a total of 8,333 shares of our common stock.


                                    EXPERTS

     The consolidated financial statements of Simplex Solutions, Inc. as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Snaketech S.A. as of December 31, 1999 and 1998 and for the two years then ended included in this prospectus have been so included in reliance on the report of Befec-Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Altius Solutions, Inc. as of September 30, 2000 and for the nine-month period then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Altius Solutions, Inc. as of and for the year ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offer hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available the reports and other information we have filed with the SEC.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

     We intend to provide our stockholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Convertible Preferred Stock and
  Stockholders' Deficit.....................................   F-5
Consolidated Statements of Cash Flows.......................   F-9
Notes to Consolidated Financial Statements..................  F-10

SNAKETECH S.A.
Report of Independent Accountants...........................  F-30
Consolidated Balance Sheets.................................  F-31
Consolidated Statements of Operations.......................  F-32
Consolidated Statements of Shareholders' Equity (Deficit)...  F-33
Consolidated Statements of Cash Flows.......................  F-34
Notes to Consolidated Financial Statements..................  F-35

ALTIUS SOLUTIONS, INC.
Report of Independent Accountants...........................  F-43
Independent Auditors' Report................................  F-44
Balance Sheets..............................................  F-45
Statements of Income........................................  F-46
Statements of Convertible Preferred Stock, and Stockholders'
  Equity and Comprehensive Income...........................  F-47
Statements of Cash Flows....................................  F-48
Notes to Financial Statements...............................  F-49

PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
Pro Forma Overview..........................................  F-56
Pro Forma Combined Statements of Operations (unaudited).....  F-57

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Simplex Solutions, Inc.


     The reverse stock-split described in Note 16 to the financial statements has not been consummated at April 2, 2001. When it is consummated, we will be in a position to furnish the following report:


          "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of convertible preferred stock and stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Simplex Solutions, Inc. and subsidiaries as of September 30, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Simplex Solutions, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 15 to the financial statements, the financial statements have been revised to reflect additional charges related to an employee severance arrangement and purchased research and development costs."

PRICEWATERHOUSECOOPERS LLP

San Jose, California

October 23, 2000, except for Note 15,
as to which the date is March 14, 2001
and the second paragraph of Note 16
and the fifth paragraph of Note 10, as
to which the date is April 2, 2001.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AMOUNTS, AS REVISED)


                                                                                                    PRO FORMA
                                                                                                   CONVERTIBLE
                                                                                                    PREFERRED
                                                                                                    STOCK AND
                                                                                                  STOCKHOLDERS'
                                                                 SEPTEMBER 30,                       EQUITY
                                                              -------------------    MARCH 31,      MARCH 31,
                                                                1999       2000        2001           2001
                                                              --------   --------   -----------   -------------
                                                                                    (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,204   $  7,447     $  7,373
  Short-term investments....................................       262         --           --
  Accounts receivable, net of allowance for doubtful
    accounts of $171, $185 and $91 respectively.............     5,416      7,142       10,566
  Prepaid expenses and other current assets.................       350        356        1,001
                                                              --------   --------     --------
    Total current assets....................................    10,232     14,945       18,940
Property and equipment, net.................................     1,218      1,742        3,453
Other assets................................................       353        891        2,349
Intangible assets, net......................................        --      4,938       27,513
                                                              --------   --------     --------
    Total assets............................................  $ 11,803   $ 22,516     $ 52,255
                                                              ========   ========     ========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND WARRANTS AND
COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations..............  $    102   $     29     $     31
  Current portion of notes payable..........................        --         58          162
  Line of credit, net of discount...........................        --      2,442        4,981
  Accounts payable..........................................       315        741        1,783
  Accrued liabilities.......................................       539        594          768
  Accrued payroll and related expenses......................     1,533      2,758        2,480
  Deferred revenue..........................................     4,361      5,654        6,117
                                                              --------   --------     --------
    Total current liabilities...............................     6,850     12,276       16,322
Capital lease obligations, net of current portion...........        56         23            4
Line of credit, net of discount.............................     2,364         --           --
Notes payable...............................................        --        298          200
Other liabilities...........................................        --         --          122
                                                              --------   --------     --------
    Total liabilities.......................................     9,270     12,597       16,648
                                                              --------   --------     --------
Commitments and contingencies (Note 10)
Convertible preferred stock and warrants, $0.001 par value:
  Authorized: 14,000,000 shares
  Issued and outstanding: 12,526,255 shares at September 30,
    1999, 12,546,255 shares at September 30, 2000 and at
    March 31, 2001 (unaudited) and no shares at March 31,
    2001 (pro forma, unaudited) (Aggregate liquidation value
    $24,131)................................................    24,184     24,251       24,251        $     --
                                                              --------   --------     --------        --------
Common stock and other stockholders' equity (deficit):
  Common stock, $0.001 par value:
  Authorized: 44,000,000 shares
  Issued and outstanding: 2,441,363 shares at September 30,
    1999, 3,657,110 shares at September 30, 2000 and
    6,230,671 shares at March 31, 2001 (unaudited) and
    10,412,732 shares at March 31, 2001 (pro forma,
    unaudited)..............................................         3          4            6              10
  Additional paid-in capital................................     1,485     17,744       57,178          81,425
  Notes receivable from stockholders........................    (1,307)    (1,293)      (1,289)         (1,289)
  Unearned stock-based compensation.........................       (16)    (2,247)      (8,824)         (8,824)
  Accumulated other comprehensive income....................         2         --           --              --
  Accumulated deficit.......................................   (21,818)   (28,540)     (35,715)        (35,715)
                                                              --------   --------     --------        --------
    Total common stock and other stockholders' equity
      (deficit).............................................   (21,651)   (14,332)      11,356        $ 35,607
                                                              --------   --------     --------        ========
    Total liabilities, convertible preferred stock and
      warrants and common stock and other stockholders'
      equity (deficit)......................................  $ 11,803   $ 22,516     $ 52,255
                                                              ========   ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, AS REVISED)


                                                                                                  SIX MONTHS ENDED
                                                             YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                          -------------------------------    --------------------------
                                                            1998        1999       2000         2000           2001
                                                          ---------    -------    -------    -----------    -----------
                                                                                             (UNAUDITED)    (UNAUDITED)
Net revenue:
  License...............................................   $ 5,385     $ 7,704    $14,679      $ 6,346        $10,472
  Services..............................................     1,152       3,177      8,138        3,047         10,357
                                                           -------     -------    -------      -------        -------
    Total revenue.......................................     6,537      10,881     22,817        9,393         20,829
                                                           -------     -------    -------      -------        -------
Cost of revenue:
  Other cost of license.................................       458          96         92           51             26
  Amortization of acquired technology...................        --          --        166           --            226
                                                           -------     -------    -------      -------        -------
  Cost of license.......................................       458          96        258           51            252
                                                           -------     -------    -------      -------        -------
  Other cost of services................................       439       1,974      3,391        1,291          4,756
  Stock-based compensation..............................        --          --        254          109          1,476
                                                           -------     -------    -------      -------        -------
  Cost of services......................................       439       1,974      3,645        1,400          6,232
                                                           -------     -------    -------      -------        -------
    Total cost of revenue...............................       897       2,070      3,903        1,451          6,484
                                                           -------     -------    -------      -------        -------
Gross profit............................................     5,640       8,811     18,914        7,942         14,345
                                                           -------     -------    -------      -------        -------
Operating expenses:
Research and development:
  Other research and development........................     5,038       6,378      4,966        1,956          5,459
  Stock-based compensation..............................        22           9        375          154          1,166
                                                           -------     -------    -------      -------        -------
                                                             5,060       6,387      5,341        2,110          6,625
                                                           -------     -------    -------      -------        -------
Sales and marketing:
  Other sales and marketing.............................     6,288       7,314     10,373        4,511          7,541
  Stock-based compensation..............................        --          --        262           98            686
                                                           -------     -------    -------      -------        -------
                                                             6,288       7,314     10,635        4,609          8,227
                                                           -------     -------    -------      -------        -------
General and administrative:
  Other general and administrative......................     1,343       2,225      2,821        1,288          2,392
  Stock-based compensation..............................       476           4        904          363            788
                                                           -------     -------    -------      -------        -------
                                                             1,819       2,229      3,725        1,651          3,180
                                                           -------     -------    -------      -------        -------
Amortization of goodwill and other intangibles..........        --          --        409           --          3,052
In-process and acquired research and development........        --          --      5,000        5,000             --
                                                           -------     -------    -------      -------        -------
    Total operating expenses............................    13,167      15,930     25,110       13,370         21,084
                                                           -------     -------    -------      -------        -------
Operating income (loss).................................    (7,527)     (7,119)    (6,196)      (5,428)        (6,739)
Interest and other income (expense), net................       343         211        178          120            124
Interest expense........................................       (31)       (133)      (462)        (235)          (240)
                                                           -------     -------    -------      -------        -------
Loss before income taxes................................    (7,215)     (7,041)    (6,480)      (5,543)        (6,855)
Income tax expense......................................        --          --       (242)         (84)          (320)
                                                           -------     -------    -------      -------        -------
Net loss................................................   $(7,215)    $(7,041)   $(6,722)     $(5,627)       $(7,175)
                                                           =======     =======    =======      =======        =======

Basic and diluted net loss per share....................   $ (4.64)    $ (3.62)   $ (2.40)     $ (2.52)       $ (1.30)
                                                           =======     =======    =======      =======        =======
Number of shares used in calculation of basic and
  diluted net loss per share............................     1,557       1,944      2,801        2,236          5,508
                                                           =======     =======    =======      =======        =======
Pro forma basic and diluted net loss
  per share.............................................                          $ (0.96)                    $ (0.74)
                                                                                  =======                     =======
Number of shares used in calculation of pro forma basic
  and diluted net loss per share........................                            6,984                       9,691
                                                                                  =======                     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE           NOTES                                            NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK      ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       ------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS    SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ---------   ------   ----------   ------------   ------------
Balances, October 1,
  1997...................   9,022,919   $11,044      $  --       2,056,366    $ 2       $ 159         $  --           $(13)
Issuance of Series E
  convertible preferred
  stock, net of issuance
  costs of $55...........   3,503,336    12,985       (672)             --     --          --            --             --
Issuance of common stock
  in exchange for note
  receivable.............          --        --         --         250,000     --         509          (509)            --
Amortization of
  stockholder note
  forgiven...............          --        --         --              --     --          --           101             --
Interest accrued from
  stockholder notes
  receivable.............          --        --        (24)             --     --          --           (29)            --
Note receivable from
  stockholder............          --        --         --              --     --          --          (171)            --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --          48,456     --          44            --             --
Repurchase of restricted
  common stock...........          --        --         --         (14,619)    --          (3)           --             --
Repurchase of founder
  common stock...........          --        --         --        (110,880)    --        (246)           --             --
Issuance of restricted
  common stock in
  exchange for cash......          --        --         --          13,333     --          30            --             --
Issuance of stock options
  to non-employees in
  exchange for
  services...............          --        --         --              --     --          45            --            (45)
Stock-based compensation
  expense................          --        --         --              --     --          --            --             49
Net loss.................          --        --         --              --     --          --            --             --
                           ----------   -------      -----       ---------    ---       -----         -----           ----
Balances, September 30,
  1998 (revised).........  12,526,255   $24,029      $(696)      2,242,656    $ 2       $ 538         $(608)          $ (9)
                           ----------   -------      -----       ---------    ---       -----         -----           ----

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, October 1,
  1997...................      $ --         $ (7,562)      $     --        $ (7,414)
Issuance of Series E
  convertible preferred
  stock, net of issuance
  costs of $55...........        --               --             --              --
Issuance of common stock
  in exchange for note
  receivable.............        --               --             --              --
Amortization of
  stockholder note
  forgiven...............        --               --             --             101
Interest accrued from
  stockholder notes
  receivable.............        --               --             --             (29)
Note receivable from
  stockholder............        --               --             --            (171)
Issuance of common stock
  pursuant to exercise of
  stock options..........        --               --             --              44
Repurchase of restricted
  common stock...........        --               --             --              (3)
Repurchase of founder
  common stock...........        --               --             --            (246)
Issuance of restricted
  common stock in
  exchange for cash......        --               --             --              30
Issuance of stock options
  to non-employees in
  exchange for
  services...............        --               --             --              --
Stock-based compensation
  expense................        --               --             --              49
Net loss.................        --           (7,215)      $ (7,215)         (7,215)
                               ----         --------       ========        --------
Balances, September 30,
  1998 (revised).........      $ --         $(14,777)                      $(14,854)
                               ----         --------                       --------

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                  (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE           NOTES                                             NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       -------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ----------   ------   ----------   ------------   ------------
Balances, September 30,
  1998 (revised).........  12,526,255   $24,029      $(696)       2,242,656    $ 2      $   538       $  (608)       $    (9)
Repayment of stockholder
  note receivable........          --        --        696               --     --           --            --             --
Issuance of restricted
  common stock in
  exchange for notes
  receivable.............          --        --         --          144,931     --          725          (725)            --
Interest accrued from
  stockholder notes
  receivable.............          --        --         --               --     --           --           (68)            --
Amortization of
  stockholder note
  forgiven...............          --        --         --               --     --           --            94             --
Repurchase of restricted
  common stock...........          --        --         --          (34,003)    --          (13)           --             --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --           74,446      1          165            --             --
Warrants granted in
  consideration for
  capital lease
  financing..............          --       155         --               --     --           --            --             --
Issuance of restricted
  common stock in
  exchange for cash......          --        --         --           13,333     --           50            --             --
Issuance of stock options
  to non-employees in
  exchange for
  services...............          --        --         --               --     --           20            --            (20)
Stock-based compensation
  expense................          --        --         --               --     --           --            --             13
Comprehensive loss
Net loss.................          --        --         --               --     --           --            --             --
Unrealized gain on
  investments............          --        --         --               --     --           --            --             --
                           ----------   -------      -----       ----------    ---      -------       -------        -------
Comprehensive loss.......
Balances September 30,
  1999(revised)..........  12,526,255   $24,184      $  --        2,441,363    $ 3      $ 1,485       $(1,307)       $   (16)
                           ----------   -------      -----       ----------    ---      -------       -------        -------

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, September 30,
  1998 (revised).........     $   --        $(14,777)      $     --        $(14,854)
Repayment of stockholder
  note receivable........         --              --             --              --
Issuance of restricted
  common stock in
  exchange for notes
  receivable.............         --              --             --              --
Interest accrued from
  stockholder notes
  receivable.............         --              --             --             (68)
Amortization of
  stockholder note
  forgiven...............         --              --             --              94
Repurchase of restricted
  common stock...........         --              --             --             (13)
Issuance of common stock
  pursuant to exercise of
  stock options..........         --              --             --             166
Warrants granted in
  consideration for
  capital lease
  financing..............         --              --             --              --
Issuance of restricted
  common stock in
  exchange for cash......         --              --             --              50
Issuance of stock options
  to non-employees in
  exchange for
  services...............         --              --             --              --
Stock-based compensation
  expense................         --              --             --              13
Comprehensive loss
Net loss.................         --          (7,041)        (7,041)         (7,041)
Unrealized gain on
  investments............          2              --              2               2
                              ------        --------       --------        --------
Comprehensive loss.......                                  $ (7,039)
                                                           ========
Balances September 30,
  1999(revised)..........     $    2        $(21,818)                      $(21,651)
                              ------        --------                       --------

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                  (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE           NOTES                                             NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       -------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ----------   ------   ----------   ------------   ------------
Balances, September 30,
  1999 (revised).........  12,526,255   $24,184      $  --        2,441,363    $ 3      $ 1,485       $(1,307)       $    (16)
Repayment of stockholder
  note receivable........          --        --         --               --     --           --            16              --
Interest accrued from
  stockholder notes
  receivable.............          --        --         --               --     --           --           (95)             --
Amortization of
  stockholder note
  forgiven...............          --        --         --               --     --           --            93              --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --          276,665     --          854            --              --
Issuance of common stock
  in connection with
  acquisition of
  Snaketech..............          --        --         --          928,983      1       10,729            --              --
Issuance of fully vested
  common stock options in
  connection with
  acquisition of
  Snaketech..............          --        --         --               --     --          609            --              --
Issuance of restricted
  common stock in
  exchange for cash......          --        --         --            6,666     --           40            --              --
Issuance of preferred
  stock pursuant to
  exercise of warrants...      20,000        67         --               --     --           --            --              --
Repurchase of restricted
  common stock...........          --        --         --             (100)    --           --            --              --
Issuance of restricted
  common stock in
  exchange for
  services...............          --        --         --            3,533     --           31            --             (31)
Unearned stock-based
  compensation...........          --        --         --               --     --        3,996            --          (3,996)
Stock-based compensation
  expense................          --        --         --               --     --           --            --           1,796
Net loss.................          --        --         --               --     --           --            --              --
Realized loss on
  investments............          --        --         --               --     --           --            --              --
                           ----------   -------      -----       ----------    ---      -------       -------        --------
Comprehensive loss.......
Balances, September 30,
  2000 (revised).........  12,546,255   $24,251      $  --        3,657,110    $ 4      $17,744       $(1,293)       $ (2,247)
                           ----------   -------      -----       ----------    ---      -------       -------        --------

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, September 30,
  1999 (revised).........     $    2        $(21,818)      $     --        $(21,651)
Repayment of stockholder
  note receivable........         --              --             --              16
Interest accrued from
  stockholder notes
  receivable.............         --              --             --             (95)
Amortization of
  stockholder note
  forgiven...............         --              --             --              93
Issuance of common stock
  pursuant to exercise of
  stock options..........         --              --             --             854
Issuance of common stock
  in connection with
  acquisition of
  Snaketech..............         --              --             --          10,730
Issuance of fully vested
  common stock options in
  connection with
  acquisition of
  Snaketech..............         --              --             --             609
Issuance of restricted
  common stock in
  exchange for cash......         --              --             --              40
Issuance of preferred
  stock pursuant to
  exercise of warrants...         --              --             --              --
Repurchase of restricted
  common stock...........         --              --             --              --
Issuance of restricted
  common stock in
  exchange for
  services...............         --              --             --              --
Unearned stock-based
  compensation...........         --              --             --              --
Stock-based compensation
  expense................         --              --             --           1,796
Net loss.................         --          (6,722)        (6,722)         (6,722)
Realized loss on
  investments............         (2)             --             (2)             (2)
                              ------        --------       --------        --------
Comprehensive loss.......                                  $ (6,724)
                                                           ========
Balances, September 30,
  2000 (revised).........         --        $(28,540)                      $(14,332)
                              ------        --------                       --------

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                                  (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  (INFORMATION RELATING TO THE THREE MONTHS ENDED MARCH 31, 2001 IS UNAUDITED)


                               CONVERTIBLE           NOTES                                             NOTES
                             PREFERRED STOCK       RECEIVABLE       COMMON STOCK       ADDITIONAL    RECEIVABLE      UNEARNED
                           --------------------       FROM       -------------------    PAID-IN         FROM       STOCK-BASED
                             SHARES     AMOUNT    STOCKHOLDERS     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION
                           ----------   -------   ------------   ----------   ------   ----------   ------------   ------------
Balances, September 30,
  2000 (revised).........  12,546,255   $24,251      $  --        3,657,110    $ 4      $17,744       $(1,293)       $ (2,247)
Interest accrued from
  stockholder notes
  receivable.............          --        --         --               --     --           --           (44)             --
Amortization of
  stockholder note
  forgiven...............          --        --         --               --     --           --            48              --
Issuance of common stock
  pursuant to exercise of
  stock options..........          --        --         --           22,127     --          146            --              --
Issuance of common stock
  in connection with
  acquisition of Altius
  Solutions, Inc.........          --        --         --        2,551,434      2       25,460            --              --
Assumption of common
  stock warrant in
  connection with
  acquisition of Altius
  Solutions, Inc.........          --        --         --               --     --           27            --              --
Issuance of common stock
  options in connection
  with acquisition of
  Altius Solutions,
  Inc....................          --        --         --               --     --        3,108            --              --
Unearned stock-based
  compensation...........          --        --         --               --     --       10,693            --         (10,693)
Stock-based compensation
  expense................          --        --         --               --     --           --            --           4,116
Net loss.................          --        --         --               --     --           --            --              --
                           ----------   -------      -----       ----------    ---      -------       -------        --------
Comprehensive loss.......
Balances, March 31, 2001
  (unaudited)............  12,546,255   $24,251      $  --        6,230,671    $ 6      $57,178       $(1,289)       $ (8,824)
                           ==========   =======      =====       ==========    ===      =======       =======        ========

                            ACCUMULATED
                               OTHER                                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                              INCOME         DEFICIT         LOSS           DEFICIT
                           -------------   -----------   -------------   -------------
Balances, September 30,
  2000 (revised).........     $   --        $(28,540)      $     --        $(14,332)
Interest accrued from
  stockholder notes
  receivable.............         --              --             --             (44)
Amortization of
  stockholder note
  forgiven...............         --              --             --              48
Issuance of common stock
  pursuant to exercise of
  stock options..........         --              --             --             146
Issuance of common stock
  in connection with
  acquisition of Altius
  Solutions, Inc.........         --              --             --          25,462
Assumption of common
  stock warrant in
  connection with
  acquisition of Altius
  Solutions, Inc.........         --              --             --              27
Issuance of common stock
  options in connection
  with acquisition of
  Altius Solutions,
  Inc....................         --              --             --           3,108
Unearned stock-based
  compensation...........         --              --             --              --
Stock-based compensation
  expense................         --              --             --           4,116
Net loss.................         --          (7,175)        (7,175)         (7,175)
                              ------        --------       --------        --------
Comprehensive loss.......                                  $ (7,175)
                                                           ========
Balances, March 31, 2001
  (unaudited)............     $   --        $(35,715)                      $ 11,356
                              ======        ========                       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS, AS REVISED)


                                                                                              SIX MONTHS ENDED
                                                                YEAR ENDED SEPTEMBER 30,          MARCH 31,
                                                              ----------------------------   -------------------
                                                               1998      1999       2000       2000       2001
                                                              -------   -------   --------   --------   --------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(7,215)  $(7,041)  $ (6,722)  $ (5,627)  $ (7,175)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Amortization of discount on lease financing and line of
      credit................................................       20        19         83         39         39
    Stock-based compensation................................      434        13      1,795        721      4,116
    Interest accrued on stockholder note receivable.........      (53)      (68)       (95)       (37)       (44)
    Allowance for doubtful accounts.........................       10       161         14        (16)       (94)
    Depreciation and amortization of tangible assets........      777       907        843        708        756
    Amortization of stockholder note forgiven...............      101        94         93         25         48
    Amortization of goodwill and other intangibles..........       --        --        575         --      3,278
    In-process and acquired research and development tool...       --        --      5,000      5,000         --
    Rental income paid for by waiver of deposit.............       --        --         --         --        (56)
    Changes in operating assets and liabilities net of
      effects of acquisition:
      Accounts receivable...................................     (383)   (3,888)    (1,607)      (409)    (1,190)
      Prepaid expenses and other current assets.............       (4)     (259)       198        (31)      (481)
      Other assets..........................................      (20)      (17)      (538)        (9)    (1,322)
      Accounts payable......................................      (60)       96        189         75        876
      Accrued liabilities; including payroll and related
        expenses............................................       87       948        486         37     (2,589)
      Deferred revenue......................................     (216)    3,651      1,251        637        216
                                                              -------   -------   --------   --------   --------
        Net cash (used in) provided by operating
          activities........................................   (6,522)   (5,384)     1,565      1,113     (3,622)
                                                              -------   -------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received from acquisition of Snaketech and Altius....       --        --      1,591      1,591      2,307
  Acquisition of property and equipment.....................     (782)     (436)    (1,044)      (421)    (1,394)
  Proceeds from available-for-sale securities...............       --       404      1,066      1,066         --
  Purchase of certificate of deposit........................     (300)       --         --         --         --
  Purchase of available-for-sale securities.................       --      (664)      (806)      (806)        --
                                                              -------   -------   --------   --------   --------
        Net cash (used in) provided by investing
          activities........................................   (1,082)     (696)       807      1,430        913
                                                              -------   -------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from line of credit..............................       --     2,500         --         --      2,500
  Proceeds from issuance of convertible preferred stock.....   12,313        --         67         --         --
  Proceeds from issuance of common stock....................       73       216        894        315        146
  Repurchase of common stock................................     (249)      (13)        --         --         --
  Repayment of borrowings under capital lease obligations
    and line of credit......................................     (213)     (156)      (106)       (71)       (11)
  Payments from (loans to) stockholders.....................     (556)      696         16         --         --
                                                              -------   -------   --------   --------   --------
        Net cash provided by financing activities...........   11,368     3,243        871        244      2,635
                                                              -------   -------   --------   --------   --------
Net increase (decrease) in cash and cash equivalents........    3,764    (2,837)     3,243      2,787        (74)
Cash and cash equivalents at beginning of period............    3,277     7,041      4,204      4,204      7,447
                                                              -------   -------   --------   --------   --------
Cash and cash equivalents at end of period..................  $ 7,041   $ 4,204   $  7,447   $  6,991   $  7,373
                                                              =======   =======   ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    31   $   106   $    379   $    162   $    123
  Assets acquired under capital lease.......................       --       119         --         --         --
  Issuance of common stock for stockholder note
    receivable..............................................      509       725         --         --         --
  Warrants granted for financing services...................       --       155         --         --         --
  Issuance of preferred stock in exchange for stockholder
    note....................................................      672        --         --         --         --
  Issuance of restricted common stock in exchange for
    services................................................       --        --         31         --         --
  Unearned stock-based compensation.........................       45        20      3,996      3,249     10,693
ASSETS ACQUIRED AND LIABILITIES ASSUMED IN CONNECTION WITH
  ACQUISITION OF SNAKETECH:
  Fair value of assets acquired.............................                      $  7,676   $  7,676
  In-process and acquired research and development tool.....                         5,000      5,000
  Cash received.............................................                         1,591      1,591
  Common stock and fully vested common stock options
    issued..................................................                       (11,339)   (11,339)
                                                                                  --------   --------
      Liabilities assumed...................................                      $  2,928   $  2,928
                                                                                  ========   ========
ASSETS ACQUIRED AND LIABILITIES ASSUMED IN CONNECTION WITH
  ACQUISITION OF ALTIUS SOLUTIONS, INC.:
  Fair value of assets acquired.............................                                            $ 29,748
  Cash received.............................................                                               2,307
  Common stock and fully vested common stock options
    issued..................................................                                             (28,597)
                                                                                                        --------
      Liabilities assumed...................................                                            $  3,458
                                                                                                        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

     Simplex Solutions, Inc. ("Simplex") was incorporated in the State of Delaware in April 1995. Simplex provides software and services that enable the design and first-time production success of complex integrated circuits for computer, communications, and consumer products. Simplex' products are designed to enable its customers to deliver timely, competitive systems-on-chips implemented in deep submicron technologies.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Simplex and its wholly owned subsidiaries, Simplex Solutions UK Ltd., Simplex Solutions S.A.R.L., Simplex Solutions GmbH, Simplex Solutions KK, Simplex Solutions, S.A. (together "Simplex"). All material intercompany balances and transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)


     The financial statements as of March 31, 2001 and for the six months ended March 31, 2000 and 2001 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.


USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

     The functional currency of Simplex' foreign subsidiaries is the U.S. dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars were not material for any period presented and are included in the consolidated statements of operations.

CASH AND CASH EQUIVALENTS

     Simplex considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents, except those held as collateral for Simplex' lease arrangement (Note 10).

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


SHORT-TERM INVESTMENTS


     Investments with original maturities greater than three months and remaining maturities of less than one year are classified as short-term investments. Short-term investments, which are classified as available-for-sale, consist of commercial paper and are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. At September 30, 2000 and at March 31, 2001, there were no short-term investments or investments with maturities greater than one year.


BUSINESS RISKS AND CONCENTRATION OF CREDIT RISK

     Simplex' licenses and services are concentrated in the area of enabling companies to design complex integrated circuits. This industry is characterized by rapid technological advances, changes in customer requirements and evolving industry standards.

     Any failure by Simplex to anticipate or respond adequately to technological changes in its industry, changes in customer requirements or changes in industry standards could have a material adverse effect on Simplex' business and operating results.

     Financial instruments which potentially subject Simplex to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Simplex places its cash and cash equivalents with two major financial institutions. Deposits at any time may exceed federally insured limits. For accounts receivable, Simplex performs ongoing credit evaluations of its customers' financial condition and does not require collateral. Simplex maintains allowances for potential credit losses and such losses have been within management's expectations.


     At September 30, 1999, three customers each accounted for 10%, 11%, and 16%, respectively, of aggregate accounts receivable; at September 30, 2000, three customers each accounted for 10%, 11%, and 15%, respectively, of aggregate accounts receivable; at March 31, 2001 one customer accounted for 18% of aggregate accounts receivable. Two customers each accounted for 13% and 11%, respectively, of total revenue for the year ended September 30, 1998. No customers accounted for greater than 10% of the total revenue for the year ended September 30 1999. Revenue from one customer accounted for 15% of total revenue for the year ended September 30, 2000, exclusive of revenue of 3% sold to this customer through a distributor. One customer accounted for 10% of total revenue for the six months ended March 31, 2001.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of Simplex' financial instruments including cash and cash equivalents, accounts receivable, accounts payable, notes payable, and line of credit approximate fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term.

     Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


INTANGIBLE ASSETS

     Intangible assets include goodwill, assembled workforce and acquired technology from the acquisition of Snaketech, S.A. ("Snaketech") and Altius Solutions, Inc. ("Altius") (see Note 3). Goodwill and other intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which are as follow:

Goodwill..........................................    5 years
Acquired technology...............................  3-5 years
Assembled workforce...............................  3-7 years

IMPAIRMENT OF LONG-LIVED ASSETS

     Simplex evaluates the recoverability of long-lived assets, goodwill related to those assets and enterprise goodwill in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets upon the occurrence of certain events and in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

REVENUE RECOGNITION

     Simplex' reports revenue in two categories; license and services revenue. License revenue is derived from product sales to end users and distributors. Services revenue is derived from providing consulting, training, maintenance and support services to end users, research and development services, and customization services related to software.

     Simplex recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, ("SOP 97-2") and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. License revenue is derived from term and time-based licenses. Time-based licenses are for a period of 1 year or less. Term licenses are typically for a period of 3 to 20 years. License revenue of term licenses is recognized upon shipment of the license, if an executed agreement or purchase order has been received, a signed license agreement exists, the fee is fixed and determinable and collection is deemed probable. All licenses commence upon execution of a Simplex license agreement. Simplex' standard payment terms are net 30. Simplex does not generally include acceptance criteria or rights of return in its arrangements. When acceptance criteria or rights of return are included in these license arrangements, revenue is deferred until acceptance is received or the rights of return expire.

     For contracts with multiple obligations (e.g., product licenses, maintenance and other services), and which do not involve significant customization or modification of software, Simplex allocates revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is based on either the price when each component is sold separately, or the renewal rates for maintenance in future years. Vendor specific objective evidence exists for maintenance, consulting and training based upon a history of separate sales of these services. As Simplex has not generally sold its licenses separately, it uses the residual method to determine the allocation of revenue to the license portion of multiple-element arrangements and, as such, no revenue is recognized until delivery. Simplex recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


     License and maintenance revenue from time-based licenses are recognized ratably over the period of the license as vendor specific objective evidence of the fair value of the maintenance is not established, as maintenance for these licenses is never sold separately from the license.

     Services revenue from consulting and training are recognized as the related services are performed, when collectibility is probable and the fee is fixed and determinable. Revenue from maintenance and support agreements is deferred and recognized on a straight-line basis over the period of the related agreement. Payments of maintenance fees are generally made in advance and are nonrefundable.

     Simplex adopted SOP 97-2 on April 1, 1998. Prior to the adoption of SOP 97-2, Simplex recognized revenue from the sale of products upon shipment if remaining obligations were insignificant, collection of the resulting accounts receivable was probable and product returns reasonably estimable. There was no material impact on the financial statements upon the adoption of SOP 97-2.


     Simplex recognizes service revenue derived from long-term research and development contracts in accordance with Statement of Financial Accounting Standard No. 68, Research and Development Arrangements and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, ("SOP 81-1") under the percentage-of-completion method of accounting based on the estimated stage of completion of individual contracts. Simplex currently has only one long-term research and development contract. Revenue recorded related to this contract amounted to $1.7 million for the year ended September 30, 2000 and $708,000 for the six months ended March 31, 2001.


     Simplex also recognizes service and license revenue for contracts which require significant customization or modification of its software under SOP 81-1, using the percentage-of-completion method based on the estimated stage of completion of the individual contracts. To date, such arrangements have been minimal.

     Deferred revenue primarily consists of maintenance and support services under maintenance contracts and unearned revenue on time-based licenses.

ADVERTISING


     Simplex expenses advertising costs as they are incurred. For the years ended September 1998, 1999 and 2000, advertising expense was $22,992, $140,554 and $0, respectively and for the six months ended March 31, 2001 was $27,835.


INCOME TAXES

     Simplex accounts for income taxes using the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not the deferred tax assets will not be realized.

STOCK-BASED COMPENSATION

     Simplex has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123"). Simplex accounts for stock-based compensation using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the deemed fair value of Simplex common stock and the exercise price of the

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


option. Additionally, pursuant to Emerging Issues Task Force Issue 96-18, ("EITF 96-18") Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in conjunction with Selling, Goods or Services, equity instruments issued to non-employees are measured at fair value over the period of performance using the Black-Scholes option pricing model.

RESEARCH AND DEVELOPMENT EXPENDITURES

     Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. To date, attaining technological feasibility and general release have substantially coincided. As a result, Simplex has not capitalized any software development costs.

NET LOSS PER SHARE

     Simplex computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net loss for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. For all periods presented, options, warrants and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     A reconciliation of shares used in the calculation of basic and diluted net loss per share follows (in thousands, except per share amounts):


                                                                                      SIX MONTHS
                                                            YEAR ENDED                   ENDED
                                                           SEPTEMBER 30,               MARCH 31,
                                                   -----------------------------   -----------------
                                                     1998       1999      2000      2000      2001
                                                   ---------   -------   -------   -------   -------
                                                                                      (UNAUDITED)
Basic and diluted net loss per share:
  Numerator:
     Net loss....................................   $(7,215)   $(7,041)  $(6,722)  $(5,627)  $(7,175)
                                                    =======    =======   =======   =======   =======
  Denominator:
     Weighted average common shares
       outstanding...............................     2,137      2,369     3,055     2,531     6,180
     Weighted average unvested common shares
       subject to repurchase.....................      (580)      (425)     (254)     (295)     (672)
                                                    -------    -------   -------   -------   -------
     Denominator for basic and diluted
       calculation...............................     1,557      1,944     2,801     2,236     5,508
                                                    =======    =======   =======   =======   =======
     Basic and diluted net loss per share
       attributable to common stockholders.......   $ (4.64)   $ (3.62)  $ (2.40)  $ (2.32)  $ (1.30)
                                                    =======    =======   =======   =======   =======
     Antidilutive securities including options,
       warrants unvested common stock and
       preferred stock not included in net loss
       per share calculations....................     5,045      5,303     6,339     6,261     6,348
                                                    =======    =======   =======   =======   =======


PRO FORMA NET LOSS PER SHARE (UNAUDITED)


     Pro forma basic and diluted net loss per share for the year ended September 30, 2000 and six months ended March 31, 2001 is computed using the weighted average number of common shares outstanding,

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


including the pro forma effects of the conversion of convertible preferred stock into common stock on an as-if-converted basis. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive.

     The following table sets forth the computation of pro forma basic and diluted net loss per share (in thousands, except per share amounts):


                                                                        SIX MONTHS
                                                         YEAR ENDED       ENDED
                                                        SEPTEMBER 30,   MARCH 31,
                                                            2000           2001
                                                        -------------   ----------
                                                               (UNAUDITED)
Numerator:
  Net loss............................................     $(6,722)      $(7,175)
                                                           =======       =======
Denominator:
  Shares used in computing basic and diluted net loss
     per share........................................       2,801         5,508
  Adjustment to reflect assumed conversion of all
     preferred stock from date of issuance............       4,183         4,183
                                                           -------       -------
  Shares used in computing pro forma basic and diluted
     net loss per share...............................       6,984         9,691
                                                           =======       =======
Basic and diluted pro forma net loss per share........     $ (0.96)      $ (0.74)
                                                           =======       =======
Antidilutive securities including options and warrants
  not included in pro forma net loss per share
  calculation.........................................       2,164         4,155
                                                           =======       =======



PRO FORMA MARCH 31, 2001 (UNAUDITED)


     Pro forma convertible preferred stock and stockholders' equity includes the pro forma effect of the conversion of convertible preferred stock and warrants into common stock and warrants effective prior to the closing of the offering on an as-if-converted basis.

COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes unrealized gains and losses on available for sale securities that are excluded from net loss and reflected instead in stockholders' equity (deficit).

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the financial statements, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. There was no significant impact from the adoption of this pronouncement.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. Simplex believes that it currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. There was not a significant impact to Simplex from adoption of the Interpretation.

NOTE 3 -- ACQUISITION:


     In March 2000, Simplex acquired all of the common stock and outstanding options to purchase common stock of Snaketech for a purchase price of approximately $11.8 million, which consisted of 928,983 shares of Simplex' common stock, options to purchase approximately 104,000 shares of Simplex common stock, and related acquisition expenses totaling approximately $442,000. Simplex valued its stock issued based upon the then deemed fair market value of $11.55 from a contemporaneous appraisal which aggregated $10,729,935. Options to purchase Simplex stock issued to replace outstanding options were reflected at fair-value, using the Black-Scholes option pricing model method. The fair market value of options issued amounted to $608,707 and was calculated using the following assumptions: option term, 3 years; volatility 70%; risk-free rate of return 6.47% and fair-market value of Simplex stock of $11.55. Snaketech was incorporated in 1996 in France as a developer and marketer of high-performance physical design solutions for integrated circuits. The acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The allocation of the purchase price is summarized below (in thousands):


Acquired technology.........................................  $ 1,200
Assembled workforce.........................................      700
Goodwill....................................................    3,613
In-process and acquired research and development............    5,000
Property and equipment......................................      303
Net current assets..........................................    1,014
                                                              -------
          Total purchase price..............................  $11,830
                                                              =======

     The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill.


     In October 2000, Simplex acquired Altius Solutions, Inc., which provides system-on-chip design foundry services. Simplex issued 2,551,434 shares of common stock to Altius stockholders in exchange for their shares of Altius common and preferred stock.


     The acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


respective fair values on the acquisition date. The allocation of the purchase price is summarized below (in thousands):

Acquired technology.........................................  $   600
Assembled workforce.........................................    2,000
Goodwill....................................................   23,184
Net current assets..........................................    3,135
                                                              -------
                                                              $28,919
                                                              =======

     The following unaudited pro forma financial information reflects the results of operations for the year ended September 30, 2000 as if the acquisitions of Snaketech and Altius had occurred on October 1, 1999, respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on October 1, 1999, and may not be indicative of future operating results (in thousands, except per share amounts):


                                                                 YEAR ENDED
                                                                SEPTEMBER 30,
                                                                    2000
                                                                -------------
                                                                 (UNAUDITED)
Net revenue.................................................      $ 31,681
Operating loss..............................................       (12,730)
Pro forma basic and diluted net loss per share..............      $  (1.47)


NOTE 4 -- IN-PROCESS RESEARCH AND DEVELOPMENT AND PURCHASED RESEARCH AND
DEVELOPMENT:

     In connection with the acquisition of Snaketech in March 2000 (see Note 3), Simplex incurred purchased in-process research and development costs of $1.1 million. The fair values of Snaketech's existing products, as well as the technology currently under development were determined using the income approach, which discounts expected future cash flows from the acquired in-process technology to present value. The discount rates used in the present value calculations were derived from a weighted average cost of capital of 21%, adjusted upward by a premium of 5% for the in-process project from the Snaketech acquisition to reflect additional risks inherent in the development lifecycle. Although Simplex expects to achieve certain expense reductions as a result of integrating the acquired in-process technology, the valuation assumptions do not include any expense reductions in the amounts allocated to in-process research and development. The in-process software product acquired is of reasonable complexity and its final integration into Simplex products is uncertain. Should the product not be successfully integrated into Simplex products, or if such development efforts go beyond the timeframe estimated by management, Simplex will not receive the full benefits anticipated from the acquisition. Benefit from development efforts, if any, are not expected to commence until after fiscal 2001. The percent complete, the estimated cost to complete and the value assigned for the Snaketech project included in-process research and development is as follows:

                                                   ESTIMATED     ESTIMATED
                                                    PERCENT       COST TO       VALUE
                     PROJECT                       COMPLETION    COMPLETE      ASSIGNED
                     -------                       ----------    ---------    ----------
A................................................     80.8%      $300,000     $1,100,000

     In addition, Simplex also acquired a place and route development tool which will be used exclusively in the development of one of Simplex' products. The development tool was valued based upon Simplex' estimate of fair value. In assigning fair value, Simplex considered its market value if the product were separately sold, its value if the product were sold or licensed by Snaketech, as well as Simplex' planned

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


usage. As the development tool had no probable alternative future use, Simplex expensed the full fair market value of $3.9 million upon purchase.

NOTE 5 -- PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):


                                                           SEPTEMBER 30,
                                                        -------------------     MARCH 31,
                                                         1999        2000         2001
                                                        -------    --------    -----------
                                                                               (UNAUDITED)
Land and buildings....................................  $    --    $    94       $    94
Computer software and equipment.......................    2,770      3,810         5,962
Furniture and fixtures................................      292        397           598
Leasehold improvements................................      175        331           445
                                                        -------    -------       -------
                                                          3,237      4,632         7,099
Less: Accumulated depreciation and amortization.......   (2,019)    (2,890)       (3,646)
                                                        -------    -------       -------
                                                        $ 1,218    $ 1,742       $ 3,453
                                                        =======    =======       =======


NOTE 6 -- INTANGIBLE ASSETS:

     Intangible assets consist of the following (in thousands):


                                                          SEPTEMBER 30,
                                                        ------------------     MARCH 31,
                                                         1999       2000         2001
                                                        -------    -------    -----------
                                                                              (UNAUDITED)
Acquired technology...................................  $    --    $ 1,200      $ 1,800
Assembled workforce...................................       --        700        2,700
Goodwill..............................................       --      3,613       26,866
                                                        -------    -------      -------
                                                             --      5,513       31,366
Less: Accumulated amortization........................       --       (575)      (3,853)
                                                        -------    -------      -------
                                                        $    --    $ 4,938      $27,513
                                                        =======    =======      =======


NOTE 7 -- LINE OF CREDIT AND NOTES PAYABLE:

     At September 30, 2000, Simplex had $2,500,000 outstanding under a $5,000,000 revolving line of credit which consists of a $2,500,000 non-formula based amount and a $2,500,000 amount available based on 85% of Simplex's eligible accounts receivable, as defined and determined by the lender. The $2,441,775 outstanding balance, which is presented net of discount of $58,225, is due May 31, 2001, subject to automatic renewal. Interest is due monthly at 2.0% and 3.75% above the highest base rate for the formula-based amount and the non-formula-based amount, respectively, with a minimum interest rate of 9.0%, (13.25% for non-formula and 11.5% for formula at September 30, 2000). The line of credit is collateralized by all of Simplex' assets.

     In connection with the revolving line of credit, Simplex granted the lender a warrant to purchase 66,667 shares of Series E preferred stock at $3.75 per share as described more fully in Note 8.

     At September 30, 2000, Simplex had a note payable of $265,800 which had been assumed from Snaketech. Snaketech had been granted two interest free advances from the French government for software development projects, repayable in three non-equal installments commencing March 31, 2001. If the development project is unsuccessful as determined by the Agence Nationale de Valorisation de la

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


Recherche ("ANVAR"), repayment of all or a portion of the advances will not be required. Conversely, if the development project is successful, Simplex is obligated to repay the loan. Simplex believes these projects were successful and therefore reported these advances as repayable loans at September 30, 2000.

     At September 30, 2000, Simplex also had $89,843 outstanding for a $107,206 note entered into in September 1999 by Snaketech. This note is repayable in monthly installments over 15 years at a fixed interest rate of 4.25% per annum. This loan is guaranteed by Snaketech and collateralized by a building owned by a subsidiary of Snaketech.

     Future maturities for the line of credit and notes payable as of September 30, 2000 are as follows (in thousands):

                        YEAR ENDING
                       SEPTEMBER 30,
                       -------------
  2001......................................................  $ 2,559
  2002......................................................      105
  2003......................................................      118
  2004......................................................        5
  2005......................................................        6
  Thereafter................................................       63
                                                              -------
                                                                2,856
  Less: discount............................................      (58)
  Less: current portion.....................................   (2,500)
                                                              -------
  Long-term portion.........................................  $   298
                                                              =======

NOTE 8 -- CONVERTIBLE PREFERRED STOCK:


     At September 30, 2000, the proceeds, terms and liquidation values of Series A, B, C, D and E preferred stock are as follows:



                                                        COMMON STOCK
                   NET                    ISSUED AND    RESERVED FOR   LIQUIDATION
   SERIES       PROCEEDS     AUTHORIZED   OUTSTANDING    CONVERSION       VALUE
   ------      -----------   ----------   -----------   ------------   -----------
A              $ 1,101,561    4,278,854    4,278,854      1,426,288    $ 1,112,502
B                1,244,797    1,625,924    1,600,284        533,428      1,248,222
C                2,056,936    1,200,000    1,180,000        393,336      2,065,000
D                7,482,462    2,250,000    2,233,781        744,594      7,505,504
E               12,145,180    4,000,000    3,253,336      1,084,448     12,200,010
Warrants           220,459           --           --             --             --
Undesignated            --      645,222           --             --             --
               -----------   ----------   ----------     ----------    -----------
               $24,251,395   14,000,000   12,546,255      4,182,094    $24,131,238
               ===========   ==========   ==========     ==========    ===========


VOTING RIGHTS


     Simplex' Series A, B, C, D and E preferred stock have voting rights equal to the number of common shares into which each preferred share converts. Each share of Series A, B, C, D and E preferred stock is convertible into common stock on a one-for-two basis, subject to certain adjustments as described in the Preferred Stock Purchase Agreements. Conversion is automatic upon the effective date of an initial public offering of common stock for which the aggregate proceeds are not less than $7,500,000 and the offering price is not less than $9.00 per share of common stock.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


DIVIDENDS

     The holders of the Series A, B, C, D and E preferred stock are also entitled to registration rights as described in the preferred stock purchase agreement and receive annual dividends of $0.0208, $0.0624, $0.14, $0.2688 and $0.30 per share for Series A, B, C, D and E preferred stock, respectively, whenever funds are legally available and when declared by the Board of Directors. Preferred dividends are noncumulative and are in preference to any common stock dividends. As of September 30, 2000, no dividends have been declared.

LIQUIDATION

     In the event of any liquidation, dissolution, or winding up of Simplex, either voluntary or involuntary, the holders of the then outstanding Series A, B, C, D and E preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the common stock, the amount of $0.26, $0.78, $1.75, $3.36 and $3.75 per share for Series A, B, C, D and E preferred stock, respectively, plus all declared but unpaid dividends for each share of preferred stock. If, upon occurrence of such event, the assets and funds thus distributed among the holders of the preferred stock shall be insufficient to permit the payment to such holders to the full preferential amount, then the entire assets and funds of Simplex legally available for distribution will be distributed ratably among the holders of the preferred stock in proportion to their liquidation preference (as defined). Any reorganization, merger or consolidation which results in the transfer of 50% or more of the then outstanding voting power of Simplex shall be treated as a liquidation event.

WARRANTS

     Simplex has issued warrants in connection with the extension of its capital equipment lease line and facility lease, to purchase up to 25,640 shares of Series B preferred stock and 20,000 shares of Series C preferred stock, at $0.78 and $1.75 per share, respectively. As of September 30, 2000, these warrants are exercisable at any time and generally expire upon execution of an initial public offering.

     Simplex valued the warrants using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, volatility of 55%, risk-free interest rates of 6.42% and 6.58% and terms of 5 years. The fair value of their warrants was recorded as a discount against the leases and are being amortized over the life of the leases using the effective interest method.

     On June 29, 1999, in conjunction with the revolving line of credit, Simplex granted warrants to purchase 66,667 shares of Simplex' Series E preferred stock at $3.75 per share. Using the Black-Scholes option pricing model, Simplex determined that the fair value of the warrants was $155,268 at the date of grant. The significant assumptions made in determining fair value were volatility of 55%, risk-free interest rate of 6.05%, dividend yield of 0% and an expected life of 7 years. The warrants have been recorded as a discount on the borrowing under the line of credit and will be amortized to interest expense over the term of the line of credit. For the years ended September 30, 1999 and 2000 Simplex recorded an expense of $19,408 and $77,635, respectively. The total unamortized discount at September 30, 2000 was $58,225. The warrant expires the earlier of June 29, 2006 or thirty days after a substantial change of control as defined in the agreement. If the current market price (as defined by the agreement) at the date of exercise is greater than the exercise price, in lieu of exercising the warrants, the lender may elect to receive shares of preferred stock equal to the value of equivalent shares as determined by a formula in the agreement subject to adjustment for stock splits and other recapitalizations.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


NOTE 9 -- STOCKHOLDERS' EQUITY (DEFICIT):

NOTES RECEIVABLE FROM STOCKHOLDERS

     On February 12, 1998, Simplex entered into a promissory note agreement with an employee in the amount of $509,250 which bears interest at the rate of 6% per annum with principal and interest due on February 12, 2002, unless forgiven by Simplex. Under the terms of the note, Simplex shall forgive up to a total of $375,000 of the outstanding principal of this note at the rate of $93,750 one year from the vesting date (August 1997) and $7,813 each month thereafter until a total of $375,000 has been forgiven. This note is a full recourse note collateralized by certain shares of Simplex' common stock. The note becomes due and payable immediately upon termination of the employment relationship.

     Also on February 12, 1998 Simplex issued 200,000 shares of Series D preferred stock in exchange for a note receivable for $671,800. This note was repaid on March 5, 1999.


     On May 26, 1998, Simplex entered into a settlement agreement with a former employee, under which Simplex loaned $556,191 to the former employee. The loan bears interest at the rate of 5.69% per annum, is a non-recourse obligation and is due on the earlier of May 15, 2002 or one year after the closing of Simplex' initial public offering in one lump sum of cash or shares of Simplex common stock. The loan is collateralized by 56,666 shares of Simplex common stock owned by the former employee. In addition, Simplex paid the former employee approximately $106,000 in consideration for an option granted by the former employee to Simplex to purchase up to 33,333 shares of common stock of the 56,666 owned by him at $6.75 per share. The option terminates on the earlier of May 15, 2002 or the closing of Simplex' initial public offering. As the loan agreement is non-recourse, the excess of this price over the deemed fair market value of $449,500 has been reflected as compensation expense.



     In January 1999, Simplex accepted a full recourse promissory note from an executive of Simplex in the amount of $241,406 collateralized by 64,375 shares of restricted common stock. Such note is due no later than January 19, 2004 and bears interest at 4.63% per annum.



     In March 1999, Simplex accepted full recourse promissory notes from two executives of Simplex in the amounts of $283,334 and $200,000 collateralized by 47,222 and 33,333 shares of restricted common stock. Such notes are due no later than March 30, 2004 and bear interest at 4.84% per annum.


COMMON STOCK

     Simplex issued shares of its common stock to the founders and others under stock purchase agreements. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

WARRANTS


     In connection with the acquisition of Altius, Simplex assumed a warrant to purchase a total of 2,091 shares of common stock at an exercise price of $1.91 per share which expires on November 1, 2004. The fair value of the warrant was calculated using the Black-Scholes option pricing model and regarded as part of the purchase price.


COMMON STOCK SUBJECT TO REPURCHASE


     Simplex, from inception to September 30, 2000 has issued approximately 1,706,000 shares of common stock to the founders and others that were subject to repurchase by Simplex. Simplex has the right to repurchase unvested shares at book value, or the value paid per share by the original purchaser, which is

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)



intended to approximate fair value at the time of issuance. Vesting is generally over four years on a monthly basis. All common stock subject to repurchase has been issued out of the 1995 Stock Option Plan (the "Plan") except the founder's shares. Stock purchase rights of 158,264 and 10,200 were granted under the Plan during the years ended September 30, 1999 and 2000, respectively. As of March 31, 2001, 1,740,667 shares were subject to repurchase by Simplex.


     At September 30, 2000, Simplex had reserved shares of common stock for future issuance as follows (in thousands):


Convertible preferred stock.................................  4,182
Warrants....................................................     40
Stock option plan...........................................  2,526
                                                              -----
                                                              6,748
                                                              =====


1995 STOCK OPTION PLAN

     In 1995, Simplex adopted the 1995 Stock Option Plan, which was subsequently amended and restated as of March 2000 by the Board of Directors to include a sub-division called the 2000 Stock Plan (together "the Plans").


     Under the Plans, Simplex has reserved 3,918,733 shares of common stock for the grant of stock purchase rights and stock options to employees, directors or consultants under the terms and provisions established by the Board of Directors.


     Options granted under the Plans have a term of ten years measured from the grant date and are initially unvested. Participants either vest in the option shares granted over a four-year period with (i) twenty-five percent of the option shares vesting upon the completion of one year of service and (ii) the balance of the option shares in thirty-six successive equal monthly installments upon the completion of each additional month of service, over a four year period with forty-eight successive equal monthly installments upon the completion of additional month of service, or over a five-year period with (i) twenty percent of the option shares vesting upon the completion of one year of service and (ii) the balance of the option shares in forty-eight successive equal monthly installments upon the completion of each additional month of service.

     Under the Plan, incentive stock options may be granted at prices not lower than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities. Nonstatutory options may be granted at prices not lower than 85% of fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities. Stock options granted under the Plan are exercisable and vest at such times and under such conditions as determined by the Board of Directors. Stock options generally expire from five to ten years from date of grant. Stock purchase rights are subject to repurchase by Simplex at such times as determined by the Board of Directors, typically four years.

1999 ALTIUS STOCK PLAN


     In connection with the Altius acquisition, Simplex assumed all outstanding options issued under the 1999 Altius Stock Plan. These assumed options became options to purchase an aggregate of 383,955 shares of Simplex' common stock. All material terms of the Altius options are the same as the terms of Simplex' 1995 Stock Option Plan.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)



     A summary of the status of Simplex' stock option plans as of September 30, 1998, 1999 and 2000 and March 31, 2001, and changes during the periods ended on these dates is presented below:



                                                                           OPTIONS OUTSTANDING
                                                                         ------------------------
                                                                                        WEIGHTED
                                                                                         AVERAGE
                                                            OPTIONS        NUMBER       EXERCISE
                                                           AVAILABLE     OF OPTIONS       PRICE
                                                           FOR GRANT     OUTSTANDING    PER SHARE
                                                           ----------    -----------    ---------
Balances, October 1, 1997................................     539,580       368,234      $ 0.75

Additional shares reserved...............................     333,333            --          --
Restricted stock granted.................................    (263,333)           --      $ 2.04
Options granted..........................................    (647,000)      647,000      $ 2.97
Options canceled.........................................     118,842      (118,842)     $ 1.02
Options exercised........................................          --       (48,456)     $ 0.90
Restricted stock repurchased.............................      14,619                    $ 0.21
                                                           ----------    ----------

Balances, September 30, 1998.............................      96,041       847,936      $ 2.40

Additional shares reserved...............................     666,667            --          --
Restricted stock granted.................................    (158,264)           --      $ 4.89
Options granted..........................................    (513,223)      513,223      $ 5.46
Options canceled.........................................     202,714      (202,714)     $ 4.38
Options exercised........................................          --       (74,446)     $ 2.25
Restricted stock repurchased.............................      34,003            --      $ 0.42
                                                           ----------    ----------

Balances, September 30, 1999.............................     327,938     1,083,999      $ 3.48

Additional shares reserved...............................   1,401,002            --          --
Restricted stock granted.................................     (10,200)           --      $ 3.93
Options granted..........................................  (1,441,168)    1,441,168      $ 8.82
Options canceled.........................................     122,362      (122,362)     $ 6.51
Options exercised........................................          --      (276,665)     $ 3.09
Restricted stock repurchased.............................         100            --      $ 6.00
                                                           ----------    ----------
Balances, September 30, 2000.............................     400,034     2,126,140      $ 6.99
Additional options authorized due to assumption of 1999
  Altius stock option plan...............................     851,753            --          --
Additional shares reserved...............................     666,667            --          --
Options granted..........................................    (278,233)      278,233      $14.01
Options granted in connection with acquisition of Altius
  Solutions, Inc.........................................    (383,955)      383,955      $13.22
Options cancelled........................................      97,106       (97,106)     $ 6.63
Options exercised........................................          --       (22,127)     $ 4.10
                                                           ----------    ----------
Balances, March 31, 2001 (unaudited).....................   1,353,372     2,669,095      $ 8.60
                                                           ==========    ==========

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


     The options outstanding and currently exercisable by exercise price at September 30, 2000 are as follows:


                 OPTIONS OUTSTANDING AT SEPTEMBER 30, 2000    OPTIONS EXERCISABLE AT
                -------------------------------------------     SEPTEMBER 30, 2000
                                   WEIGHTED                   ----------------------
                                   AVERAGE        WEIGHTED                  WEIGHTED
                                  REMAINING        AVERAGE                  AVERAGE
  EXERCISE         NUMBER        CONTRACTUAL      EXERCISE      NUMBER      EXERCISE
    PRICE       OUTSTANDING    LIFE (IN YEARS)      PRICE     EXERCISABLE    PRICE
  --------      ------------   ----------------   ---------   -----------   --------
$0.09 - $0.54       37,151           5.54          $0.297        31,125     $ 0.252
$1.02 - $2.04      149,183           7.24          $2.004        79,579     $ 2.025
$2.25 - $3.00      106,029           7.61          $2.904        59,362     $ 2.913
   $ 3.75          241,640           5.75          $3.75        101,886     $ 3.75
   $ 6.00          913,698           9.07          $6.00        161,231     $ 6.00
   $11.55          656,439           9.57          $11.55        98,575     $11.55
   $14.01           22,000           9.96          $14.01            --     $14.01
                 ---------                                      -------
                 2,126,140                                      531,758     $ 5.31
                 =========                                      =======



     Options exercisable at September 30, 1997, 1998 and 1999 were 44,465, 121,583, and 325,989, respectively.


STOCK-BASED COMPENSATION

     In connection with certain stock option grants to employees during the year ended September 30, 2000, Simplex recorded stock-based compensation approximating $3,944,000, which is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the related options, which is generally four years. In addition, Simplex also recorded a deferred charge in connection with options granted to non-employees, approximating $52,000 which will be adjusted over the period of performance in accordance with EITF 96-18. Stock-based compensation amortization recognized during the year ended September 30, 2000 totaled $1,795,399.


     An additional $10,693,000 charge was recorded for the six months ended March 31, 2001, of which $10,289,000 was in relation to restricted common stock and unvested options assumed in connection with the acquisition of Altius. Stock-based compensation amortization recognized during the six months ended March 31, 2001 totaled $4,116,000.


FAIR VALUE DISCLOSURE

     The following information concerning Simplex stock option plans is provided in accordance with SFAS No. 123. Simplex accounts for such plans in accordance with APB No. 25.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


     The fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants:


                                                                         YEAR ENDED
                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                               1998       1999         2000
                                                              -------    -------    -----------
Risk-free interest rate.....................................    5.23%      4.74%        5.93%
Expected life...............................................  5 years    5 years      5 years
Dividend yield..............................................       --         --           --
Expected volatility.........................................       0%         0%           0%
Weighted average fair value.................................  $  0.69    $  1.38      $  5.01


     For purposes of pro forma disclosures, the estimated fair value of the options are amortized over the option's vesting period. Pro forma information follows (in thousands, except per share amounts):


                                                                          YEAR ENDED
                                                                         SEPTEMBER 30,
                                                                -------------------------------
                                                                  1998        1999       2000
                                                                ---------    -------    -------
Net loss....................................................     $(7,215)    $(7,041)   $(6,722)
                                                                 =======     =======    =======
Net loss -- SFAS 123 adjusted...............................     $(7,331)    $(7,415)   $(8,079)
                                                                 =======     =======    =======
Net loss per share -- as reported basic and diluted.........     $ (4.64)    $ (3.62)   $ (2.40)
                                                                 =======     =======    =======
Net loss per share -- SFAS 123 adjusted basic and diluted...     $ (4.71)    $ (3.81)   $ (2.88)
                                                                 =======     =======    =======


     The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future periods are anticipated.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     Simplex leases administrative, engineering and sales facilities in the United States, United Kingdom, France and Japan under noncancelable operating leases that expire at various dates through 2005. Simplex is generally responsible for insurance and property taxes. Simplex' primary lease in Sunnyvale, California is subject to annual payment increases based on the consumer price index. Simplex also leases computer equipment under leases classified as capital leases.

     Simplex leases its office facilities and certain office equipment under noncancelable operating leases which expire through May 2002. Simplex is responsible for certain taxes, maintenance costs and insurance under the leases. Under the terms of the facility lease agreement, Simplex is obligated to provide the lessor with a letter of credit of approximately $300,000. The letter of credit is collateralized by a certificate of deposit, which is included in other assets.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


     At September 30, 2000, the aggregate future minimum lease payments under all noncancelable leases are as follows (in thousands):

                                                              CAPITAL    OPERATING
                 YEAR ENDING SEPTEMBER 30,                    LEASES      LEASES
                 -------------------------                    -------    ---------
     2001...................................................   $ 40       $  183
     2002...................................................     24          697
     2003...................................................     --          288
                                                               ----       ------
Total minimum lease payments................................     64       $1,168
                                                                          ======
Less: Amount representing interest..........................     (6)
Amount representing discount................................     (6)
                                                               ----
Present value of capital lease obligations..................     52
Current portion.............................................    (29)
                                                               ----
Long-term portion...........................................   $ 23
                                                               ====


     Rent expense in the years ended September 30, 1998, 1999 and 2000 and six months ended March 31, 2001 was $671,521, $744,167 and $789,621 and $730,082,
respectively.



     On November 1, 2000, Simplex received written notice from a third party claiming that one of the Company's current products allegedly infringes a patent held by such party. In addition, on March 15, 2001, Simplex received further written notice that legal action is imminent. Based upon a thorough review of the intellectual property issue, Simplex believes that the allegation of infringement by such third party is without merit. However, because of the uncertainties of the legal process, if this matter leads to litigation there can be no assurance that this matter will not materially impact the Company.


NOTE 11 -- INCOME TAXES:

     Net income (loss) allocable to United States and foreign sources are as follows (in thousands):

                                                                  YEAR ENDED
                                                                 SEPTEMBER 30,
                                                        -------------------------------
                                                          1998        1999       2000
                                                        ---------    -------    -------
                                                        (REVISED)
United States.........................................   $(7,215)    $(7,100)   $(5,975)
Foreign...............................................        --          59       (747)
                                                         -------     -------    -------
                                                         $(7,215)    $(7,041)   $(6,722)
                                                         =======     =======    =======

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


     The components of deferred tax assets as of September 30, 1998, 1999 and 2000 are as follows (in thousands):

                                                               SEPTEMBER 30,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
Capitalized costs....................................  $   307    $   424    $    259
Accrued liabilities..................................      316        672         162
Research and development credit......................      676      1,525       2,406
Net operating loss...................................    3,956      7,091       7,000
Property and equipment...............................       99        176          89
Other................................................       20         --         398
                                                       -------    -------    --------
Total deferred tax assets............................    5,374      9,888      10,314
Valuation allowance..................................   (5,374)    (9,888)    (10,314)
                                                       -------    -------    --------
                                                       $    --    $    --    $     --
                                                       =======    =======    ========

     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. Simplex has established a valuation allowance to the full extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to Simplex's recurring operating losses.

     The change in the valuation allowance was $2,844,000, $4,514,000 and $426,000 for the years ended September 30, 1998, 1999 and 2000, respectively.

     Simplex had federal and state net operating loss carryforwards of approximately $18.7 million at September 30, 2000. Simplex's federal and state net operating loss carryforwards will expire beginning in the year 2010 and 2002, respectively, if not utilized. Simplex also has federal and state research and development credits of approximately $1.1 million and $957,000, respectively, which expire in years commencing 2010 through 2020 if not used.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event Simplex has a change in ownership, utilization of the carryforwards could be restricted.

     The expected U.S. Federal statutory income tax rate (34%) differs from the effective tax rate as follows:

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
U.S. Federal income tax benefit at statutory rates..........  (34.0)%  (34.0)%  (34.0)%
Permanent differences/Research and development credits......   (2.0)   (24.0)    35.0
State income tax benefit, net of federal benefit............   (6.0)    (6.0)    (6.0)
Foreign tax.................................................    0.0      0.0      5.0
Change in valuation allowance...............................   42.0     64.0     10.0
                                                              -----    -----    -----
                                                                0.0%     0.0%    10.0%
                                                              =====    =====    =====

     Tax expense for the year ended September 30, 2000 was limited to foreign taxes of $242,000, all of which were currently payable.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


NOTE 12 -- EMPLOYEE RETIREMENT PLAN:

     Simplex maintains a 401(k) plan for its employees. The plan allows eligible employees to defer up to 15% of their earnings, not to exceed the statutory amount per year on a pretax basis through contributions to the plan. The plan provides for employer contributions at the discretion of the Board of Directors; however, no such contributions were made during the years ended September 30, 1998, 1999 and 2000.

NOTE 13 -- SEGMENT INFORMATION:

     Simplex operates in a single business segment, the development and licensing of software products and the provision of services to companies which are used to verify the design of integrated circuits. Simplex uses only one measure of profitability. Operations of Simplex' overseas subsidiaries consist of license revenue and services.

     Information regarding geographic areas at September 30, 1998, 1999, and 2000 and for each of the years then ended is as follows (in thousands):

                                         NORTH AMERICA    EUROPE     ASIA    ELIMINATIONS     TOTAL
                                         -------------    ------    ------   ------------    -------
September 30, 1998 and for the year
  then ended:
  Revenue from unaffiliated
     customers.........................     $ 5,864       $  407    $  266       --          $ 6,537
                                            =======       ======    ======        ==         =======
  Long-lived assets....................     $ 1,906           --        --       --          $ 1,906
                                            =======       ======    ======        ==         =======
September 30, 1999 and for the year
  then ended:
  Revenue from unaffiliated
     customers.........................     $ 8,325       $1,665    $  891       --          $10,881
                                            =======       ======    ======        ==         =======
  Long-lived assets....................     $ 1,535       $   28    $    8       --          $ 1,571
                                            =======       ======    ======        ==         =======
September 30, 2000 and for the year
  then ended:
  Revenue from unaffiliated
     customers.........................     $15,041       $3,379    $4,397       --          $22,817
                                            =======       ======    ======        ==         =======
  Long-lived assets....................     $ 6,830       $  445    $  296       --          $ 7,571
                                            =======       ======    ======        ==         =======

     Revenue from external customers are attributed based upon the geographic location of the customer. European revenue is principally from the United Kingdom, and revenue in Asia is principally from Japan.

NOTE 14 -- RELATED PARTIES:

     During the year ended September 30, 2000, Simplex sold software amounting to $269,000 to Altius Solutions, Inc., a company with which it had entered into a definitive merger agreement and subsequently purchased in October 2000.

     A partner in a law firm which operates as Simplex' general counsel is a member of the Board of Directors. This firm provided legal services amounting to approximately $704,000 to Simplex for the year ended September 30, 2000.

     Simplex sold certain licenses and maintenance to a subsidiary of a corporation which also was a 6% shareholder. Such sales amounted to $217,500 and $349,175 for the years ended September 30, 1999 and 2000, respectively.

                    SIMPLEX SOLUTIONS, INC. AND SUBSIDIARIES

    (INFORMATION RELATING TO THE SIX MONTHS ENDED MARCH 31, 2000 AND 2001 IS
                                   UNAUDITED)


NOTE 15 -- REVISIONS TO FINANCIAL STATEMENTS

     In connection with Simplex' registration process, revisions were made to the financial statements included in Simplex' preliminary filings as follows:


     As originally reported, Simplex recorded approximately $65,000 in compensation expense related to an employee severance arrangement under which Simplex loaned $556,191 to the former employee (Note 9). The 1998 financial statements have been revised to properly reflect the expense associated with this arrangement, which charge increased compensation expense by $384,500 for the year ended September 30, 1998. Therefore, the previously reported net loss of $6,830,000, or $4.38 per share, was increased to $7,215,000, or $4.64 per share.



     As originally reported, Simplex deferred a development tool and commenced amortization in the financial statements for the year ended September 30, 2000. Those financial statements have been revised to immediately expense this development tool upon purchase in accordance with SFAS No. 2, "Accounting for Research and Development Costs" as it had no probable alternative future use. Therefore, the previously reported net loss of $4,772,000, or $1.71 per share, was increased to $6,722,000, or $2.40 per share.


NOTE 16 -- SUBSEQUENT EVENTS:

ACQUISITION


     On October 4, 2000, Simplex acquired Altius Solutions, Inc., which provides systems-on-chip design foundry services. Simplex issued approximately 2,551,000 shares of common stock, subject to adjustment, to Altius stockholders in exchange for their shares of Altius common and preferred stock. Simplex also reserved approximately 384,000 of its options for issuance to holders of Altius options and warrants. This transaction will be accounted for under the purchase method of accounting.


STOCK SPLIT


     On January 8, 2001, the stockholders approved a reverse-split of Simplex' stock on a ratio of one for two, which was subsequently amended on April 2, 2001 to a ratio of one for three. Completion of this split is subject to approval by the Delaware Secretary of State. All references in the financial statements to shares and per share amounts have been restated to give effect to this reverse-split.



LINE OF CREDIT (UNAUDITED)



     On February 23, 2001, Simplex borrowed an additional $2,500,000 under the $5,000,000 revolving line of credit, of which $2,500,000 was outstanding as of September 30, 2000. This additional $2,500,000 is due May 31, 2001 and is subject to automatic renewal. Interest is due monthly at 2.0% above the highest base rate, with a minimum interest rate of 9% (10.5% at March 31, 2001). The line of credit is collateralized by all of Simplex' assets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Snaketech S.A.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Snaketech S.A. and its subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of Snaketech S.A.'s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

August 17, 2000
Befec-Price Waterhouse

Olivier Auscher

                                 SNAKETECH S.A.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 376,151    $ 2,284,141
  Accounts receivable.......................................    217,541        333,752
  Prepaid expenses and other current assets.................     26,993        115,781
                                                              ---------    -----------
     Total current assets...................................    620,685      2,733,674
Property and equipment, net.................................     87,089        318,929
                                                              ---------    -----------
                                                              $ 707,774    $ 3,052,603
                                                              =========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Borrowings, current.......................................  $ 124,509    $     5,566
  Accounts payable..........................................    210,557        330,811
  Accrued liabilities.......................................     14,530         30,133
  Deferred revenue..........................................    249,618        853,979
                                                              ---------    -----------
     Total current liabilities..............................    599,214      1,220,489
Borrowings, non current.....................................         --        360,999
                                                              ---------    -----------
                                                                599,214      1,581,488
                                                              ---------    -----------
Commitments (see Note 5)
Shareholders' equity:
  Common stock (4,275 and 6,015,000 shares issued and
     outstanding in 1998 and 1999 respectively).............     71,833        130,141
  Additional paid in capital................................    661,367      3,488,730
  Unearned stock compensation...............................         --        (48,623)
  Accumulated deficit.......................................   (648,325)    (1,966,819)
  Other comprehensive income (loss).........................     23,685       (132,314)
                                                              ---------    -----------
     Total shareholders' equity.............................    108,560      1,471,115
                                                              ---------    -----------
                                                              $ 707,774    $ 3,052,603
                                                              =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              ----------    -----------
Revenue:
  Software licenses.........................................  $  380,784    $   597,433
  Services..................................................      32,302        102,302
  Development fee...........................................     175,914        159,524
                                                              ----------    -----------
     Total revenue..........................................     589,000        859,259
                                                              ----------    -----------
Cost of revenue:
  Cost of software licenses.................................       5,827          5,330
  Cost of services..........................................      17,301         46,827
  Cost of development fee...................................          --             --
                                                              ----------    -----------
     Cost of revenue........................................      23,128         52,157
                                                              ----------    -----------
Gross profit................................................     565,872        807,102
                                                              ----------    -----------
Operating expenses:
  Research and development (exclusive of stock based
     compensation of $0 in 1998 and $1,950 in 1999).........     567,844        747,981
  Sales and marketing (exclusive of stock based compensation
     of $0 in 1998 and $659 in 1999.........................     195,032        516,228
  General and administrative (exclusive of stock based
     compensation of $0 in 1998 and $258 in 1999)...........     365,044        962,193
  Stock-based compensation expense..........................          --          2,867
                                                              ----------    -----------
     Total operating expenses...............................   1,127,920      2,229,269
                                                              ----------    -----------
Loss from operations........................................    (562,048)    (1,422,167)
Interest income (expense)...................................        (670)       103,849
Other expenses, net.........................................        (148)          (176)
                                                              ----------    -----------
Net loss....................................................    (562,866)    (1,318,494)
Other comprehensive income (loss)...........................      23,685       (155,999)
                                                              ----------    -----------
Comprehensive loss..........................................  $ (539,181)   $(1,474,493)
                                                              ==========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                    COMMON STOCK                           UNEARNED                       OTHER
                                --------------------     ADDITIONAL      STOCK-BASED    ACCUMULATED   COMPREHENSIVE
                                 SHARES      AMOUNT    PAID-IN CAPITAL       COST         DEFICIT     INCOME (LOSS)      TOTAL
                                ---------   --------   ---------------   ------------   -----------   -------------   -----------
Balances, December 31, 1997...      2,500   $ 41,749     $       --        $     --     $   (85,459)    $      --     $   (43,710)
Issuance of common stock......      1,775     30,084        661,367              --              --            --         691,451
Net loss......................         --         --             --              --        (562,866)           --        (562,866)
Other comprehensive income....         --         --             --              --              --        23,685          23,685
                                ---------   --------     ----------        --------     -----------     ---------     -----------
Balances, December 31, 1998...      4,275     71,833        661,367              --        (648,325)       23,685         108,560
Issuance of common stock......  6,010,725     58,308      2,775,873              --              --            --       2,834,181
Deferred compensation cost....         --         --         51,490         (51,490)             --            --              --
Amortization of unearned
  compensation................         --         --             --           2,867              --            --           2,867
Net loss......................         --         --             --              --      (1,318,494)           --      (1,318,494)
Other comprehensive loss......         --         --             --              --              --      (155,999)       (155,999)
                                ---------   --------     ----------        --------     -----------     ---------     -----------
Balances, December 31, 1999...  6,015,000   $130,141     $3,488,730        $(48,623)    $(1,966,819)    $(132,314)    $ 1,471,115
                                =========   ========     ==========        ========     ===========     =========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(562,866)   $(1,318,494)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..........................     25,777         53,702
     Profit on disposal of fixed assets.....................         --           (815)
     Changes in operating assets and liabilities:
       Increase in accounts receivable......................   (180,597)      (227,572)
       Increase in prepaid expenses and other current
        assets..............................................    (17,318)       (14,409)
       Increase in accounts payable.........................     84,746        133,807
       Increase in accrued liabilities......................     14,040         26,296
       Increase in deferred revenue.........................    156,436        635,313
                                                              ---------    -----------
          Net cash used in operating activities.............   (479,782)      (712,172)
                                                              ---------    -----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (78,023)      (301,415)
  Sale of property and equipment............................         --          1,845
                                                              ---------    -----------
          Net cash used in investing activities.............    (78,023)      (299,570)
                                                              ---------    -----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    691,451      2,834,181
  Cash received from new borrowings.........................    119,195        274,114
  Loan repayments...........................................    (44,023)        (1,353)
                                                              ---------    -----------
          Net cash provided by financing activities.........    766,623      3,106,942
                                                              ---------    -----------
Effect of exchange rate differences on cash and cash
  equivalents...............................................     34,392       (187,210)
Net increase in cash and cash equivalents...................    243,210      1,907,990
Cash and cash equivalents at the beginning of the year......    132,941        376,151
                                                              ---------    -----------
Cash and cash equivalents at the end of the year............  $ 376,151    $ 2,284,141
                                                              =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 SNAKETECH S.A.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY:

     Snaketech S.A. ("Snaketech") was founded in Voiron, France in January 1996 to develop products and deliver services to companies which develop integrated circuit designs in the deep submicron era. These products and services enable Snaketech's customers to verify the design of integrated circuits. Snaketech's customers are mainly located in Europe and Asia.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Snaketech and its wholly owned subsidiaries, Snaketech Corporation and SCI Parvimmo. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Snaketech considers all highly liquid debt instruments including commercial paper, money market funds and certificates of deposits with an original maturity of three months or less at the date of purchase to be cash equivalents.

     The portfolio of cash and cash equivalents consisted of the following (in thousands):

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1998         1999
                                                       --------    ----------
Cash.................................................  $376,151    $  579,309
Money market funds...................................        --     1,704,832
                                                       --------    ----------
                                                       $376,151    $2,284,141
                                                       ========    ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported amounts of certain of Snaketech's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The reported amounts of loans payable approximate fair value due to their current market interest rates.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the company to concentrations of credit risk consist primarily of cash, money market accounts and accounts receivable. Cash and money market funds are held primarily in one financial institution.

     Snaketech performs ongoing credit evaluations within the context of the industry in which it operates, does not require collateral and maintains reserves for potential credit losses on customer accounts when

                                 SNAKETECH S.A.

deemed necessary. To date, such losses have been within management's expectations. Revenue and receivables are concentrated among a limited number of customers.

     The following table sets forth customers comprising 10% or more of Snaketech's total revenue for each of the period presented:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                          CUSTOMER                            1998    1999
                          --------                            ----    ----
  A.........................................................   17%     12%
  B.........................................................   17%     --
  C.........................................................   17%     --
  D.........................................................   10%     --
  E.........................................................   --      23%

     At December 31, 1998, two customers accounted for 21% of total accounts receivable. At December 31, 1999, three customers accounted for 34% of total accounts receivable.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, 20 years for buildings and generally 3 to 5 years for other fixed assets. Gains and losses upon asset disposal are taken into income in the year of disposal. Maintenance and repairs are charged to operations as incurred.

REVENUE RECOGNITION

     Snaketech derives revenue from two sources as follows: (i) software license revenue and (ii) services revenue which include consulting, training services and customer support. Effective January 1, 1998, Snaketech adopted SOP 97-2, Software Revenue Recognition, with the exception of the provision deferred by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. In accordance with the adopted provisions of SOP 97-2, Snaketech records revenue from licensing of software products to end-users when a license agreement is signed by both parties, the fee is fixed and determinable, collection is probable and delivery of the product has occurred. Snaketech's business practice is to provide payment terms that range from thirty days to one year from the invoice date. Accordingly, payment terms that exceed one year are not considered fixed and determinable and revenue is recognized as payments become due. When contracts contain multiple elements, and for which vendor specific objective evidence ("VSOE") of fair value exists for the undelivered elements, Snaketech recognizes revenue for the delivered elements based upon the residual method. Undelivered elements consist primarily of postcontract customer support ("PCS") and other services such as consulting and training. VSOE is established based on the price charged when the element is sold separately. Snaketech recognizes revenue allocated to maintenance and support ratably over the period of the maintenance and the support contracts, respectively, which is generally twelve months. For revenue allocated to consulting services, such as training, Snaketech recognizes revenue as the related services are performed. To date, Snaketech has not been able to establish VSOE for undelivered elements. Therefore, revenues for license contracts with multiple elements have been recognized ratably over the term of the PCS period.

     Snaketech also received non refundable funds from governmental and nongovernmental organizations. Each payment received is recognized ratably over the period of the project.

                                 SNAKETECH S.A.

COMPREHENSIVE INCOME (LOSS)

     For the years ended December 31, 1998 and 1999, comprehensive income (loss) represents net income (loss) plus foreign currency translation adjustments which are included in shareholders' equity but not in net income (loss).

INCOME TAXES

     Snaketech has accounted for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in Snaketech's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

SOFTWARE DEVELOPMENT COSTS

     Costs related to research, design and development of products are charged to research and development expenses as incurred. Under Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers. During the years ended December 31, 1998 and 1999, the establishment of technological feasibility of the Snaketech's product and general release substantially coincided. As a result, no software production costs were capitalized since costs meeting the requirements of SFAS No. 86 were not significant.

STOCK-BASED COMPENSATION

     Snaketech accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosures provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of Snaketech's common stock and the exercise price of the option. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in
Note 9.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign operations where the functional currency is the local currency, are translated into French franc at the balance sheet date exchange rate. Revenues and expenses are translated at the average rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of shareholders' equity.

     Although the French Franc is the functional currency of Snaketech, these financial statements have been presented using the U.S. Dollar as the reporting currency.

ADVERTISING COSTS

     Snaketech expenses advertising costs as they are incurred. Advertising expense was $14,500 and $17,358 for the year ended December 31, 1998 and 1999, respectively.

                                 SNAKETECH S.A.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting of derivatives and hedging activities and supercedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivatives. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 133 deferred the effective date until the quarter ending June 30, 2000. Snaketech does not believe that the adoption of this pronouncement will have a material impact on its financial condition or results of operations.

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 (SOP 98-9), Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 requires use of the "residual method" when there is vendor-specific objective evidence of fair value of all undelivered elements in a multiple element arrangement, vendor-specific objective evidence of fair value does not exist for the delivered element(s) and all other revenue criteria of SOP 97-2 are met. SOP 98-9 is effective December 15, 1998 to the extent that it extends the deferral of certain passages of SOP 97-2, Software Revenue Recognition, previously extended by SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Snaketech believes that it currently complies with SOP 98-9.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. This Interpretation is not expected to affect Snaketech due to its acquisition (Note 10).

NOTE 3 -- PROPERTY AND EQUIPMENT:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1998        1999
                                                         --------    --------
Land and buildings.....................................  $     --    $101,080
Computer equipment.....................................    87,940     159,713
Software...............................................    21,044      48,030
Office furniture and other assets......................    15,752      89,726
                                                         --------    --------
                                                          124,736     398,549
Less: Accumulated depreciation and amortization........   (37,647)    (79,620)
                                                         --------    --------
                                                         $ 87,089    $318,929
                                                         ========    ========

     Depreciation and amortization expense was $25,777 and $53,702 for the years ended December 31, 1998 and 1999, respectively.

                                 SNAKETECH S.A.

NOTE 4 -- BORROWINGS:

     Snaketech had a line of credit of $124,509 and $259,359 at December 31, 1998 and 1999, respectively. Snaketech was granted two interest-free government advances for software development projects, repayable in three non-equal installments commencing March 31, 2001. If the development project is deemed successful, as determined by the Agence Nationale de Valorisation de la Recherche ("ANVAR"), the funds received will not be entirely repayable. Conversely, if the development project is successful, Snaketech is obligated to repay the loan. Such determination should be made after June 30, 2000. Snaketech expects that these projects will be deemed successful. Snaketech has reported these advances as repayable loans.

     In September 1999, SCI Parvimmo obtained a loan of $107,206, repayable in monthly installments over 15 years at a fixed interest rate of 4.25% per annum. This loan is guaranteed by Snaketech and collateralized by the building owned by SCI Parvimmo.

     Future maturities for the loan and the line of credit as of December 31, 1999 are as follows:

                       YEAR ENDING
                       DECEMBER 31,
                       ------------
2000......................................................  $  5,566
2001......................................................    66,767
2002......................................................   120,609
2003......................................................    90,228
2004......................................................     6,254
Thereafter................................................    77,141
                                                            --------
                                                             366,565
Less: Current portion.....................................    (5,566)
                                                            --------
Long-term portion.........................................  $360,999
                                                            ========

NOTE 5 -- COMMITMENTS:

     Snaketech leases part of its office facilities under noncancelable operating leases which expire through July 2008. Future minimum rental payments as of December 31, 1999 are $14,592 per annum (excluding taxes), indexed to inflation.

     Rent expense was $2,644 and $14,621 for the years ended December 30, 1998 and 1999, respectively.

NOTE 6 -- SHAREHOLDERS' EQUITY:

     Snaketech's common stock consists of 4,275 shares and 6,015,000 shares at December 31, 1998 and 1999 respectively. These shares are all of the same class and were converted from French francs to Euro during 1999, at which point the number of shares was multiplied by 1000.

                                 SNAKETECH S.A.

NOTE 7 -- INCOME TAXES:

     The components of deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1998          1999
                                                       ----------    ----------
Capitalized start-up costs...........................  $   3,249     $   2,469
Net operating loss...................................    110,584       827,847
Depreciation.........................................        785         4,300
                                                       ---------     ---------
Net deferred tax assets..............................    114,618       834,616
Valuation allowance..................................   (114,618)     (834,616)
                                                       ---------     ---------
Net..................................................  $      --     $      --
                                                       =========     =========

     In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if it is uncertain that a tax benefit may be realized from the asset in the future. Snaketech has established a valuation allowance to the full extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to Snaketech's recurring operating losses.

     The change in the valuation allowance was $114,618 and $719,998 for the years ended December 31, 1998 and 1999, respectively.

     Snaketech has loss carryforwards of $45,335, $341,939 and $418,320 which expire in 2003, 2004 and 2013, respectively, if not used beforehand to offset taxable income. Additionally, Snaketech had operating loss of $22,253 at December 31, 1999, which can be carryforwarded indefinitely.

NOTE 8 -- EMPLOYEE RETIREMENT PLAN:

     The costs of retirement for the employees of the Snaketech and SCI Parvimmo are covered by the State Pension system and any additional costs to be borne by Snaketech are not considered significant.

     There is no employee retirement plan for the employees of Snaketech.

NOTE 9 -- STOCK OPTION PLAN:

     Snaketech has a stock option plan (the "Plan") under which 925,000 shares of Snaketech's common stock could be issued following the exercise of stock options to employees, directors, or consultant under terms and provisions established by the Board of Directors.

     Under the Plan, incentive options may be granted at prices not lower than 95% and no higher than 100% of the price set up as the basis of the last capital increase voted by the Board of Directors prior to the grant. Stock options granted under the Plan vest during the four year period with a maximum of 25% per year after the date of grant. Stock options expire four years from date of grant.

     In addition to the stock option plan, 125,250 stock purchase rights and none were granted during the year ended December 31, 1999 and 1998 respectively. The exercise price of these stock purchase rights is $1.55 per share. Stock purchase rights are exercisable and vest at such times and under such conditions as determined by the Board of Directors.

                                 SNAKETECH S.A.

     The following table summarizes activity under Snaketech's stock option plan:

                                                                        OPTIONS OUTSTANDING
                                                                 ---------------------------------
                                                                              WEIGHTED
                                                     OPTIONS                  AVERAGE
                                                    AVAILABLE    NUMBER OF    EXERCISE
                                                    FOR GRANT     SHARES       PRICE       AMOUNT
                                                    ---------    ---------    --------    --------
Balances, December 31, 1998.......................        --           --      $   --     $     --

Additional shares to be issued....................   925,000
Options granted...................................        --      701,500       1,395      978,747
Options cancelled.................................        --           --          --           --
Options repurchased...............................        --           --          --           --
Options exercised.................................        --           --          --           --
                                                     -------      -------      ------     --------
Balances, December 31, 1999.......................   925,000      701,500      $1,395     $978,747
                                                     =======      =======      ======     ========

     The following table summarizes information concerning outstanding vested and exercisable options as of December 31, 1999:

                                                          OPTIONS OUTSTANDING
                                                     ------------------------------
                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       REMAINING
                     EXERCISE                          NUMBER         CONTRACTUAL
                       PRICE                         OUTSTANDING    LIFE (IN YEARS)
                     --------                        -----------    ---------------
$0.615.............................................     61,200            3.1
$1.469.............................................    430,000            3.8
$1.469.............................................    210,300            3.9
                                                       -------
                                                       701,500
                                                       =======

     At December 31, 1999, there are no options vested or exercisable.

FAIR VALUE DISCLOSURES

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, which also requires that the information be determined as if Snaketech has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated using the Black-Scholes option pricing model.

     Snaketech calculated the minimum fair value of each option grant on the date of grants using the Black-Scholes option pricing method as prescribed by SFAS No. 123 using the following assumptions:

                                                              1999
                                                              ----
Risk-free rates.............................................  4.88%
Expected lives (in years)...................................   4.0
Dividend yield..............................................   0.0%
Expected volatility.........................................   0.0%

     The weighted average fair value of the options granted in 1999 was $0.30.

                                 SNAKETECH S.A.

     Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, Snaketech's pro forma net loss under SFAS No. 123 would have been (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1998          1999
                                                              ---------    -----------
Net loss
  As reported...............................................  $(562,866)   $(1,318,494)
  Pro forma.................................................  $(562,866)   $(1,330,306)

UNEARNED STOCK-BASED COMPENSATION

     In connection with certain stock option grants, Snaketech recognized unearned compensation which is being amortized over the vesting periods of the related options, usually 48 months. The total unearned compensation recorded by Snaketech from January 1, 1998 through December 31, 1999 was $51,490. Amortization expense recognized during the year ended December 31, 1998 and 1999 was $nil and $2,867, respectively.

NOTE 10 -- SUBSEQUENT EVENT:

     In March 2000, Simplex Solutions, Inc. ("Simplex") acquired all of the common stock and outstanding options of Snaketech for a purchase price of approximately $11.8 million, which consisted of 2,786,966 shares of Simplex common stock and 311,003 options to purchase Simplex common stock, exclusive of acquisition expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Altius Solutions, Inc.

     In our opinion, the accompanying balance sheet and the related statements of income, of convertible preferred stock, of stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Altius Solutions, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the nine-month period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Altius Solutions, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
October 23, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders' of Altius Solutions, Inc.:

     We have audited the accompanying balance sheet of Altius Solutions, Inc. (the "Company") as of December 31, 1999, and the related statements of income, convertible preferred stock and stockholders' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Altius Solutions, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

San Jose, California
September 8, 2000

                             ALTIUS SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................   $1,600,965     $2,793,769
  Accounts receivable.......................................    1,384,833      2,139,708
  Prepaid expenses and other current assets.................      193,643        164,189
  Deferred tax assets.......................................        8,500        260,000
                                                               ----------     ----------
          Total current assets..............................    3,187,941      5,357,666
Software and equipment, net.................................      766,665      1,740,339
Other assets................................................       28,667        135,553
                                                               ----------     ----------
          Total.............................................   $3,983,273     $7,233,558
                                                               ==========     ==========
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY
Current Liabilities:
  Accounts payable..........................................   $  456,166     $  165,900
  Current portion of long-term obligations..................       38,817        486,815
  Accrued expenses..........................................      366,699      1,756,456
  Deferred revenue..........................................      344,686        827,292
  Other current liabilities.................................       29,687         17,012
                                                               ----------     ----------
          Total current liabilities.........................    1,236,055      3,253,475
Deferred tax liabilities....................................           --        326,000
Long-term obligations.......................................      150,218             --
Other liabilities...........................................           --        178,942
Commitments (Note 7)
Convertible preferred stock -- $0.001 par value; 9,000,000
  shares authorized; 8,812,500 shares issued and outstanding
  (liquidation preference
  $2,350,000)...............................................    2,350,000      2,350,000
Stockholders' equity:
  Common stock -- $0.001 par value; 26,000,000 shares
     authorized; 6,140,625 and 9,488,625 shares issued and
     outstanding at December 31, 1999 and September 30,
     2000, respectively.....................................      653,750      1,412,600
  Deferred stock compensation...............................     (558,000)      (857,850)
  Accumulated other comprehensive income....................       51,804         40,936
  Retained earnings.........................................       99,446        529,455
                                                               ----------     ----------
          Total stockholders' equity........................      247,000      1,125,141
                                                               ----------     ----------
          Total.............................................   $3,983,273     $7,233,558
                                                               ==========     ==========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                              STATEMENTS OF INCOME

                                                                               NINE MONTHS
                                                         YEAR ENDED        ENDED SEPTEMBER 30,
                                                        DECEMBER 31,    -------------------------
                                                            1999           1999           2000
                                                        ------------    -----------    ----------
                                                                        (UNAUDITED)
Revenue:
  Design services.....................................   $2,036,900     $  992,900     $6,528,197
  Licenses............................................      441,379        424,000         39,296
  Maintenance and other services......................      540,979        394,770        397,809
                                                         ----------     ----------     ----------
          Total revenues..............................    3,019,258      1,811,670      6,965,302
Cost of revenue:
  Design Services.....................................    1,710,858        848,717      3,426,278
  Licenses............................................       51,000         51,000         76,922
  Maintenance and other services......................           --             --         58,922
                                                         ----------     ----------     ----------
          Total cost of revenue.......................    1,761,858        899,717      3,562,122
                                                         ----------     ----------     ----------
Gross profit..........................................    1,257,400        911,953      3,403,180
                                                         ----------     ----------     ----------
Operating expenses:
  Research and development (exclusive of non-cash
     compensation shown below)........................      497,037        396,143        332,721
  Sales and marketing (exclusive of non-cash
     compensation shown below)........................      363,420        287,759        752,099
  General and administrative (exclusive of non-cash
     compensation shown below)........................      179,799        102,627      1,296,996
  Stock-based compensation(*).........................       63,000         25,000        230,250
                                                         ----------     ----------     ----------
          Total operating expenses....................    1,103,256        811,529      2,612,066
                                                         ----------     ----------     ----------
Operating profit......................................      154,144        100,424        791,114
Other income:
  Interest and other income (expense), net............       25,982         14,936         58,759
  Interest expense....................................         (689)            --        (35,849)
  Other income........................................       15,009             --         24,985
                                                         ----------     ----------     ----------
          Total other income..........................       40,302         14,936         47,895
                                                         ----------     ----------     ----------
Income before taxes...................................      194,446        115,360        839,009
Provision for income taxes............................       95,000         56,000        409,000
                                                         ----------     ----------     ----------
Net income............................................   $   99,446     $   59,360     $  430,009
                                                         ==========     ==========     ==========
(*)Stock-based compensation:
   Cost of revenue....................................   $   40,000     $   16,000     $  118,150
   Research and development...........................       11,000          5,000         63,600
   Sales and marketing................................        8,000          3,000         21,200
   General and administrative.........................        4,000          1,000         27,300
                                                         ----------     ----------     ----------
          Total.......................................   $   63,000     $   25,000     $  230,250
                                                         ==========     ==========     ==========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

    STATEMENTS OF CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME

                                                                              STOCKHOLDERS' EQUITY
                                                --------------------------------------------------------------------------------
                            CONVERTIBLE                                                  ACCUMULATED
                          PREFERRED STOCK            COMMON STOCK          DEFERRED         OTHER
                       ----------------------   ----------------------      STOCK       COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                        SHARES       AMOUNT      SHARES       AMOUNT     COMPENSATION      INCOME       EARNINGS      EQUITY
                       ---------   ----------   ---------   ----------   ------------   -------------   --------   -------------
Balance,
  January 1, 1999....         --   $       --          --   $       --    $      --        $    --      $     --    $       --
Issuance of stock....  8,812,500    2,350,000   6,140,625       32,750                          --            --        32,750
Stock option
  grants.............         --           --          --      621,000     (621,000)            --            --            --
Amortization of
  deferred stock
  compensation.......         --           --          --           --       63,000             --            --        63,000
Currency translation
  adjustment.........         --           --          --           --                      51,804            --        51,804
Net income...........         --           --          --           --           --             --        99,446        99,446
                       ---------   ----------   ---------   ----------    ---------        -------      --------    ----------
Balance,
  December 31, 1999..  8,812,500    2,350,000   6,140,625      653,750     (558,000)        51,804        99,446       247,000
Stock option
  grants.............         --           --          --      530,100     (530,100)            --            --
Amortization of
  deferred stock
  compensation.......         --           --          --           --      230,250             --            --       230,250
Exercise of stock
  options............         --           --   3,348,000      228,750           --             --            --       228,750
Currency translation
  adjustment.........         --           --          --           --                     (10,868)           --       (10,868)
Net income...........         --           --          --           --           --             --       430,009       430,009
                       ---------   ----------   ---------   ----------    ---------        -------      --------    ----------
Balance,
  September 30,
  2000...............  8,812,500   $2,350,000   9,488,625   $1,412,600    $(857,850)       $40,936      $529,455    $1,125,141
                       =========   ==========   =========   ==========    =========        =======      ========    ==========


                       COMPREHENSIVE
                          INCOME
                       -------------
Balance,
  January 1, 1999....    $     --
Issuance of stock....          --
Stock option
  grants.............          --
Amortization of
  deferred stock
  compensation.......          --
Currency translation
  adjustment.........      51,804
Net income...........      99,446
                         --------
                         $151,250
                         ========
Balance,
  December 31, 1999..
Stock option
  grants.............          --
Amortization of
  deferred stock
  compensation.......          --
Exercise of stock
  options............          --
Currency translation
  adjustment.........    $(10,868)
Net income...........     430,009
                         --------
                         $419,141
                         ========
Balance,
  September 30,
  2000...............

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED            SEPTEMBER 30
                                                      DECEMBER 31,    --------------------------
                                                          1999           1999           2000
                                                      ------------    -----------    -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $    99,446     $    59,360    $   430,009
  Adjustments to reconcile net income to net cash
     (used in) provided by operating activities:
     Depreciation and amortization..................       69,856          29,328        257,380
     Deferred taxes.................................       (8,500)             --         74,500
     Stock-based compensation expense...............       63,000          25,000        230,250
     Changes in assets and liabilities:
       Accounts receivable..........................   (1,363,529)     (1,393,128)      (754,875)
       Prepaid expenses and other current assets....     (192,956)        (90,323)        21,538
       Accounts payable.............................       52,119         108,224        107,036
       Other assets.................................      (28,667)             --       (106,886)
       Accrued expenses.............................      347,604         116,882      1,389,757
       Deferred revenue.............................      332,343         370,433        482,606
       Other current liabilities....................       47,324              --        (12,675)
       Other liabilities............................           --              --        178,942
                                                      -----------     -----------    -----------
          Net cash provided by (used) in operating
            activities..............................     (581,960)       (774,224)     2,297,582
                                                      -----------     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of software and equipment................     (401,012)       (232,261)    (1,628,356)
                                                      -----------     -----------    -----------
          Net cash used in investing activities.....     (401,012)       (232,261)    (1,628,356)
                                                      -----------     -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock................       32,750          32,750        228,750
  Proceeds from sale of preferred stock.............    2,350,000       2,230,000             --
  Proceeds from equipment loan......................      189,035              --        395,169
  Repayments on equipment loan......................           --              --        (97,389)
                                                      -----------     -----------    -----------
          Net cash provided by financing
            activities..............................    2,571,785       2,262,750        526,530
                                                      -----------     -----------    -----------
CASH EFFECTS OF FOREIGN CURRENCY TRANSLATION........       12,152          (8,463)        (2,952)
                                                      -----------     -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........    1,600,965       1,247,802      1,192,804
  Cash and cash equivalents, beginning of period....           --              --      1,600,965
                                                      -----------     -----------    -----------
  Cash and cash equivalents, end of period..........  $ 1,600,965     $ 1,247,802    $ 2,793,769
                                                      ===========     ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.....................................  $       689     $        --    $    35,849
                                                      ===========     ===========    ===========
  Income taxes paid.................................  $    85,800     $       800    $   360,000
                                                      ===========     ===========    ===========
  Fixed assets purchased included in accounts
     payable........................................  $   397,302     $        --    $        --
                                                      ===========     ===========    ===========

                       See notes to financial statements.

                             ALTIUS SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Altius Solutions, Inc. ("Altius") was incorporated in California on December 17, 1998. Altius provides system-on-chip ("SOC") design foundry services, focused on first-to-market and first-to-volume SOC design delivery and software products which enable accelerated development of complex SOC's. Altius is headquartered in Santa Clara, California. In addition, Altius operates a sales and research and development office in Yokohama, Japan.

2. SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION Altius recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended by Statement of Position 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2, ("SOP 97-2") and Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. License revenue is recognized upon delivery of a software license file, which allows the customer to use software downloaded from Altius' website, and assuming all revenue recognition criteria set forth in SOP 97-2 have been met. Revenue from optional software maintenance contracts are recognized on a straight line basis over the life of the maintenance agreement. For contracts with multiple obligations (e.g., product licenses, maintenance and other services), and which do not involve significant customization or modification of software, Altius allocates revenue to each component of the contract based on vendor specific objective evidence of its fair value, which is based on either the price when each component is sold separately, or the renewal rates for maintenance in future years as specified in the arrangement. Altius recognizes revenue allocated to undelivered products when the criteria for product revenue set forth above are met. Engineering consulting services represent (i) engineering contracts with the objective of completion of specific tasks, or (ii) engineering contracts committing Altius engineering capacity for specified periods of time. For those engineering contracts relating to the completion of specific tasks, revenue is recognized based on the percentage of completion of the overall contract. For engineering contracts representing commitment of Altius engineering capacity, revenue is recognized as services are rendered over the length of the contract. When the amount invoiced exceeds the revenue recognized, the excess is reported as deferred revenue in the financial statements.

     INTERIM FINANCIAL STATEMENTS (UNAUDITED) -- The consolidated statements of operations and of cash flows for the nine months ended September 30, 1999 are unaudited but have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by accounting principles generally accepted in the United States for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates used in the financial statements include the estimates of (i) collectibility of accounts receivable and (ii) revenue recognition as a percentage of completion method.

     CONCENTRATIONS -- Financial instruments that potentially subject Altius to concentration of credit risk consist principally of cash and cash equivalents, which are on deposit with financial institutions, and accounts receivable, with two customers representing 43% and 25% of the balance at December 31, 1999

                             ALTIUS SOLUTIONS, INC.

and four customers representing 35%, 25%, 14% and 14% of the balance at September 30, 2000. In addition, Altius had two customers which represented 10% or more of the total revenues (42% and 17%) for the year ended December 31, 1999 and two customers which represented 10% or more of the total revenues (52% and 12%) for the nine month period ended September 30, 2000.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying value due to the short maturity or market rate structure of those instruments.

     SOFTWARE AND EQUIPMENT -- Software and equipment purchased is stated at cost and is depreciated using the straight-line method over estimated useful lives of three to five years.

     INCOME TAXES -- Altius accounts for income taxes using an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

     RESEARCH AND DEVELOPMENT -- Research and development costs relate to the development of a computer software product. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," costs are expensed as incurred until technological feasibility has been established.

     Capitalization of computer software development costs begins upon the establishment of technological feasibility, which is generally the completion of a working model. Software development costs capitalized were $667,029 at September 30, 2000. No software development costs were capitalized during 1999. Amortization of computer software development costs is computed on a straight-line method over the software's estimated economic life of approximately three years.

     No software amortization expense for software development costs was recorded for the nine month period ended September 30, 2000 as the product was not available for general release to customers until the end of the period.

     TRANSLATION OF FOREIGN CURRENCIES -- The Japanese yen is the functional currency for Altius' international operations. Gains and losses from translation of the foreign division's financial statements are reported as other comprehensive income within the statement of stockholders' equity. Net gains and losses from foreign currency transactions are included in the determination of net income.

     STOCK-BASED COMPENSATION -- Altius accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Altius provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," ("SFAS 123").

     COMPREHENSIVE INCOME -- Altius adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), for the year ended December 31, 1999. SFAS No. 130 requires that an enterprise report, by major component and as a single total, the change in its net assets during the period from nonowner sources. Altius has presented its total comprehensive income in the statements of stockholders' equity.

                             ALTIUS SOLUTIONS, INC.

     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. We are assessing the potential impact of this pronouncement on the financial statements, however, we do not expect any significant impact.

     In December 1999, the SEC issued Staff Accounting Bulletin 101, Revenue Recognition ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance on disclosure related to revenue recognition policies. Altius believes that it currently complies with SAB 101.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB 25 (the "Interpretation"). This Interpretation clarifies (a) the definition of an employee for purposes of applying APB 25, (b) the criteria for determining whether a stock plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998 or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation will be applied prospectively. The adoption of the provisions of this Interpretation did not have a material impact on the financial statements.

     RECLASSIFICATIONS -- Certain reclassifications have been made to previously reported amounts in order to conform to current period classification.

3. BALANCE SHEET COMPONENTS

     Software and equipment consists of:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
Software...................................................    $584,040       $1,607,096
Computer equipment.........................................     193,608          377,297
Office furniture and fixtures..............................      59,770           84,079
                                                               --------       ----------
Total software and equipment...............................     837,418        2,068,472
Less accumulated depreciation..............................     (70,753)        (328,133)
                                                               --------       ----------
          Software and equipment, net......................    $766,665       $1,740,339
                                                               ========       ==========

     Accrued expenses consist of:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
Payroll and related expenses...............................    $103,527       $1,327,930
Other accrued expenses.....................................     263,172          428,526
                                                               --------       ----------
                                                               $366,699       $1,756,456
                                                               ========       ==========

                             ALTIUS SOLUTIONS, INC.

4. INCOME TAXES

     The provision for income taxes as of December 31, 1999 and September 30, 2000 consists of the following:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
Current:
  Federal..................................................    $ 82,500        $271,000
  State....................................................      21,000          63,000
                                                               --------        --------
                                                                103,500         334,000
Deferred:
  Federal benefit..........................................      (7,500)         65,000
  State benefit............................................      (1,000)         10,000
                                                               --------        --------
          Total provision..................................    $ 95,000        $409,000
                                                               ========        ========

     Altius' actual effective tax rate differs from the U.S. statutory income tax rate as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
U.S. federal statutory rate................................       35%             34%
Stock-based compensation expense...........................       11               8
State taxes net of federal tax benefit.....................        2               6
Other......................................................        1               1
                                                                  --              --
                                                                  49%             49%
                                                                  ==              ==

     Altius' deferred tax balances at December 31, 1999 and September 30, 2000 are as follows:

Deferred tax assets:
  Accrued liabilities and reserves.........................     $6,500         $ 112,000
  Deferred revenue.........................................         --           148,000
  Research and development credits.........................      2,500                --
                                                                ------         ---------
  Total deferred tax assets................................      9,000           260,000
Deferred tax liabilities...................................       (500)         (326,000)
                                                                ------         ---------
          Deferred tax assets (liabilities) -- net.........     $8,500         $ (66,000)
                                                                ======         =========

     At September 30, 2000 and December 31, 1999, Altius has not recorded a valuation allowance. Realization of the deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of such benefits. Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized. The deferred tax assets considered realizable could be reduced if estimates of future taxable income during the carryforward periods are reduced.

     At September 30, 2000 and December 31, 1999, Altius had federal research tax credits of $0 and $2,500, respectively which expire beginning in 2020.

5. LONG TERM OBLIGATIONS

     EQUIPMENT LOAN -- At September 30, 2000, Altius had $486,815 outstanding on a $700,000 equipment line of credit. Borrowings under the equipment line of credit bear interest at the bank's prime rate (9.5% at September 30, 2000) plus 0.5% and are collateralized by substantially all of Altius' software and equipment. Repayment terms of the equipment loan required 36 equal monthly installments of principal, plus accrued interest, beginning May 1, 2000. The balance of $486,815 plus accrued interest, outstanding at September 30, 2000 was repaid in full subsequent to the period end.

                             ALTIUS SOLUTIONS, INC.

6. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK -- Altius' Series A preferred stock is convertible, at the option of the holder, into an equivalent number of common shares at the conversion price ($0.26 at September 30, 2000). In addition, the holders of Series A preferred shares are entitled to receive, prior to the holders of the Altius' common stock, payment of dividends or, upon liquidation, return of contributed capital. Significant terms of the outstanding preferred stock are as follows:

     - Each share of Series A preferred stock is convertible into shares of common stock on a one-for-one basis, subject to adjustment in certain instances, at the option of the shareholder. Such shares will be converted automatically upon the sale of Altius' common stock pursuant to a registration statement under the Securities Act of 1933 meeting certain criteria or the affirmative vote of the holders of a majority of the shares of preferred stock outstanding at the time of such vote.

     - Each share of Series A preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

     - Series A preferred shareholders are entitled to receive noncumulative dividends as declared by the Altius Board of Directors out of any assets legally available, prior to and in preference to any declaration or payment of any dividend on the common stock. No dividends have been declared as of September 30, 2000.

     - A change in control of the Company is deemed, under certain circumstances, to be a liquidation event and entitle the preferred shareholders a return of contributed capital.

     COMMON STOCK -- Common stock issued to the Altius' founders is subject to repurchase agreements whereby Altius has the option to repurchase unvested shares at the original price upon termination of employment. 1,535,156 shares were vested upon issuance and the remaining shares, 4,605,469, vest equally over three years. At September 30, 2000, 2,106,445 shares of common stock were subject to repurchase by the Company.

     In November 1999, the Altius Board of Directors authorized a 1.5 to 1 split of common and preferred stock authorized and issued. Additionally, in March 2000, the Altius Board of Directors authorized a 5 to 4 split of common and preferred stock authorized and issued. All share amounts have been restated to give effect to such stock splits.

     COMMON STOCK RESERVED -- At September 30, 2000, Altius has reserved the following number of shares of common stock for future issuance:

Conversion of Series A preferred stock......................  11,250,000
Exercise of stock options...................................   2,761,375
Conversion of warrants......................................      15,000
                                                              ----------
          Total.............................................  14,026,375
                                                              ==========

     STOCK OPTION PLAN -- Under Altius' 1999 Stock Option Plan (the "1999 Plan"), Altius may grant options to purchase up to 2,761,375 shares of common stock to employees, directors and consultants with exercise prices at the fair market value of the common stock for incentive stock options. The options generally expire ten years from the date of issuance, depending on the recipient, and vest over four years.

                             ALTIUS SOLUTIONS, INC.

     A summary of stock option activity is as follows:

                                                               OPTIONS OUTSTANDING
                                                              ---------------------
                                                                           WEIGHTED
                                                                NUMBER     AVERAGE
                                                                  OF       EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Balance, January 1, 1999....................................          --    $  --
Options granted.............................................   2,956,875    $0.03
                                                              ----------
Balance, December 31, 1999..................................   2,956,875    $0.03
Options granted.............................................   3,145,313    $1.67
Options exercised...........................................  (3,348,000)   $0.07
                                                              ----------
Balance, September 30, 2000.................................   2,754,188    $1.85
                                                              ==========

     As of September 30, 2000, 2,461,542 of the shares issued were unvested and were subject to repurchase.

     DEFERRED STOCK COMPENSATION -- During the period ended September 30, 2000 and in the year ended December 31, 1999, in connection with the grant of certain stock options to employees, Altius recorded deferred stock compensation which represents the difference between the exercise price of the options and the estimated fair value of Altius's common stock on the date of grant. Such amounts are being amortized on a straight-line basis over the vesting period of the related options, generally 48 months.

     The following table summarizes information as of September 30, 2000 concerning currently outstanding options:

                                                      OPTIONS OUTSTANDING
                                              -----------------------------------   OPTIONS EXERCISABLE
                                                            WEIGHTED                --------------------
                                                            AVERAGE      WEIGHTED               WEIGHTED
                                               NUMBER      REMAINING     AVERAGE     NUMBER     AVERAGE
                  EXERCISE                       OF       CONTRACTUAL    EXERCISE      OF       EXERCISE
                   PRICE                       SHARES     LIFE (YEARS)    PRICE      SHARES      PRICE
                  --------                    ---------   ------------   --------   ---------   --------
$0.03.......................................         --       8.79        $0.03            --    $0.03
$0.08.......................................     65,625       9.13        $0.08        65,625    $0.08
$0.16.......................................     62,500       9.42        $0.16        62,500    $0.16
$0.60.......................................     40,000       9.79        $0.60        40,000    $0.60
$1.95.......................................  2,586,063      10.00        $1.95     2,586,063    $1.95
                                              ---------                             ---------
                                              2,754,188                             2,754,188
                                              =========                             =========

     At December 31, 1999 2,956,875 shares were exercisable at a weighted average price of $0.03.

     ADDITIONAL STOCK PLAN INFORMATION -- SFAS 123 requires the disclosure of pro forma net income and earnings per share had Altius adopted the fair value method as of the beginning of fiscal 1999. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though these models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Altius' stock option awards. These models also require subjective assumptions, including the expected time to exercise, which greatly affect the calculated values. Altius' calculations were made using the minimum value method with the following weighted average assumptions: expected life, 4 years; risk free interest rates, averaging 5.9% in 1999; and no dividends during the expected term. The weighted average fair value of options granted for the year ended December 31, 1999 and for the nine months ended September 30, 2000 was $0.22 and $0.41, respectively. Altius' calculations are based on a single option valuation approach and forfeitures are recognized as they occur. Pro forma net income, had the computed fair values of the 1999 and 2000

                             ALTIUS SOLUTIONS, INC.

awards been amortized to expense over the vesting period of the awards, is $94,446 and $318,990 respectively.

7. COMMITMENTS AND CONTINGENCIES

          Altius leases its facilities under a noncancelable operating lease expiring in 2004. Altius also sublet certain property for the period from October 2000 to September 2003. The terms of the sublease included payment of a refundable deposit, which is included in other liabilities. Rent expense was approximately $224,000 for the period ended September 30, 2000. In addition, Altius is committed to payments under certain noncancelable software license agreements which expire through 2002.

          Future minimum lease payments for the operating lease and software license agreements including future minimum sublease rental receipts under noncancelable operating lease are as follows:

                                                      OPERATING      SUBLEASE
             YEARS ENDED SEPTEMBER 30,                  LEASES        INCOME
             -------------------------                ----------    ----------
2001................................................  $1,824,683    $  691,200
2002................................................   1,594,772       719,280
2003................................................   1,215,852       747,360
2004................................................   1,264,530            --
                                                      ----------    ----------
          Total minimum lease payments and sublease
            income..................................  $5,899,837    $2,157,840
                                                      ==========    ==========

8. SUBSEQUENT EVENTS

     On October 2, 2000, Altius repaid its equipment loan amounting $486,815 plus accrued interest outstanding as of September 30, 2000.

     In October 2000, Altius was acquired by Simplex Solutions, Inc., ("Simplex") a company which provides software and services that enable the design and first-time productions success of integrated-circuits.

9. RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1999 and nine month period ended September 30, 2000 Altius made purchases from Simplex, of $133,000 and $269,000, respectively.

     During the nine month period ended September 30, 2000 Altius made purchases from a company, where the President and CEO is a member of the Board of Directors, of $84,000. There were no such purchases made during the year ended December 31, 1999.

                            SIMPLEX SOLUTIONS, INC.

             PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

OVERVIEW

     Simplex completed the acquisition of all the outstanding capital stock of Snaketech in March 2000. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of Snaketech have been included in Simplex' consolidated financial statements since the acquisition date.


     The purchase consideration was approximately $11.8 million which consisted of approximately 0.9 million shares of Simplex' common stock, options to purchase 103,368 shares of Simplex' common stock and related acquisition expenses totaling approximately $442,000.


     The total purchase price was allocated as follows (in thousands):

Intangible assets...........................................  $ 1,900
Goodwill....................................................    3,613
In-process research and development.........................    5,000
Property and equipment......................................      303
Net current assets..........................................    1,014
                                                              -------
                                                              $11,830
                                                              =======


     In October 2000, Simplex completed the acquisition of all the outstanding capital stock of Altius, under which Simplex issued approximately 2.5 million shares of common stock and reserved approximately 384,000 of its options, for issuance to the holders of Altius stock and options. The transaction was accounted for under the purchase method of accounting and, accordingly, the net assets and results of operations of Altius have been included in Simplex' consolidated financial statements since the acquisition date.



     The purchase consideration was approximately $28.9 million, excluding $10.3 million for the intrinsic value of unvested stock options, and consisted of approximately 2.5 million shares of Simplex' common stock and options to purchase approximately 384,000 shares of Simplex' common stock. Included in the
2.5 million shares granted are approximately 0.7 million shares subject to repurchase.


     In respect of the proposed acquisition of Altius, the purchase price allocation, was as follows (in thousands):

Acquired technology.........................................  $   600
Acquired workforce..........................................    2,000
Goodwill....................................................   23,184
Other net assets acquired (at fair value)...................    3,135
                                                              -------
                                                              $28,919
                                                              =======

     The following unaudited pro forma combined consolidated financial statements of operations for the year ended September 30, 2000 and gives effect to the acquisitions as if they had occurred on October 1, 1999.

     The unaudited pro forma combined consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

     The historical financial statements of Simplex, Snaketech and Altius are included elsewhere in this prospectus and the unaudited pro forma financial information presented herein should be read in conjunction with those financial statements and related notes.

                            SIMPLEX SOLUTIONS, INC.

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     YEAR ENDED
                                                                 SEPTEMBER 30, 2000
                             ------------------------------------------------------------------------------------------
                                                                      SIMPLEX                                  SIMPLEX
                             SNAKETECH(1)   SIMPLEX   ADJUSTMENTS    PRO FORMA   ALTIUS(2)   ADJUSTMENTS      PRO FORMA
                             ------------   -------   -----------    ---------   ---------   -----------      ---------
Net revenue................    $   691      $22,817     $    --      $ 23,508     $8,173      $     --        $ 31,681
Cost of revenue............         17       3,903          167(A)      4,087      4,509         2,886(B)(E)    11,482
                               -------      -------     -------      --------     ------      --------        --------
Gross profit...............        674      18,914         (167)       19,421      3,664        (2,886)         20,199
                               -------      -------     -------      --------     ------      --------        --------
Operating expenses:
  Research and
    development............        429       5,341           --         5,770        593         1,731(E)        8,094
  Sales and marketing......        918      10,635           --        11,553        828           653(E)       13,034
  General and
    administrative.........        578       3,725           --         4,303      1,215           155(E)        5,673
  Amortization of acquired
    intangibles............         --         409          415(A)        824         --         5,304(B)        6,128
  Stock-based
    compensation...........          2          --           (2)           --        262          (262)(E)          --
  In-process and acquired
    research and
    development............         --       5,000       (5,000)(D)        --         --            --              --
                               -------      -------     -------      --------     ------      --------        --------
    Total operating
      expenses.............      1,927      25,110       (4,587)       22,450      2,898         7,581          32,929
                               -------      -------     -------      --------     ------      --------        --------
Operating loss.............     (1,253)     (6,196)      (4,754)       (3,029)       766       (10,467))       (12,730)
Interest and other income
  (expense), net...........         78         178           --           256        133            --             389
Interest expense...........          7        (462)          --          (455)       (60)           --            (515)
                               -------      -------     -------      --------     ------      --------        --------
Net loss before taxes......     (1,168)     (6,480)      (4,754)       (3,228)       839       (10,467)        (12,856)
Income tax expense.........         --        (242)          --          (242)      (503)           --            (745)
                               -------      -------     -------      --------     ------      --------        --------
Net loss...................    $(1,168)     $(6,722)    $(4,754)     $ (3,470)    $  336      $(10,467)       $(13,601)
                               =======      =======     =======      ========     ======      ========        ========
Pro forma basic and diluted
  net loss per share.......                                                                                   $  (1.47)(C)
                                                                                                              --------
Number of shares used in
  calculation of pro forma
  basic and diluted net
  loss per share...........                                                                                      9,270
                                                                                                              --------
Amortization of stock-based compensation is allocated to the following expenses:
  Cost of revenue.......................................................................................      $  3,020
  Research and development..............................................................................         2,106
  Sales and marketing...................................................................................           915
  General and administrative............................................................................         1,059
                                                                                                              --------
                                                                                                              $  7,100
                                                                                                              ========


---------------
(1) The pro forma statement of operations amounts for Snaketech has been presented based upon a September 30, 2000 year end rather than a December 31, 2000 year end, which was Snaketech's fiscal year end. In addition, the amounts presented are net of Snaketech revenue since acquired by Simplex, which are already included in Simplex' results.

(2) The pro forma statement of operations amounts for Altius have been presented based upon a September 30, 2000 year end, rather than a December 31, 2000 year end, which was Altius fiscal year end.

     The following adjustments were applied to the historical financial statements to arrive at the pro forma financial information.

        (A) The pro forma Simplex statements of operations for the year ended September 30, 2000 were adjusted to record the amortization of goodwill and other intangible assets related to

            Simplex' acquisition of Snaketech as if the transaction occurred on October 1, 1999 as follows:

                                                                         AMORTIZATION
                                                                           EXPENSE
                                                                        --------------
                                                                          YEAR ENDED
                                                        AMORTIZATION    SEPTEMBER 30,
                                          AMOUNT           PERIOD            2000
                                      --------------    ------------    --------------
                                      (IN THOUSANDS)                    (IN THOUSANDS)
Assembled workforce.................      $  700            7 years         $  100
Acquired technology.................       1,200        3 - 4 years            335
Goodwill............................       3,613            5 years            723
                                                                            ------
                                                                            $1,158
                                                                            ======

           A total of $334,000 of such amortization is allocated to cost of sales, with $824,000 included in operating expenses.

        (B) The pro forma statements of operations statement for the year ended September 30, 2000 was adjusted to record the amortization of goodwill related to Simplex acquisition of Altius as if the transaction occurred on October 1, 1999. To account for the acquisition the following assumptions have been made:


           (a) the issuance of 2.5 million shares of Simplex' common stock.



           (b) the grant of vested and unvested options to purchase approximately 384,000 shares of Simplex' common stock which, in accordance with Financial Accounting Standards Board, Interpretation No. 44, have been valued at their fair value, using the Black-Scholes option pricing model, and recorded as part of the purchase price. Excluded from this valuation and included in unearned stock based compensation is the intrinsic value of unvested options and restricted common stock.


           (c) the excess of purchase price over fair value of assets acquired is reflected as follows:

                                                                       AMORTIZATION    AMORTIZATION
                                                          AMOUNT          PERIOD         EXPENSE
                                                      --------------   ------------   --------------
                                                      (IN THOUSANDS)                  (IN THOUSANDS)
                Assembled workforce.................      $2,000         3 years          $  667
                Acquired technology.................         600         5 years             120
                Goodwill............................      23,184         5 years           4,637
                                                                                          ------
                                                                                          $5,424
                                                                                          ======

           A total of $120,000 of such amortization is allocated to cost of sales, with the remainder, $5,304,000 allocated to operating expenses.

           (d) Estimated costs of acquisition of approximately $323,000.

        (C) Pro forma basic and diluted net loss per share for the year ended September 30, 2000 is computed using the weighted average number of common shares outstanding, including the proforma effects of the conversion of Simplex's convertible preferred stock as if such conversion occurred on October 1, 1999.

        (D) In-process and acquired research and development is removed from the pro-forma results of operations since the charge is non-recurring.

        (E) Represents amortization of unearned stock-based compensation arising from the allocation of the intrinsic value of the unvested options issued in connection with the acquisition of Altius pursuant to FIN 44.

DESCRIPTION OF GRAPHICS FOR INSIDE FRONT COVER

In the top left hand section of the page appears the phrase, "Simplex provides design and verification software and services to enable first-time silicon success of complex systems-on-chip." To the right of this phrase appear three rectangular graphics of portions of semiconductor chips. In the center of the page is one large semiconductor chip with different colors in different areas of the chip. In the bottom left hand corner of the page is the word "Simplex," which is the Company's logo. To the right of the Simplex logo are two more rectangular graphics of portions of semiconductor chips.

DESCRIPTION OF GRAPHICS FOR BACK COVER

In the right hand corner of the page is the Simplex logo. In the center of the page under the logo, broken into three lines, is the phrase, "Simplex SoC Design
Foundry: On-Schedule Silicon Engineering of Complex System-on-Chip Designs." Centered under this phrase is a large square graphic of a semiconductor chip, with different colors in different areas of the chip. Centered below this large graphic in two lines is the phrase, "Sony Computer Entertainment Inc.'s Graphics Synthesizer(R) I-32 Chip Silicon Engineering by Simplex's SoC Design Foundry Team in 2000."

                         [SIMPLEX SOLUTIONS, INC. LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC Registration Fee........................................  $   13,200
NASD Fee....................................................       5,500
Nasdaq National Market Listing Fee..........................       5,000
Printing and Engraving......................................     200,000
Legal Fees and Expenses.....................................     600,000
Accounting Fees and Expenses................................   1,100,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent Fees.........................................      15,000
Miscellaneous...............................................      56,300
                                                              ----------
  Total.....................................................  $2,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the Company or its stockholders. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides, inter alia, that each person who is made a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, is authorized to be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee's heirs, executors and administrators; provided, however, that, except with respect to the proceedings brought by an indemnitee to enforce rights to indemnification (subject to certain restrictions and as more fully described in the Registrant's certificate of incorporation), the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in the Registrant's certificate of incorporation includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, such an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan, shall be made only upon delivery to the Company of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Company's certificate of incorporation or otherwise.

     The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. Pursuant to the indemnity agreements, the Company will not be obligated to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under such indemnity agreement, the Company's certificate of incorporation, Bylaws or any statute or law, or as otherwise required under
Section 145 of the Delaware General Corporation Law. Also under the indemnity agreements, the Company is not obligated to indemnify the indemnified party for
(i) any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous, (ii) acts, omissions or transactions on the part of the indemnified party from which such party may not be relieved of liability under applicable law or (iii) expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Exchange Act, or any similar or successor statute.

     The indemnification provisions in the certificate of incorporation and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT
NUMBER                               DOCUMENT
-------                              --------
 1.1       Form of Underwriting Agreement
 3.1       Amended and Restated Certificate of Incorporation of the
           Registrant
           Form of Amended and Restated Certificate of Incorporation of
           the Registrant
10.1       Form of Indemnification Agreement entered into by the
           Registrant with each of its directors and executive officers
 3.3       Bylaws of the Registrant

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, we have issued the following unregistered securities:

          (a) On April 6, May 6 and June 6, 1998, we sold an aggregate of 3,253,336 shares of our Series E Preferred Stock to a group of six (6) private investors for an aggregate purchase price of $12,200,010 which was paid in cash. We believe the sale of the shares were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers (i) represented to us that they were accredited investors within the definition of Rule 501 of Regulation D, (ii) represented to us that they understood that the securities were restricted and must be held for an indefinite period of time, (iii) represented to us that they were acquiring the shares for investment for their own account and not with a view to the distribution thereof and (iv) were afforded the opportunity to ask questions of our management.

          (b) On February 12, 1998, we sold 250,000 shares of our common stock to Aki Fujimura, our President, Chief Operating Officer and Director, at a purchase price of $2.04 per share. Mr. Fujimura paid for his shares with a promissory note in the amount of $509,250 and $750 in cash. On March 30, 1999, we sold 47,222 shares of our common stock to Mr. Fujimura at a purchase price of $6.00 per share. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchaser: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.



          (c) On January 19, 1999, we sold 64,375 shares of our common stock to Steven L. Teig, our Chief Technical Officer, at a purchase price of $3.75 per share. Mr. Teig paid for his shares with a promissory note in the amount of $241,406. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchaser: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.



          (d) On March 30, 1999, we sold 33,333 shares of our common stock to Luis P. Buhler, our Chief Financial Officer, at a purchase price of $6.00 per share. Mr. Buhler paid for his shares with a promissory note in the amount of $200,000. We believe the sale was exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchaser: (I) represented to us that he understood that the securities were restricted and must be held for an indefinite period of time, (II) represented to us that he was acquiring the shares for investment for their own account and not with a view to distribution thereof and (III) were afforded the opportunities to ask questions of management.



          (e) From September 1999 through March 31, 2001, we sold an aggregate of 268,543 shares of our common stock for an aggregate consideration of $855,029 pursuant to the exercise of options granted to certain of our employees, directors and consultants under our 1995 Stock Plan. We believe the sales were exempt from registration by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act because they were each transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.



          (f) From September 1999 through March 31, 2001, we sold an aggregate of 39,575 shares of our common stock for an aggregate consideration of $158,254 pursuant to the exercise of options granted to certain of our directors and officers under our 1995 Stock Plan. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers were accredited investors within the meaning of Rule 501 of Regulation D.



          (g) From September 1999 through March 31, 2001, we sold an aggregate of 14,156 shares of our common stock for an aggregate consideration of $127,655 pursuant to the exercise of options exempt from registration by virtue of Regulation S.


          (h) On June 29, 1999, we granted a warrant to purchase aggregate of 66,667 shares of our Series E Preferred Stock to TBCC Funding Trust II. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The purchasers were accredited investors within the meaning of Rule 501 of Regulation D.


          (i) On March 31, 2000, we issued an aggregate of 928,983 shares of our common stock in conjunction with the acquisition of all of the outstanding capital stock of Snaketech S.A. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act, Rule 506 of

     Regulation D promulgated thereunder and Regulation S. Sales to former Snaketech stockholders who are resident in the United States were made in reliance on Rule 506 of Regulation D. All such United States residents were accredited investors within the meaning of Rule 501 of Regulation D. Sales to former Snaketech stockholders who are resident outside the United States were made in reliance on Regulation S. Each such non-United States resident has agreed in writing to resale restrictions that prohibit resale of our securities other than in compliance with the provisions of Regulation S.


          (j) On October 4, 2000, we issued an aggregate of 2,551,434 shares of our common stock in connection with our acquisition of all of the outstanding capital stock of Altius Solutions, Inc. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S. Sales to former Altius stockholders who are resident in the United States were made in reliance on Rule 506 of Regulation D. Of these former Altius stockholders, fewer than 35 in the aggregate were not accredited investors within the meaning of Rule 501 of Regulation D and all former Altius stockholders were provided appropriate information pursuant to an information statement as required by Rule 502(b) of Regulation D. Sales to former Altius stockholders who are resident outside the United States were made in reliance on Regulation S. Each such non-United States resident has agreed in writing to resale restrictions that prohibit resale of our securities other than in compliance with the provisions of Regulation S.



          (k) On October 4, 2000, in connection with our acquisition of Altius, we assumed a warrant to Silicon Valley Bank to purchase a total of 2,091 shares of common stock at an exercise price per share of $1.91 per share. We believe the sales were exempt from registration by virtue of Section 4(2) of the Securities Act. The purchaser was an accredited investor within the meaning of Rule 501 of Regulation D.


     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access to information about the Company.

     In particular, the securities described in the Preferred Stock financings and warrant issuances are owned in their entirety by individuals or large institutional investors who (A) represented to us that they were "accredited investors" within the definition of Rule 501 of Regulation D, familiar with investing in private companies, (B) represented to us that they understood that the securities they were purchasing were restricted and the risk of possible loss associated with their investment, (C) represented to us that they were familiar with our history and business, (D) received our recent financial information and (E) were afforded the opportunity to ask questions of our management. Each of the investors had expressed previous interest to our officers and directors in making an investment in us when an opportunity was available, and such investors were contacted only on a one-on-one basis without any general solicitation or advertising of the investment opportunity. Accordingly, we believe that the each of the foregoing transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
  1.1**    Form of Underwriting Agreement
  2.1**    Form of Share Purchase Agreement by and among Simplex and
           Snaketech S.A. dated as of March 13, 2000
  2.2**    Agreement and Plan of Reorganization by and among Simplex,
           Altius Solutions and certain additional parties dated as of
           October 4, 2000
  3.1**    Amended and Restated Certificate of Incorporation of the
           Registrant
  3.2**    Form of Amended and Restated Certificate of Incorporation of
           the Registrant
  3.3**    Bylaws of the Registrant
  3.4**    Form of Amended and Restated Bylaws of the Registrant
  3.5**    Certificate of Amendment of the Certificate of Incorporation
           of the Registrant
  3.6**    Form of Certificate of Amendment of the Registrant
  4.1*     Form of Registrant's Common Stock Certificate
  5.1**    Form of Opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, regarding legality of the
           securities being issued
 10.1**    Form of Indemnification Agreement entered into by and
           between the Registrant and each of its directors and
           executive officers
 10.2**    Form of Management Continuity Agreement entered into by and between the Registrant and certain of its officers
 10.3**    1995 Stock Plan
 10.4**    2001 Incentive Stock Plan
 10.5**    2001 Employee Stock Purchase Plan
 10.6**    Series E Preferred Stock Agreement of the Registrant dated
           April 6, 1998
 10.7**    Fourth Amended and Restated Rights Agreement of the
           Registrant dated April 6, 1998
 10.8**    Registration Rights Agreement dated March 31, 2000 by and
           between the Registrant and Shareholders of Snaketech S.A.
 10.9**    Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Aki Fujimura dated February 12,
           1998
 10.10**   Form of Promissory Note of the Registrant
 10.11**   Lease agreement by and between the Registrant and 525
           Almanor LLC dated March 1997
 10.12**   Consent of Collett International Inc.
 10.13**   First Consent of Gartner Group
 10.14**   Second Consent of Gartner Group
 10.15**   Consent of Integrated Circuit Engineering Corporation
 10.16**   Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Aki Fujimura dated March 30, 1999
 10.17**   Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Steven Teig dated January 19, 1999
 10.18**   Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Luis Buhler dated March 30, 1999
10.19+**   Software License Agreement between the Registrant and
           Computational Applications and System Integration, Inc.
           dated July 15, 1998
10.20+**   Software License Agreement between the Registrant and
           Digital Semiconductor (a business unit of Digital Equipment
           Corporation which has been acquired by Compaq Computer
           Corporation) dated September 21, 1995
10.21+**   Cross License Agreement between the Registrant and Chris
           Terman dated July 24, 1995
 10.22**   Offer Letter between the Registrant and James Behrens dated
           February 28, 2000
 10.23**   Employment Agreement between the Registrant and Aurangzeb
           Khan dated September 8, 2000
 10.24**   Management Continuity exhibit between the Registrant and
           Luis Buhler dated January 20, 1999

EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
 10.25     Consent of Sony Computer Entertainment, Inc.
 23.1**    Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
 23.2      Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
 23.3      Consent of Befec-Price Waterhouse, Independent Accountants
 23.4      Consent of Deloitte & Touche LLP, Independent Auditors
 24.1      Power of Attorney (see page II-10)


---------------
 * To be filed by amendment.
** Previously filed.
 + Confidential Treatment requested.

     (b) FINANCIAL STATEMENT SCHEDULES

        Schedule II -- Valuation and Qualifying Accounts.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Simplex Solutions, Inc.

     In connection with our audits of the consolidated financial statements of Simplex Solutions, Inc. as of September 30, 1999 and 2000, and for each of the three years in the period ended September 30, 2000, which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

San Jose, California
October 23, 2000

                            SIMPLEX SOLUTIONS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT                                  BALANCE AT
                                                 BEGINNING      ADDITIONS                       END
                                                  OF YEAR      (DEDUCTIONS)    WRITE-OFFS     OF YEAR
                                                 ----------    ------------    ----------    ----------
Allowance for doubtful accounts:
  Year ended September 30, 1998................    $    0         $   10          $--         $    10
  Year ended September 30, 1999................        10            161           --             171
  Year ended September 30, 2000................       171             14           --             185
Valuation allowance for deferred tax assets:
  Year ended September 30, 1998................    $2,530         $2,844          $--         $ 5,374
  Year ended September 30, 1999................     5,374          4,514           --           9,888
  Year ended September 30, 2000................     9,888            426           --          10,314

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the tenth day of April, 2001.


                                          SIMPLEX SOLUTIONS, INC.

                                          By:   /s/ PENELOPE A. HERSCHER
                                            ------------------------------------
                                                   Penelope A. Herscher,
                                            Chief Executive Officer and Chairman
                                                of the Board of Directors


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THIS AMENDMENT NO. 6 TO REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
              /s/ PENELOPE A. HERSCHER                   Chief Executive Officer and     April 10, 2001
-----------------------------------------------------      Chairman of the Board of
                Penelope A. Herscher                         Directors (Principal
                                                              Executive Officer)

                          *                               President, Chief Operating     April 10, 2001
-----------------------------------------------------        Officer and Director
                    Aki Fujimura

                 /s/ LUIS P. BUHLER                        Chief Financial Officer       April 10, 2001
-----------------------------------------------------      (Principal Financial and
                   Luis P. Buhler                            Accounting Officer)

                          *                                        Director              April 10, 2001
-----------------------------------------------------
                 Joseph B. Costello

                          *                                        Director              April 10, 2001
-----------------------------------------------------
                Harvey C. Jones, Jr.

                          *                                        Director              April 10, 2001
-----------------------------------------------------
                F. Gibson Myers, Jr.

                          *                                        Director              April 10, 2001
-----------------------------------------------------
                  A. Richard Newton

                          *                                        Director              April 10, 2001
-----------------------------------------------------
                  Larry W. Sonsini

               *By: /s/ LUIS P. BUHLER
-----------------------------------------------------
                   Luis P. Buhler
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1**     Form of Underwriting Agreement
 2.1**     Form of Share Purchase Agreement by and among Simplex and
           SnakeTech S.A. dated as of March 13, 2000
 2.2**     Agreement and Plan of Reorganization by and among Simplex,
           Altius Solutions and certain additional parties dated as of
           October 4, 2000
 3.1**     Amended and Restated Certificate of Incorporation of the
           Registrant
 3.2**     Form of Amended and Restated Certificate of Incorporation of
           the Registrant
 3.3**     Bylaws of the Registrant
 3.4**     Form of Amended and Restated Bylaws of the Registrant
 3.5**     Certificate of Amendment of the Certificate of Incorporation
           of the Registrant
 3.6**     Form of Certificate of Amendment of the Registrant
 4.1*      Form of Registrant's Common Stock Certificate
 5.1**     Form of Opinion of Wilson Sonsini Goodrich & Rosati,
           Professional Corporation, regarding legality of the
           securities being issued
10.1**     Form of Indemnification Agreement entered into by and
           between the Registrant and each of its directors and
           executive officers
10.2**     Form of Management Continuity Agreement entered into by and between the Registrant and certain of its officers
10.3**     1995 Stock Plan
10.4**     2001 Incentive Stock Plan
10.5**     2001 Employee Stock Purchase Plan
10.6**     Series E Preferred Stock Agreement of the Registrant dated
           April 6, 1998
10.7**     Fourth Amended and Restated Rights Agreement of the
           Registrant dated April 6, 1998
10.8**     Registration Rights Agreement dated March 31, 2000 by and
           between the Registrant and Shareholders of SnakeTech S.A.
10.9**     Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Aki Fujimura dated February 12,
           1998
10.10**    Form of Promissory Note of the Registrant
10.11**    Lease agreement by and between the Registrant and 525
           Almanor LLC dated March 1997
10.12**    Consent of Collett International Inc.
10.13**    First Consent of Gartner Group
10.14**    Second Consent of Gartner Group
10.15**    Consent of Integrated Circuit Engineering Corporation
10.16**    Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Aki Fujimura dated March 30, 1999
10.17**    Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Steven Teig dated January 19, 1999
10.18**    Restricted Stock Purchase Agreement, Promissory Note and
           Stock Pledge Agreement of Luis Buhler dated March 30, 1999
10.19+**   Software License Agreement between the Registrant and
           Computational Applications and System Integration, Inc.
           dated July 15, 1998
10.20+**   Software License Agreement between the Registrant and
           Digital Semiconductor (a business unit of Digital Equipment
           Corporation which has been acquired by Compaq Computer
           Corporation) dated September 21, 1995
10.21+**   Cross License Agreement between the Registrant and Chris
           Terman dated July 24, 1995
10.22**    Offer Letter between the Registrant and James Behrens dated
           February 28, 2000
10.23**    Employment Agreement between the Registrant and Aurangzeb
           Kahn dated September 8, 2000

EXHIBIT                        EXHIBIT DESCRIPTION
-------                        -------------------
10.24**    Management Continuity exhibit between the Registrant and
           Luis Buhler dated January 20, 1999
10.25      Consent of Sony Computer Entertainment, Inc.
23.1**     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
23.2       Consent of PricewaterhouseCoopers LLP
23.3       Consent of Befec-Price Waterhouse, Independent Accountants
23.4       Consent of Deloitte & Touche LLP, Independent Auditors
24.1       Power of Attorney (see page II-10)


---------------
 * To be filed by amendment.

** Previously filed.

 + Confidential Treatment requested.